Exhibit 10.55

AGREEMENT

between

Bell Atlantic — New Jersey, Inc.

and

Sprint Communications Company L.P.

Effective Date: May 15, 1998

33.	Selection of Telephone Exchange Service Provider	43
34.	Service Standards	43
35.	Severability	44
36.	Subcontracting	44
37.	Survival of Obligations	45
38.	Taxes	45
39.	Third-Party Beneficiaries	48
40.	Warranties	49

PART II: BA OFFERED SERVICES AND RELATED MATTERS		50

41.	BA Offered Services	50
42.	Charges	50
43.	Changes in BA Offered Services	50
44.	Customer Contact	51
45.	BA Resale Services	52
46.	BA Unbundled Network Elements	56
47.	Support Functions	56
48.	Directory Listings	60
49.	Information	63
50.	Ordering Processes	64
51.	Testing	64

PART III: SPRINT OFFERED SERVICES AND RELATED MATTERS		66

52.	Sprint Offered Services	66
53.	Charges for Sprint Offered Services	66
54.	Changes in Sprint Offered Services	66
55.	Customer Contact	67
56.	Sprint Resale Services	68
57.	Support Functions	71

PART IV: ATTACHMENTS

Attachment 1	Price Schedule
Attachment 2	Network Elements
Attachment 3	Collocation
Attachment 4	Provisioning and Ordering
Attachment 5	Maintenance
Attachment 6	Billing
Attachment 7	Provision of Recorded Usage Data
Attachment 8	Number Portability
Attachment 9	Security Requirements
Attachment 10	Acronyms
Attachment 11	Definitions
Attachment 12	Performance Reports
Attachment 13	Bona Fide Request

Attachment 14	Technical References
Attachment 15	Network Interconnection
Attachment 16	Customer Premises Visit Status Card
Attachment 17	[Reserved]
Attachment 18	Poles, Ducts, Conduits and Rights of Way

AGREEMENT

PREFACE

          This Agreement, which shall become effective as of the 15th day of May, 1998 (“Effective Date”), is entered into by and between Sprint Communications Company L.P., a Delaware limited partnership, having an office at 8140 Ward Parkway, Kansas City, Missouri, 64114 (“Sprint”), and Bell Atlantic—New Jersey, Inc., a New Jersey corporation, having an office at 540 Broad Street, Newark, New Jersey, 07101 (“BA”).

RECITALS

                    WHEREAS, on February 8, 1996, the Communications Act of 1934, 47 U.S.C. § 151, et seq., (the “Act”) was amended by the Telecommunications Act of 1996; and

                    WHEREAS, the Act places certain duties and obligations upon, and grants certain rights to, Telecommunications Carriers; and

                    WHEREAS, the Parties are Telecommunications Carriers; and

                    WHEREAS, the Act places certain duties and obligations upon, and grants certain rights to, Incumbent Local Exchange Carriers; and

                    WHEREAS, BA, within the area served by it on the date of enactment of the Telecommunications Act of 1996, is an Incumbent Local Exchange Carrier; and

                    WHEREAS, BA is willing to provide Network Interconnection, unbundled Network Elements, Telecommunications Services for resale, and other BA Offered Services, to Sprint, on the terms and subject to the conditions of this Agreement; and

                    WHEREAS, Sprint is willing to provide Network Interconnection, Telecommunications Services for resale, and other Sprint Offered Services, to BA, on the terms and subject to the conditions of this Agreement; and

                    WHEREAS, the Parties have arrived at this Agreement pursuant to the Act;

                    NOW, THEREFORE, in consideration of the premises and the mutual covenants of this Agreement, and intending to be legally bound by this Agreement, the Parties hereby covenant and agree as follows:

PART I

GENERAL TERMS AND CONDITIONS

1.     Definitions and Acronyms

1.1 For purposes of the Principal Document, certain terms have been defined in Attachment 11 or elsewhere in the Principal Document. These terms will have the meanings stated in the Principal Document, which may differ from, or be in addition to, the normal definition of the defined word. A defined word intended to convey the meaning stated in the Principal Document is capitalized when used. Other terms that are capitalized, and not defined in the Principal Document, shall have the meaning stated in the Act.

1.2 Unless the context clearly indicates otherwise, any defined term which is defined or used in the singular shall include the plural, and any defined term which is defined or used in the plural shall include the singular.

1.3 The words “shall” and “will” are used interchangeably throughout the Principal Document and the use of either indicates a mandatory requirement. The use of one or the other shall not mean a different degree of right or obligation for either Party.

1.4 For convenience of reference only, Attachment 10 provides a list of acronyms used in the Principal Document.

2.     The Agreement

2.1 This Agreement sets forth the terms, conditions and pricing under which BA agrees to offer and provide BA Offered Services to Sprint, including, but not limited to: (a) Interconnection of BA’s network to the network of Sprint and reciprocal compensation for transport and termination of Telecommunications; (b) unbundled Network Elements; and, (c) BA Resale Services. This Agreement also sets forth the terms, conditions and pricing under which Sprint agrees to offer and provide Sprint Offered Services to BA, including, but not limited to: (a) Interconnection of Sprint’s network to the network of BA and reciprocal compensation for transport and termination of Telecommunications; and, (b) Sprint Resale Services. As such, this Agreement is an integrated package that reflects a balancing of interests critical to the Parties.

2.2 This Agreement includes:

          (a) Pages 1 through 63 of this document (including, the title page, Table of Contents, Preface, Recitals, Sections 1 through 57, and the signature page);

          (b) The Attachments listed in this document (“Attachments”);

          (c) As to Offered Services of a Party, the Tariffs of that Party applicable to such Offered Services (which Tariffs are incorporated into this Agreement by reference and made a part hereof); provided, that references to the “Agreement” in Section 31 of this Agreement shall not be deemed to include a Party’s Tariffs; and

          (d) A Party’s Order which has been accepted by the other Party (including, but not limited to, any Order which includes a commitment to purchase a stated number or minimum number of lines or other Offered Services, or a commitment to purchase lines or other Offered Services for a stated period or minimum period of time). The form of an Order shall be (i) as specified in this Agreement, or (ii) as agreed in a written document signed by the Parties (including, but not limited to, a written Order signed by the Parties).

2.3 Conflicts among terms in Pages 1 through 63 of this document, the Attachments, the Tariffs, and an Order, shall be resolved in accordance with the following order of precedence, where the document identified in subsection “(a)” shall have the highest precedence: (a) Pages 1 through 63 of this document; (b) the Attachments; (c) the Tariffs; and, (d) an Order. The fact that a term appears in the Principal Document but not in a Tariff, or in a Tariff but not in the Principal Document, shall not be interpreted as, or deemed grounds for finding, a conflict for the purposes of this Section 2.3.

2.4 This Agreement (including Pages 1 through 63 of this document, the Attachments, the Tariffs, and Orders placed by one Party and accepted by the other Party), constitutes the entire agreement among the Parties on the subject matter hereof, and supersedes any prior or contemporaneous agreement, understanding, or representation on the subject matter hereof. Except as otherwise provided in the Principal Document, the terms in the Principal Document may not be waived or modified except by a written document which is signed by the Parties. Except as otherwise provided in this Agreement, Sprint shall have the right to add, modify or withdraw a Sprint Tariff at any time without the consent of BA. Except as otherwise provided in this Agreement, BA shall have the right to add, modify or withdraw a BA Tariff at any time without the consent of Sprint.

2.5 A failure or delay of either Party to enforce any of the provisions of this Agreement, or any right or remedy available under this Agreement or at law or in equity, or to require performance of any of the provisions of this Agreement, or to exercise any option provided under this Agreement, shall in no way be construed to be a waiver of such provisions, rights, remedies or options.

3.     Offered Services

3.1 Sprint may, from time-to-time, during the term of this Agreement, order BA Offered Services from BA.

3.2 BA may, from time-to-time, during the term of this Agreement, order Sprint Offered Services from Sprint.

3.3 An Offered Service shall be ordered by a Purchasing Party in accordance with the procedures established in or pursuant to this Agreement, including, but not limited to, the procedures established in or pursuant to Attachment 4, “Provisioning and Ordering”.

3.4 Upon receipt and acceptance by a Providing Party of an Order for an Offered Service from the Purchasing Party, the Providing Party shall provide, and the Purchasing Party shall subscribe to, use and pay for, the Offered Service, in accordance with this Agreement.

4.     Prices

4.1 A Purchasing Party shall pay for Offered Services at the prices stated in this Agreement. Subject to and consistent with the provisions of Section 38, in addition to these prices, a Purchasing Party shall also pay, or collect and remit, any applicable governmentally imposed taxes, fees, duties and surcharges, or provide evidence of exemption from such governmentally imposed taxes, fees, duties and surcharges.

4.2 If, prior to establishment of any Offered Service, the Purchasing Party cancels or changes its Order for the Offered Service, the Purchasing Party shall reimburse the Providing Party for the costs associated with such cancellation or changes as required by this Agreement (including any applicable Tariffs of the Providing Party).

5.     Billing and Payment

5.1 Except as otherwise permitted or required by a Providing Party’s Tariffs, or as otherwise expressly agreed in writing by the Parties, a Providing Party shall render bills to the Purchasing Party monthly. Except as otherwise expressly agreed in writing by the Parties, the bills shall be in the standard form for bills that the Providing Party renders to Telecommunications Carriers similarly situated to the Purchasing Party.

5.2 A Purchasing Party shall pay the Providing Party’s bills in immediately available U.S. funds. Payments shall be transmitted by electronic funds transfer.

5.3 Payment of charges for Offered Services shall be due by the due date stated on the Providing Party’s bills. Except as otherwise agreed in writing by the Parties, the due date shall not be sooner than twenty (20) days after the date the bill is received by the Purchasing Party.

5.4 Charges which are not paid by the due date stated on the Providing Party’s bill shall be subject to a late payment charge. The late payment charge shall be in the amount provided in the Providing Party’s applicable Tariffs; provided, that in the absence of an applicable Tariff late payment charge, the late payment charge shall be in an amount specified by the Providing Party, which shall not exceed a rate of one and one-half percent (1.5%) of the over-due amount (including any unpaid, previously billed late payment charges) per month.

5.5 Although it is the intent of each Party as a Providing Party to submit timely and accurate bills, failure by a Providing Party to present bills to a Purchasing Party in a timely or accurate manner shall not constitute a breach or default of this Agreement, or a waiver of a right of payment of the incurred charges, by the Providing Party. Subject to the requirements of Attachment 7, if a bill for charges is submitted within one (1) year after the charges are incurred, or, for charges due under a “True-up” under Attachment 6, within the time allowed for submission of a bill for such “True-up” charges, the Purchasing Party shall not be entitled to dispute the charges based on the Providing Party’s failure to submit a bill for them in a timely fashion.

6.     Term and Termination

6.1 This Agreement shall become effective as of the Effective Date stated above and, except as otherwise provided in this Agreement, shall remain in effect through April 30, 2000. After April 30, 2000, this Agreement shall continue in force and effect unless and until terminated as provided in this Agreement. At any time after the expiration of the initial term on April 30, 2000, either Party may terminate this Agreement by providing written notice of termination to the other Party, such written notice to be provided at least ninety (90) days in advance of the date of termination.

6.2 Neither Party will provide Offered Services under this Agreement until the Agreement is approved by the Commission and other applicable governmental entities in accordance with Applicable Law.

6.3 Following the termination of this Agreement pursuant to Section 6.1, this Agreement, as amended from time to time, shall remain in effect as to any Termination Date Offered Service for the remainder of the Contract Period applicable to such Termination Date Offered Service at the time of the termination of this Agreement. If a Termination Date Offered Service is terminated prior to the expiration of the Contract Period applicable to such Termination Date Offered Service, the Purchasing Party shall pay any termination charge provided for in this Agreement. Following expiration of the applicable Contract Period for a Termination Date Offered Service, the Termination Date Offered Service, until terminated, shall be subject to any applicable new agreement executed by the Parties, or, to the extent such Termination Date Offered Service is not covered by a new agreement executed by the Parties, to either (a) the Providing Party’s statement of generally available terms under Section 252(f) of the Act, that has been approved and made generally effective by the Commission, or (b) the Providing Party’s Tariff terms and conditions generally available to Local Exchange Carriers, as elected by the Purchasing Party.

6.4 For Offered Services being provided under this Agreement at the time of termination of this Agreement, if application of the Providing Party’s statement of generally available terms under Section 252(f) of the Act or the Providing Party’s Tariff terms and conditions to the Offered Services requires the non-terminating Party to physically rearrange facilities or incur programming expense, the non-terminating Party shall be entitled to recover such rearrangement and/or programming expense from the terminating Party.

6.5 Each Party recognizes that the Offered Services being provided under this Agreement at the time of termination of this Agreement will need to be continued without interruption following termination of this Agreement, and that upon the termination of this Agreement, either Party may itself provide or retain another vendor to provide comparable services. Each Party agrees to cooperate in an orderly and efficient transition to the other Party or another vendor such that the level and quality of the services are not degraded, and to exercise reasonable efforts to effect an orderly and efficient transition.

6.6 Either Party may terminate any Offered Service provided under this Agreement upon thirty (30) days prior written notice to the other Party, unless a different notice period or different conditions are specified in this Agreement (including, but not limited to, in an applicable Tariff or Order for the Offered Service) for termination of such Offered Service, in which event such specified period and/or conditions shall apply. Upon termination of an Offered Service, the Purchasing Party shall pay any applicable termination charges specified in this Agreement.

7.	Assignment and Delegation

7.1 Neither Party may assign any of its rights under this Agreement (except a right to moneys due or to become due) or delegate any of its obligations under this Agreement, without the prior written consent of the other Party, which consent will not be unreasonably withheld. Any assignment or delegation in contravention of the foregoing shall be void and unenforceable.

7.2 Any assignment of a right to moneys shall be void and unenforceable to the extent (a) the assignor Party shall not have given the non-assigning Party at least thirty (30) days prior written notice of such assignment, or (b) such assignment attempts to impose upon the non-assigning Party obligations to the assignee additional to the payment of such moneys or to preclude the non-assigning Party from dealing solely and directly with the assignor Party in all matters pertaining to this Agreement, including, but not limited to, the negotiation of amendments or settlements of amounts due.

7.3 Notwithstanding Sections 7.1 and 7.2, BA may assign its rights and delegate its obligations under this Agreement without the consent of Sprint to any wholly owned subsidiary of the ultimate parent entity of BA, provided that the performance of any such assignee/delegee is guaranteed by BA.

7.4 Notwithstanding Sections 7.1 and 7.2, Sprint may assign its rights and delegate its obligations under this Agreement without the consent of BA to any wholly owned subsidiary of the ultimate parent entity of Sprint, provided that the performance of any such assignee/delegee is guaranteed by Sprint.

7.5 A change in ownership or control of the stock of a Party shall not constitute an assignment for the purposes of this Section 7.

8.	Audits and Inspections

8.1 Except as may be otherwise specifically provided in this Agreement, either Party (“Auditing Party”) may audit the other Party’s (“Audited Party”) books, records and documents for the purpose of evaluating the accuracy of the Audited Party’s bills. Such audits may be performed once in each Calendar Year; provided, that audits may be conducted more frequently (but no more frequently than once in each Calendar Quarter) if the immediately prior audit found previously uncorrected net inaccuracies in billing in favor of the Audited Party having an aggregate value of at least the greater of (a) $1,000,000 or (b) two percent (2%) of the amounts payable by the Auditing Party for Offered Services provided by the Audited Party during the period covered by the audit.

8.2 The Auditing Party may employ other persons or firms to conduct the audit. The audit shall take place at a time and place agreed on by the Parties; provided, that the Auditing Party may require that the audit commence no later than sixty (60) days after the Auditing Party has given notice of the audit to the Audited Party.

8.3 The Audited Party shall promptly correct any billing error that is revealed in an audit, including back-billing of any underpayments and making a refund, in the form of a billing credit, of any over-payments. Such back-billing and refund shall appear on the Audited Party’s bill no later than the bill for the third full billing cycle after the Parties have agreed upon the accuracy of the audit results.

8.4 Each Party shall cooperate fully in any such audit, providing reasonable access to any and all employees, books, records and documents, reasonably necessary to assess the accuracy of the Audited Party’s bills.

8.5 Audits shall be performed at the Auditing Party’s expense, provided that there shall be no charge for reasonable access to the Audited Party’s employees, books, records and documents, necessary to assess the accuracy of the Audited Party’s bills.

8.6 Books, records, documents, and other information, disclosed by the Audited Party to the Auditing Party or the Auditing Party’s employees, Agents or contractors, shall be deemed to be “Confidential Information” of the Audited Party under Section 11, “Confidential Information”, and subject to the provisions of Section 11 with regard to “Confidential Information”.

Notwithstanding the preceding sentence and Section 11, Audit Information may be used and disclosed by the Auditing Party to enforce the Auditing Party’s rights under Applicable Law and this Agreement.

8.7 Should the Parties conduct audits in connection with this Agreement other than the audits described in Sections 8.1, 13.2 and 20.6.1, the Parties may, by written agreement, elect to conduct such audits in accordance with Sections 8.2, 8.4, 8.5 and 8.6.

9.	Branding

9.1.1 In providing BA Offered Services to Sprint, BA shall have the right, but not the obligation, to continue to identify Existing BA Offered Services with Bell Atlantic trade names, trade marks and service marks, to the same extent that comparable contacts and interfaces between BA and its own retail end-user Customers Currently bear such trade names, trademarks, or service marks. Any such identification shall not be considered a license of such trade names, trademarks, or service marks, to Sprint, and Sprint may not use such trade names, trademarks, or service marks, in any manner other than as expressly described in this Agreement without the express prior written permission of BA.

9.1.2 The Parties acknowledge that they have not reached agreement with regard to BA’s rights: (a) to identify New BA Offered Services with Bell Atlantic trade names, trade marks and service marks; or, (b) to change the Current trade name, trade mark or service mark identification of Existing BA Offered Services. In the event of a dispute between the Parties with regard to such rights, either Party may request the Commission or another governmental entity of appropriate jurisdiction to resolve such dispute.

9.2 If, on the Effective Date, an Existing BA Offered Service does not disclose a trade name, trade mark or service mark as a part of the operation of the Existing BA Offered Service and BA, after the Effective Date, decides to modify the Existing BA Offered Service so that it does disclose a trade name, trade mark or service mark as a part of the operation of the Existing BA Offered Service (for instance, when the Existing BA Offered Service is used, the Customer receives the recorded announcement, “Thank you for using Bell Atlantic”), BA will notify Sprint of the proposed modification at least thirty (30) days prior to the date on which the modification is implemented. If a New BA Offered Service will disclose a trade name, trade mark or service mark as a part of the operation of the New BA Offered Service, BA, when providing notice of the New BA Offered Service pursuant to Section 43, will indicate that the New BA Offered Service will disclose a trade name, trade mark or service mark as a part of the operation of the New BA Offered Service.

9.3 As used in Sections 9.1 and 9.2: (a) “Existing BA Offered Services” means any BA Offered Services first offered for sale to any person on or before the Effective Date; (b) “New BA Offered Services” means any BA Offered Services first offered for sale to any person after the Effective Date; and, (c) “Current(ly)” means on the Effective Date.

9.4 When BA technicians (including BA contractor technicians) have contact with a Customer during a premise visit on behalf of Sprint, the BA technicians shall identify themselves as BA employees (or BA contractor employees) performing services on behalf of Sprint. When a BA technician leaves a status card during a premise visit on behalf of Sprint, the card will be a standard card used for all other local service providers’ Customers, will be in substantially the form set forth in Attachment 16, and will include the name and telephone number of each local service provider that elects to be listed on the card and agrees to compensate BA for that provider’s share of BA’s cost of printing and distributing the card. The BA technicians shall not leave any promotional or marketing literature for or otherwise market BA Telecommunications Services to the Sprint Customer during a premise visit on behalf of Sprint. Notwithstanding the foregoing, nothing in this Section 9.4 shall prevent a BA technician (or a BA contractor technician) from providing a Customer, if the Customer inquires about a BA service, a telephone number for BA’s customer service or sales department.

10.	Compliance with Applicable Law

10.1 Each Party shall comply at its own expense with all Applicable Law that relates to: (a) its obligations under or activities in connection with this Agreement; and, (b) its activities undertaken at, in connection with, or relating to, Work Locations.

10.2 Except as stated in Section 10.3, each Party (“Indemnifying Party”) shall indemnify, defend and save harmless the other Party (“Indemnified Party”), the Indemnified Party’s Affiliates, and the directors, officers and employees of the Indemnified Party and the Indemnified Party’s Affiliates, from and against any Claims, to the extent such Claims arise out of or result from the failure of the Indemnifying Party or the Indemnifying Party’s Affiliates, employees, Agents, or contractors, to comply with Applicable Law in connection with this Agreement.

10.3 Section 10.2 shall not apply to Claims by a Customer of an Indemnified Party, or other third party, arising out of or in connection with a failure to install, restore, provide or terminate an Indemnifying Party Offered Service, or from any mistake, omission, interruption, delay, error, defect, fault, failure, or deficiency, in an Indemnifying Party Offered Service.

11.	Confidential Information

11.1 For the purposes of this Section 11, “Confidential Information” means the following information disclosed by one Party (“Discloser”) to the other Party (“Recipient”) in connection with this Agreement:

(a) Books, records, documents and other information disclosed in an audit pursuant to Section 8 or Section 13.2;

(b) Information provided by BA to Sprint pursuant to Section 34.2;

(c) Forecasting information provided pursuant to Attachment 15, Section 8;

(d) Customer Information related to a Customer of the Discloser which is disclosed to the Recipient through the Recipient’s access to Operations Support Systems or Operations Support Systems functions of the Discloser (except to the extent that the Customer to whom the Customer Information is related, in the manner required by Applicable Law, has given the Recipient permission to use and/or disclose the Customer Information); and

(e) Any other information which is identified by the Discloser as Confidential Information in accordance with Section 11.2.

11.2 All information which is to be treated as Confidential Information under Section 11.1(e) shall:

(a) if in written, graphic, electromagnetic, or other tangible form, be marked as “Confidential Information” or “Proprietary Information”; and

(b) if oral, (i) be identified by the Discloser at the time of disclosure to be “Confidential Information” or “Proprietary Information”, and (ii) be set forth in a written summary which identifies the information as “Confidential Information” or “Proprietary Information” and is delivered by the Discloser to the Recipient within ten (10) days after the oral disclosure.

Each Party shall have the right to correct an inadvertent failure to identify information as Confidential Information pursuant to Section 11.1(e) by giving written notification within thirty (30) days after the information is disclosed. The Recipient shall, from that time forward, treat such information as Confidential Information.

Notwithstanding any other provision of this Agreement, a Party shall have the right to refuse to accept receipt of information which the other Party has identified as Confidential Information pursuant to Section 11.1(e).

11.3 In addition to any requirements imposed by Applicable Law, including, but not limited to, 47 U.S.C. § 222, for a period of five years from the receipt of Confidential Information from the Discloser, except as otherwise specified in this Agreement, the Recipient agrees:

          (a) to use the Confidential Information only for the purpose of performing under this Agreement;

          (b) using the same degree of care that it uses with similar confidential information of its own, to hold the Confidential Information in confidence and to restrict disclosure of the Confidential Information to the Recipient, the Recipient’s Affiliates, and the directors, officers, employees, Agents and contractors, of the Recipient and the Recipient’s Affiliates, having a need to know the Confidential Information for the purpose of performing under this Agreement.

11.4 If the Recipient wishes to disclose the Discloser’s Confidential Information to a third party Agent or contractor, the Agent or contractor must have executed a written agreement of non-disclosure and non-use comparable in scope to the terms of this Section 11.

11.5 The Recipient may make copies of Confidential Information only as reasonably necessary to perform its obligations under this Agreement. All such copies shall bear the same copyright and proprietary rights notices as are contained on the original.

11.6 The Recipient shall return or destroy all Confidential Information in tangible form, including any copies made by the Recipient, within thirty (30) days after a written request by the Discloser is delivered to the Recipient, except for Confidential Information that the Recipient reasonably requires to perform its obligations under this Agreement. If the Recipient loses or makes an unauthorized disclosure of the Discloser’s Confidential Information, it shall notify the Discloser immediately and use reasonable efforts to retrieve the lost or improperly disclosed information.

11.7 The requirements of this Section 11 shall not apply to Confidential Information:

          (a) which was in the possession of the Recipient free of restriction prior to its receipt from the Discloser;

          (b) after it becomes publicly known or available through no breach of this Agreement by the Recipient, the Recipient’s Affiliates, or the directors, officers, employees, Agents, or contractors, of the Recipient or the Recipient’s Affiliates;

          (c) after it is rightfully acquired by the Recipient free of restrictions on its disclosure;

          (d) after it is independently developed by the Recipient; or

          (e) to the extent the disclosure is required by Applicable Law, a court, or governmental agency; provided, the Discloser has been notified of the required disclosure promptly after the Recipient becomes aware of the required disclosure, the Recipient undertakes reasonable lawful measures to avoid disclosing the Confidential Information until the Discloser has had reasonable time to seek a protective order, and the Recipient complies with any protective order that covers the Confidential Information to be disclosed.

11.8 Each Party’s obligations to safeguard Confidential Information disclosed prior to expiration, cancellation or termination of this Agreement shall survive such expiration, cancellation or termination.

11.9 Confidential Information shall remain the property of the Discloser, and the Discloser shall retain all of the Discloser’s right, title and interest in any Confidential Information disclosed by the Discloser to the Recipient. Except as otherwise expressly provided elsewhere in this Agreement, no license is granted by this Agreement with respect to any Confidential Information (including, but not limited to, under any patent, trademark, or copyright), nor is any such license to be implied, solely by virtue of the disclosure of any Confidential Information.

11.10 Each Party agrees that the Discloser would be irreparably injured by a breach of this Section 11 by the Recipient, the Recipient’s Affiliates, or the directors, officers, employees, Agents or contractors of the Recipient or the Recipient’s Affiliates, and that the Discloser shall be entitled to seek equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions of this Section 11. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 11, but shall be in addition to any other remedies available under this Agreement or at law or in equity.

11.11 The provisions of this Section 11 shall be in addition to and not in derogation of any provisions of Applicable Law, including, but not limited to, 47 U.S.C. § 222, and are not intended to constitute a waiver by a Party of any right with regard to protection of the confidentiality of information of the Party or its Customers provided by Applicable Law. In the event of a conflict between a provision of this Section 11 and a provision of Applicable Law, the provision of Applicable Law shall prevail.

12.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original; but such counterparts shall together constitute one and the same instrument.

13.	Customer Information

13.1 Without in any way limiting Section 10.1, each Party shall comply with all Applicable Law with regard to Customer Information, including, but not limited to, 47 U.S.C. § 222. An

Accessing Party shall not access (including, but not limited to, through electronic interfaces and gateways provided pursuant to this Agreement), use or disclose Customer Information made available by the other Party pursuant to this Agreement unless the Accessing Party has obtained any Customer authorization required by Applicable Law for such access, use and/or disclosure. By accessing, using or disclosing Customer Information made available by the other Party pursuant to this Agreement, an Accessing Party represents and warrants that the Accessing Party has obtained any Customer authorization required by Applicable Law for such access, use or disclosure. In the event that a dispute or question arises as to the propriety of an Accessing Party’s access to, or use or disclosure of, Customer Information, the Accessing Party shall upon request by the other Party provide proof of any Customer authorization required by Applicable Law for access to, or use or disclosure of, Customer Information made available by the other Party pursuant to this Agreement (including, copies of any written authorization). Without limiting the foregoing provisions of this Section 13.1, where required by 47 U.S.C. § 222, or other provision of Applicable Law, a Party shall obtain a signed letter of authorization from the applicable end user in order to obtain Customer Information from the other Party.

13.2 Each Party (“Auditing Party”) shall have the right to audit the other Party (“Audited Party”), to ascertain whether the Audited Party is complying with the requirements of Applicable Law and this Agreement with regard to the Audited Party’s access to, and use and disclosure of, Customer Information which is made available by the Auditing Party to the Audited Party pursuant to this Agreement. Any audit conducted under this Section 13.2 shall be conducted in accordance with Section 8, “Audits and Inspections”. Except as stated in the next sentence, any information disclosed by the Audited Party to the Auditing Party, the Auditing Party’s Affiliates, or the directors, officers, employees, Agents or contractors of the Auditing Party or the Auditing Party’s Affiliates, in an audit conducted under this Section 13.2 (“Audit Information”) shall be considered to be “Confidential Information” of the Audited Party under Section 11, “Confidential Information”. Notwithstanding the preceding sentence and Sections 8.6 and 11, Audit Information may be used and disclosed by the Auditing Party for the purposes of performance of this Agreement, of ascertaining whether the Audited Party is complying with the requirements of Applicable Law and this Agreement with regard to the Audited Party’s access to, and use and disclosure of, Customer Information which is made available by the Auditing Party to the

Audited Party pursuant to this Agreement, and enforcing Applicable Law and this Agreement and the Auditing Party’s rights under Applicable Law and this Agreement.

13.3 To the extent permitted by Applicable Law, each Party (“Auditing Party”) shall have the right to monitor the access of the other Party (“Audited Party”) to Customer Information which is made available by the Auditing Party to the Audited Party pursuant to this Agreement, to ascertain whether the Audited Party is complying with the requirements of Applicable Law and this Agreement with regard to the Audited Party’s access to, and use and disclosure of, such Customer Information. To the extent permitted by Applicable Law, the foregoing right shall include, but not be limited to, the right to electronically monitor the Audited Party’s access to and use of Customer Information which is made available by the Auditing Party to the Audited Party pursuant to this Agreement through electronic interfaces or gateways, to ascertain whether the Audited Party is complying with the requirements of Applicable Law and this Agreement with regard to the Audited Party’s access to, and use and disclosure of, such Customer Information. An Auditing Party may use and disclose information obtained pursuant to this Section 13.3, but only for the purposes of performance of this Agreement, ascertaining whether the Audited Party is complying with the requirements of Applicable Law and this Agreement with regard to the Audited Party’s access to, and use and disclosure of, Customer Information which is made available by the Auditing Party to the Audited Party pursuant to this Agreement, and enforcing Applicable Law and this Agreement and the Auditing Party’s rights under Applicable Law and this Agreement.

14.	Default

14.1.1 If a Party (“Breaching Party”) materially breaches a material provision of this Agreement (other than an obligation to make payment of any amount billed under this Agreement), and such breach continues for more than thirty (30) days after written notice thereof from the other Party (“Injured Party”), then, except as provided in Section 14.1.2 or as otherwise required by Applicable Law, the Injured Party shall have the right, upon notice to the Breaching Party, to terminate or suspend this Agreement and/or the provision of Offered Services.

14.1.2 If a good faith dispute arises between the Parties as to whether the Breaching Party has materially breached a material provision of this Agreement (other than an obligation to make payment of any amount billed under this Agreement), the alleged breach shall not constitute cause for termination or suspension of this Agreement or the provision of Offered Services, if: (a) within thirty (30) days of the date that the Injured Party gives the Breaching Party written notice of such alleged breach, the Breaching Party gives the Injured Party written notice of the dispute stating the basis of the dispute and initiates the process for resolution of disputes identified in Section 14.3; (b) the Breaching Party complies with and completes the process for resolution of the dispute identified in Section 14.3 (including, if the dispute is not resolved by negotiation within thirty (30) days after the Breaching Party gives written notice of the dispute to the Injured Party or such longer negotiation period as may be agreed to by the Parties, instituting a proceeding to resolve the dispute before the Commission or another governmental entity of appropriate jurisdiction and obtaining resolution of the dispute by the Commission or other governmental entity); and, (c) within thirty (30) days after the completion of the process for resolution of the dispute identified in Section 14.3 (or such longer period as may be agreed to by the Parties or allowed by the Commission or other governmental entity), the Breaching Party cures any breach that has been agreed by the Parties and/or determined by the Commission or other applicable governmental entity to have occurred and takes any other action to resolve the dispute agreed upon by the Parties or directed by the Commission or other governmental entity. The existence of such a dispute shall not relieve the Breaching Party of its duty to otherwise comply with this Agreement and to perform all of its other obligations under this Agreement.

14.2.1 If a Purchasing Party fails to make a payment of any amount billed under this Agreement by the due date (as established in accordance with Section 5.3, above) and such failure continues for more than thirty (30) days after written notice thereof from the Providing Party, then, except as provided in Section 14.2.2 or as otherwise required by Applicable Law, the Providing Party shall have the right, upon notice to the Purchasing Party, to terminate or suspend this Agreement and/or the provision of Offered Services.

14.2.2 If a good faith dispute arises between the Parties concerning the obligation of the Purchasing Party to make payment of an amount billed under this Agreement, the failure to pay the amount in dispute shall not constitute cause for termination or suspension of this Agreement or the provision of Offered Services, if: (a) within thirty (30) days of the date that the Providing Party gives the Purchasing Party written notice of the failure to pay the amount in dispute, the Purchasing Party gives the Providing Party written notice of the dispute stating the basis of the dispute, initiates the process for resolution of Billing Disputes identified in Attachment 6, and, if the Purchasing Party has net assets (i.e., assets in excess of liabilities) having a value of less than One Billion U.S. Dollars (U.S. $1,000,000,000), furnishes to the Providing Party an irrevocable letter of credit guaranteeing payment of the disputed amount or other adequate assurance of payment of the disputed amount which is reasonably acceptable to the Providing Party; (b) the Purchasing Party completes the process for resolution of Billing Disputes identified in Attachment 6 (including, if the dispute is not resolved by negotiation within 150 days of the Bill Date or such longer negotiation period as may be agreed to by the Parties, instituting a proceeding to resolve the dispute before the Commission or another governmental entity of appropriate jurisdiction and obtaining resolution of the dispute by the Commission or other governmental entity); and, (c) within thirty (30) days after the completion of the process for resolution of Billing Disputes identified in Attachment 6 (or such longer period as may be agreed to by the Parties or allowed by the Commission or other governmental entity), the Purchasing Party pays all amounts that have been agreed by the Parties and/or determined by the Commission or other applicable governmental entity to be due to the Providing Party. The existence of such a dispute shall not relieve the Purchasing Party of its obligations to pay any undisputed amount which is due to the Providing Party and to otherwise comply with this Agreement.

14.3.1 Except where an applicable dispute resolution procedure is specified elsewhere in this Agreement (including, but not limited to, in Attachment 6), the dispute resolution procedure set forth in this Section 14.3 shall apply.

14.3.2 Either Party may by written notice to the other Party request the other Party to enter into negotiations to resolve any dispute related to this Agreement. The written notice shall contain sufficient detail about the nature of the dispute as to fairly apprise the other Party of the issue in dispute and the position of the Party raising it. The Parties shall negotiate in good faith to resolve the dispute within a reasonable period of time.

14.3.3 Notwithstanding Section 14.3.1 and Section 14.3.2, above, either Party may at any time seek to resolve a dispute related to this Agreement by instituting an appropriate proceeding with the Commission, a court or another governmental entity of appropriate jurisdiction. Nothing contained in this Section 14.3 shall deprive the Commission, a court or other governmental entity of jurisdiction to address issues properly raised before such Commission, court or governmental entity or preclude a Party from raising such issues in such forum or any other available forum.

14.3.4 The Parties agree that all negotiations pursuant to this Section 14.3 shall be confidential under Section 11 and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

15.	Facilities

15.1 A Providing Party or its suppliers shall retain all right, title and interest in, and ownership of, all facilities, equipment, software, wiring, and information, used to provide the Providing Party’s Offered Services. During the period in which Offered Services are provided, the Providing Party shall have access at all reasonable times to the Purchasing Party’s and the Purchasing Party’s Customers’ locations for the purpose of installing, maintaining, repairing, and inspecting all facilities, equipment, software, and wiring, used to provide the Offered Services. At the conclusion of the period in which Offered Services are provided, the Providing Party shall have access at the Purchasing Party’s and the Purchasing Party’s Customers’ locations at all reasonable times to remove all facilities, equipment, software, and wiring, used to provide the Offered Services. The Purchasing Party shall, at the Purchasing Party’s expense, obtain any rights and authorizations necessary for such access.

15.2 Except as otherwise stated in this Agreement or agreed to in writing by a Providing Party, a Providing Party shall not be responsible for the installation, maintenance, repair, inspection, or removal, of facilities, equipment, software, or wiring, furnished by the Purchasing Party or the Purchasing Party’s Customers for use with the Providing Party’s Offered Services.

16.	Force Majeure

16.1 Except as otherwise specifically provided in this Agreement (including by way of illustration circumstances where a Party is required to implement disaster recovery plans to avoid delays or failure in performance and the implementation of such plans was designed to avoid the delay or failure in performance), neither Party shall be liable for any delay or failure in performance of any part of this Agreement by it caused by Applicable Law, acts or failures to act of the United States of America or any state, district, territory, political subdivision, or other governmental entity, acts of God or a public enemy, strikes, labor slowdowns or other labor disputes, fires, explosions, floods, embargoes, earthquakes, volcanic actions, unusually severe weather conditions, wars, civil disturbances, inability to obtain equipment, parts or repairs thereof, or causes beyond the reasonable control of the Party claiming excusable delay or other failure to perform (“Force Majeure Condition”).

16.2 If any Force Majeure Condition occurs, the Party whose performance fails or is delayed because of such Force Majeure Condition shall give prompt notice to the other Party, and upon cessation of such Force Majeure Condition, shall give like notice and commence performance hereunder as promptly as reasonably practicable.

16.3 Notwithstanding Section 16.1, no delay or other failure by a Party to perform shall be excused pursuant to this Section 16 by the delay or failure of a Party’s subcontractors, materialmen, or suppliers, to provide products or services to the Party, unless such delay or failure is itself the product of a Force Majeure Condition, and such products or services cannot be obtained by the Party from other persons on commercially reasonable terms.

17.	Good Faith Performance

In the performance of their obligations under this Agreement, the Parties shall act in good faith and consistently with the intent of the Act. Where notice, approval or similar action by a Party is permitted or required by any provision of this Agreement, (including, without limitation, the obligation of the Parties to further negotiate the resolution of new or open issues under this Agreement) such action shall not be unreasonably delayed, withheld or conditioned.

18.	Governing Law

The validity of this Agreement, the construction and enforcement of its terms, and the interpretation of the rights and duties of the Parties, shall be governed by (a) the laws of the United States of America, and (b) the laws of the State of New Jersey, without regard to the conflicts of laws rules of the State of New Jersey. The Parties submit to personal jurisdiction in Newark, New Jersey, and waive any and all objections to a Newark, New Jersey venue.

19.	Headings of No Force or Effect

The headings of Articles and Sections of the Principal Document are for convenience of reference only, and shall in no way define, modify or restrict the meaning or interpretation of the terms or provisions of the Principal Document.

20.	Indemnity and Defense

20.1 Each Party (“Indemnifying Party”) shall indemnify, defend and save harmless the other Party (“Indemnified Party”), the Indemnified Party’s Affiliates, and the directors, officers and employees of the Indemnified Party and the Indemnified Party’s Affiliates, from and against any Claims that arise out of or result from bodily injury or death to any person or damage to or loss of the tangible property of any person, to the extent such bodily injury, death, damage or loss, results from the negligent or otherwise tortious acts or failures to act of the Indemnifying Party, the Indemnifying Party’s Affiliates, or the employees, Agents or contractors of the Indemnifying Party or the Indemnifying Party’s Affiliates, in connection with this Agreement.

20.2 Each Party (“Indemnifying Party”) shall indemnify, defend and save harmless the other Party (“Indemnified Party”), the Indemnified Party’s Affiliates, and the directors, officers and employees of the Indemnified Party and the Indemnified Party’s Affiliates, from and against any Claims, to the extent such Claims arise out of or result from any Environmental Hazard that the Indemnifying Party, the Indemnifying Party’s Affiliates, or the employees, Agents, or contractors, of the Indemnifying Party or the Indemnifying Party’s Affiliates, introduce to, or create at, a Work Location in the course of performance of this Agreement.

20.3 Each Party (“Indemnifying Party”) shall indemnify, defend and save harmless the other Party (“Indemnified Party”), the Indemnified Party’s Affiliates, and the directors, officers and employees of the Indemnified Party and the Indemnified Party’s Affiliates, from and against any Claims, to the extent such Claims arise out of or result from: (a) the failure of the Indemnifying Party to transmit to the Indemnified Party, (i) a request by a Customer of the Indemnifying Party to install, provide, change, or terminate, an Indemnified Party Offered Service, or (ii) telephone directory or E911/911 listing information for a Customer of the Indemnifying Party; (b) the transmission by the Indemnifying Party to the Indemnified Party of an Order which was not authorized by the applicable Customer or end user; (c) erroneous or inaccurate information in an Order transmitted by the Indemnifying Party to the Indemnified Party; (d) erroneous or inaccurate telephone directory or E911/911 listing information transmitted by the Indemnifying Party to the Indemnified Party; or, (e) the Indemnifying Party’s unauthorized access to, or unauthorized use or disclosure of, Customer Information made available by the Indemnified Party to the Indemnifying Party pursuant to this Agreement.

20.4 Sprint (“Indemnifying Party”) shall indemnify, defend and hold harmless BA, BA’s Affiliates, and the directors, officers and employees of BA and BA’s Affiliates, from and against any claim, demand, suit, action, judgment, liability, damage or loss (including reasonable costs, expenses and attorneys fees on account thereof), that arises out of or results from: (a) Sprint’s negligent use or occupancy of a BA Network Interface Device (“NID”); (b) wiring, facilities, equipment or other apparatus, negligently installed by Sprint in or on a BA NID, or negligently connected by Sprint to a BA NID; or, (c) the negligent acts or omissions of Sprint, Sprint’s Affiliates, or the employees, Agents or contractors, of Sprint or Sprint’s Affiliates, in connection with a BA NID. Where the NID is not used by BA or another Telecommunications Carrier (except Sprint) to provide service to the premise, Sprint shall have the burden, as between BA and Sprint, to rebut the presumption that the claim, demand, suit, action, judgment, liability, damage or loss, arises from wiring, facilities, equipment or other apparatus, negligently installed by Sprint in or on a BA NID, or negligently connected by Sprint to a BA NID. For the purposes of this Section 20.4, references to “negligence” or “negligently” shall be read to also encompass acts of gross negligence and/or intentional misconduct.

20.5.1 As used in this Section 20.5:

(a) “Indemnitee” means any person who is entitled to indemnification and/or defense from an Indemnifying Party under any of Sections 10, 20.1, 20.2, 20.3 or 20.4; and

(b) “Claim” means (i) any “Claim”, as defined in Attachment 11, and (ii) any claim, demand, suit, action,

judgment, liability, damage or loss, for which Sprint is obligated to indemnify and/or defend BA under Section 20.4.

20.5.2 Whenever an Indemnitee receives notice of a Claim for which it may demand indemnification and/or defense from the Indemnifying Party under any of Sections 10, 20.1, 20.2, 20.3, or 20.4, the Indemnitee shall promptly notify the Indemnifying Party and request the Indemnifying Party to defend the Claim. Failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that the Indemnifying Party might have, except to the extent that such failure prejudices the Indemnifying Party’s ability to defend the Claim.

20.5.3 The Indemnifying Party shall have the right to defend against the Claim, in which event the Indemnifying Party shall give written notice to the Indemnitee and the Indemnified Party of acceptance of the defense of the Claim and the identity of counsel selected by the Indemnifying Party. Except as set forth in this Section 20.5.3 and Section 20.5.4, such notice to the Indemnitee and the Indemnified Party shall give the Indemnifying Party full authority to defend, adjust, compromise, or settle, the Claim with respect to which such notice shall have been given, except to the extent that any compromise or settlement may require a contribution from or affect the rights of the Indemnitee or the Indemnified Party. The Indemnifying Party shall consult with the Indemnitee and the Indemnified Party prior to any compromise or settlement that would require a contribution from or affect the rights of the Indemnitee or the Indemnified Party, and the Indemnitee and the Indemnified Party shall have the right to refuse such compromise or settlement and, at the cost of the Indemnitee and the Indemnified Party, to take over such defense, provided that in such event the Indemnifying Party shall not be responsible for, nor shall it be obligated to indemnify the Indemnitee and the Indemnified Party against, the Claim for any amount in excess of such refused compromise or settlement.

20.5.4 With respect to any defense accepted by the Indemnifying Party, the Indemnitee and the Indemnified Party shall be entitled to participate with the Indemnifying Party in such defense if the Claim requests equitable relief or other relief that could affect the rights of the Indemnitee or the Indemnified Party. In so participating, the Indemnitee and the Indemnified Party shall be entitled to employ separate counsel for the defense at the Indemnitee’s and/or Indemnified Party’s expense. The Indemnitee and the Indemnified Party shall also be entitled to participate, at their own expense, in the defense of any Claim, as to any portion of the Claim as to which they are not entitled to indemnification and defense by the Indemnifying Party.

20.5.5 In the event the Indemnifying Party does not accept the defense of any Claim as provided above, the Indemnitee and the Indemnified Party shall have the right to employ counsel for such defense at the expense of the Indemnifying Party.

20.5.6 Each Party agrees to reasonably cooperate and to cause its employees and Agents to reasonably cooperate with the other Party in the defense of any Claim and the relevant records of each Party shall be available to the other Party with respect to any such defense.

20.6.1 Sections 20.6.2 through 20.6.4 shall apply if Sprint at any time during the term of this Agreement or within one (1) year after the termination of this Agreement has net assets (i.e., assets in excess of liabilities) of less than One-Hundred Million U.S. Dollars (U.S. $100,000,000) available to satisfy its indemnity and defense obligations under this Agreement. Upon request by BA, Sprint shall furnish to BA a financial statement showing whether Sprint has net assets of less than One-Hundred Million U.S. Dollars (U.S. $100,000,000) available to satisfy its indemnity and defense obligations under this Agreement. The financial statement shall show Sprint’s financial condition as of a date which is not more than four (4) months prior to the date of BA’s request and the accuracy of the financial statement shall be attested to by reputable independent accountants or auditors. The request for such a financial statement may be made by BA no more frequently than once in any six (6) month period; provided, that BA may make such a request more frequently if at any time BA has probable cause to believe that Sprint has net assets of less than One-Hundred Million U.S. Dollars (U.S. $100,000,000) available to satisfy Sprint’s indemnity and defense obligations under this Agreement. If Sprint fails to provide a requested financial statement to BA within thirty (30) days after the financial statement is requested by BA, BA shall have the right to conduct an audit to ascertain whether Sprint has net assets of less than One-Hundred Million U.S. Dollars (U.S. $100,000,000) available to satisfy its indemnity and defense obligations under this Agreement. Such audit shall be conducted in accordance with Sections 8.2, 8.4, 8.5 and 8.6, of this Agreement.

20.6.2 Sprint shall maintain, during the term of this Agreement and for a period of one (1) year after the termination of this

Agreement, all insurance and/or bonds necessary to satisfy its obligations under this Agreement, including, but not limited to, its obligations set forth in this Section 20. At a minimum and without limiting the foregoing covenant, Sprint shall maintain the following insurance:

          (a) Commercial General Liability Insurance, on an occurrence basis, including but not limited to, premises-operations, broad form property damage, products/completed operations, contractual liability, independent contractors, and personal injury, with limits of at least $2,000,000 combined single limit for each occurrence.

(b) Automobile Liability, Comprehensive Form, with limits of at least $500,000 combined single limit for each occurrence.

(c) Excess Liability, in the umbrella form, with limits of at least $10,000,000 combined single limit for each occurrence.

(d) Worker’s Compensation Insurance as required by Applicable Law and Employer’s Liability Insurance with limits of not less than $1,000,000 per occurrence.

20.6.3 Sprint shall name BA as an additional insured on the foregoing insurance.

20.6.4 Sprint shall furnish certificates or other adequate proof of the foregoing insurance. The certificates or other proof of the foregoing insurance shall be sent to: Bell Atlantic, Insurance Administration Group, 1320 N. Court House Road, 4th Floor, Arlington, Virginia, 22201. In addition, Sprint shall require its Agents, representatives, or contractors, if any, that may enter upon the premises of BA or BA’s Affiliates to maintain similar and appropriate insurance and, if requested, to furnish BA certificates or other adequate proof of such insurance. Certificates furnished by Sprint or Sprint’s Agents, representatives, or contractors, shall contain a clause stating: “Bell Atlantic - New Jersey, Inc. shall be notified in writing at least thirty (30) days prior to cancellation of, or any material change in, the insurance.”

21.	Intellectual Property

Except as expressly stated in this Agreement, nothing contained within this Agreement shall be construed as the grant of a license, either express or implied, with respect to any patent, copyright, trade name, trade mark, service mark, trade secret, or other proprietary interest or intellectual property, now or hereafter owned, controlled or licensable by either Party.

22.	Joint Work Product

The Principal Document is the joint work product of the representatives of the Parties. For convenience, the Principal Document has been drafted in final form by one of the Parties. Accordingly, in the event of ambiguities, no inferences shall be drawn against either Party solely on the basis of authorship of the Principal Document.

23.	Liability

23.1.1 THE LIABILITY, IF ANY, OF SPRINT, SPRINT’S AFFILIATES, AND THE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, AND CONTRACTORS, OF SPRINT AND SPRINT’S AFFILIATES, TO BA, BA’S CUSTOMERS AND/OR ANY OTHER PERSON, FOR ANY CLAIM, LOSS OR DAMAGES ARISING OUT OF OR IN CONNECTION WITH A FAILURE TO INSTALL, RESTORE, PROVIDE OR TERMINATE A SPRINT OFFERED SERVICE, OR FROM ANY MISTAKE, OMISSION, INTERRUPTION, DELAY, ERROR, DEFECT, FAULT, FAILURE, OR DEFICIENCY, IN A SPRINT OFFERED SERVICE, SHALL BE LIMITED AND/OR EXCLUDED AS SET FORTH IN SPRINT’S TARIFFS.

23.2.1 TO THE EXTENT THE SPRINT TARIFFS APPLICABLE TO A SPRINT OFFERED SERVICE DO NOT CONTAIN A LAWFUL, ENFORCEABLE PROVISION WHICH LIMITS OR EXCLUDES THE LIABILITY OF SPRINT, SPRINT’S AFFILIATES, OR THE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, OR CONTRACTORS, OF SPRINT OR SPRINT’S AFFILIATES, TO BA, BA’S CUSTOMERS AND/OR ANY OTHER PERSON, FOR ANY CLAIM, LOSS OR DAMAGES ARISING OUT OF OR IN CONNECTION WITH A FAILURE TO INSTALL, RESTORE, PROVIDE OR TERMINATE A SPRINT OFFERED SERVICE, OR FROM ANY MISTAKE, OMISSION, INTERRUPTION, DELAY, ERROR, DEFECT, FAULT, FAILURE, OR DEFICIENCY, IN A SPRINT OFFERED SERVICE, OR TO THE EXTENT A SPRINT OFFERED SERVICE IS NOT SUBJECT TO A SPRINT TARIFF, SECTION 23.2.2 SHALL APPLY.

23.2.2 THE LIABILITY, IF ANY, OF SPRINT, SPRINT’S AFFILIATES, AND THE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, AND CONTRACTORS, OF SPRINT AND SPRINT’S AFFILIATES, TO BA, BA’S CUSTOMERS AND/OR ANY OTHER PERSON, FOR ANY CLAIM, LOSS OR DAMAGES ARISING OUT OF OR IN CONNECTION WITH A FAILURE TO INSTALL, RESTORE, PROVIDE OR TERMINATE A SPRINT OFFERED SERVICE, OR FROM ANY MISTAKE, OMISSION, INTERRUPTION, DELAY, ERROR, DEFECT, FAULT, FAILURE, OR DEFICIENCY, IN A SPRINT OFFERED SERVICE, SHALL BE LIMITED TO A TOTAL AMOUNT NOT IN EXCESS OF: (A) TWICE THE PROPORTIONATE CHARGE FOR THE SPRINT OFFERED SERVICE AFFECTED, DURING THE PERIOD OF THE FAILURE TO INSTALL, RESTORE, PROVIDE OR TERMINATE THE SPRINT OFFERED SERVICE, OR THE MISTAKE, OMISSION, INTERRUPTION, DELAY, ERROR, DEFECT, FAULT, FAILURE, OR

DEFICIENCY, IN THE SPRINT OFFERED SERVICE; OR, (B) IF THERE IS NO CHARGE FOR THE SPRINT OFFERED SERVICE AFFECTED, FIVE HUNDRED DOLLARS ($500.00).

23.3.1 THE LIABILITY, IF ANY, OF BA, BA’S AFFILIATES, AND THE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, AND CONTRACTORS, OF BA AND BA’S AFFILIATES, TO SPRINT, SPRINT’S CUSTOMERS AND/OR ANY OTHER PERSON, FOR ANY CLAIM, LOSS OR DAMAGES ARISING OUT OF OR IN CONNECTION WITH A FAILURE TO INSTALL, RESTORE, PROVIDE OR TERMINATE A BA OFFERED SERVICE, OR FROM ANY MISTAKE, OMISSION, INTERRUPTION, DELAY, ERROR, DEFECT, FAULT, FAILURE, OR DEFICIENCY, IN A BA OFFERED SERVICE, SHALL BE LIMITED AND/OR EXCLUDED AS SET FORTH IN BA’S TARIFFS.

23.4.1 TO THE EXTENT THE BA TARIFFS APPLICABLE TO A BA OFFERED SERVICE DO NOT CONTAIN A LAWFUL, ENFORCEABLE PROVISION WHICH LIMITS OR EXCLUDES THE LIABILITY OF BA, BA’S AFFILIATES, OR THE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, OR CONTRACTORS, OF BA OR BA’S AFFILIATES, TO SPRINT, SPRINT’S CUSTOMERS AND/OR ANY OTHER PERSON, FOR ANY CLAIM, LOSS OR DAMAGES ARISING OUT OF OR IN CONNECTION WITH A FAILURE TO INSTALL, RESTORE, PROVIDE OR TERMINATE A BA OFFERED SERVICE, OR FROM ANY MISTAKE, OMISSION, INTERRUPTION, DELAY, ERROR, DEFECT, FAULT, FAILURE, OR DEFICIENCY, IN A BA OFFERED SERVICE, OR TO THE EXTENT A BA OFFERED SERVICE IS NOT SUBJECT TO A BA TARIFF, SECTION 23.4.2 SHALL APPLY.

23.4.2 THE LIABILITY, IF ANY, OF BA, BA’S AFFILIATES, AND THE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, AND CONTRACTORS, OF BA AND BA’S AFFILIATES, TO SPRINT, SPRINT’S CUSTOMERS AND/OR ANY OTHER PERSON, FOR ANY CLAIM, LOSS OR DAMAGES ARISING OUT OF OR IN CONNECTION WITH A FAILURE TO INSTALL, RESTORE, PROVIDE OR TERMINATE A BA OFFERED SERVICE, OR FROM ANY MISTAKE, OMISSION, INTERRUPTION, DELAY, ERROR, DEFECT, FAULT, FAILURE, OR DEFICIENCY, IN A BA OFFERED SERVICE, SHALL BE LIMITED TO A TOTAL AMOUNT NOT IN EXCESS OF: (A) TWICE THE PROPORTIONATE CHARGE FOR THE BA OFFERED SERVICE AFFECTED, DURING THE PERIOD OF THE FAILURE TO INSTALL, RESTORE, PROVIDE OR TERMINATE THE BA OFFERED SERVICE, OR THE MISTAKE, OMISSION, INTERRUPTION, DELAY, ERROR, DEFECT, FAULT, FAILURE, OR DEFICIENCY, IN THE BA OFFERED SERVICE; OR, (B) IF THERE IS NO CHARGE FOR THE BA OFFERED SERVICE AFFECTED, FIVE HUNDRED DOLLARS ($500.00).

23.5 EXCEPT AS OTHERWISE STATED IN SECTION 23.7, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY, THE OTHER PARTY’S CUSTOMERS, OR ANY THIRD PARTY, FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, RELIANCE, OR SPECIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO,

DAMAGES FOR HARM TO BUSINESS, LOST REVENUES, LOST SAVINGS, OR LOST PROFITS).

23.6 THE LIMITATIONS UPON AND EXCLUSIONS FROM LIABILITY STATED IN SECTIONS 23.1 THROUGH 23.5, ABOVE, SHALL APPLY REGARDLESS OF THE FORM OF CLAIM OR ACTION, WHETHER IN CONTRACT, WARRANTY, STRICT LIABILITY, OR TORT (INCLUDING, BUT NOT LIMITED TO, THE NEGLIGENCE OF THE PERSON CLAIMING LIMITATION OR EXCLUSION OF LIABILITY), AND REGARDLESS OF WHETHER THE PARTIES KNEW OF THE POSSIBILITY THAT SUCH DAMAGES COULD RESULT.

23.7 NOTHING CONTAINED IN SECTIONS 23.1 THROUGH 23.6 SHALL EXCLUDE OR LIMIT LIABILITY:

          (a) FOR DAMAGES ARISING OUT OF OR RESULTING FROM WILLFUL OR INTENTIONAL MISCONDUCT;

          (b) FOR DAMAGES ARISING OUT OF OR RESULTING FROM BODILY INJURY OR DEATH TO PERSONS, DAMAGE TO OR LOSS OF TANGIBLE REAL OR TANGIBLE PERSONAL PROPERTY, OR ENVIRONMENTAL HAZARDS;

          (c) FOR A CLAIM FOR INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADE NAME, TRADE MARK, SERVICE MARK, OR OTHER INTELLECTUAL PROPERTY INTEREST;

          (d) UNDER ANY OF SECTIONS 10, 20, 33, 38, 48.10 OR 48.11; OR

          (e) UNDER ANY PROVISION OF THIS AGREEMENT (INCLUDING A TARIFF) THAT REQUIRES A PARTY TO INDEMNIFY, DEFEND AND/OR HOLD HARMLESS THE OTHER PARTY OR ANOTHER PERSON.

23.8 Except as may be specifically set forth in this Agreement: (a) each Party’s obligations under this Agreement shall extend only to the other Party; (b) a Party shall have no liability under this Agreement to Customers of the other Party or to any other third party; and, (c) nothing in this Agreement shall be deemed to create a third party beneficiary relationship between a Party and the other Party’s Customers or any other third party.

24.	Nonexclusive Remedies

Except as otherwise expressly provided in this Agreement, each of the remedies provided under this Agreement is cumulative and is in addition to any other remedies that may be available under this Agreement or at law or in equity.

25.	Notices

Any notices or other communications required or permitted to be given or delivered under this Agreement shall be in hard-copy writing (unless otherwise specifically provided herein) and shall be sufficiently given if delivered personally or by prepaid overnight express service to the following (unless otherwise specifically required by this Agreement to be delivered to another representative or point of contact):

If to Sprint:

Director of Local Market Development
Sprint Communications Company L.P.
8140 Ward Parkway
Kansas City, Missouri, 64114

with a copy to:

Director of State Regulatory—East
Sprint Communications Company L.P.
1850 M Street, N.W., Suite 1110
Washington, DC 20036

If to BA:

Bell Atlantic Network Services, Inc.
Attention: Director, Interconnection Initiatives
1320 North Courthouse Road, 2nd Floor
Arlington, Virginia 22201

with a copy to:

General Attorney, Carrier Services
Bell Atlantic Network Services, Inc.
1320 North Courthouse Road, 8th Floor
Arlington, Virginia 22201

Either Party may unilaterally change its designated representative and/or address for the receipt of notices by giving seven (7) days prior written notice to the other Party in compliance with this Section 25.

Any notice or other communication shall be deemed given when received.

26.	Option to Obtain Offered Services Under Other Agreements

26.1 If, at any time while this Agreement is in effect, either Party (“Third-Person Contracting Party”) enters into an agreement with a third-person operating within the State of New Jersey to provide any Network Interconnection, unbundled Network Element, or Telecommunications Service (including, but not limited to, any Network Interconnection, unbundled Network Element, or Telecommunications Service of the Third-Person Contracting Party that is an Offered Service under this Agreement), to the third-person, which agreement is subject to approval by the Commission pursuant to 47 U.S.C. § 252, the Third-Person Contracting Party shall make such agreement publicly available within ten (10) days after the date it is approved by the Commission under 47 U.S.C. § 252. BA shall give Sprint notice of Commission approval under 47 U.S.C. § 252 of any such agreement as to which BA is the Third-Person Contracting Party. Such notice by BA to Sprint shall be given quarterly, shall identify for each agreement the parties to the agreement and the date the agreement was approved by the Commission under 47 U.S.C. § 252, and may be provided in writing or electronically, including, but not limited to, by allowing Sprint to access a data base or Internet site containing the applicable information.

26.2 To the extent required by Applicable Law, the Third-Person Contracting Party, upon written request by the other Party, shall make available to the other Party any Network Interconnection, unbundled Network Element, or Telecommunications Service (including, but not limited to, any Network Interconnection, unbundled Network Element or Telecommunications Service of the Third-Person Contracting Party that is an Offered Service under this Agreement), offered by the Third-Person Contracting Party under the agreement with the third-person upon the same terms and conditions (including prices) provided in the agreement with the third-person, but only on a prospective basis. This Agreement shall thereafter be amended to prospectively incorporate the terms and conditions (including prices) from the third-person agreement applicable to the Network Interconnection, unbundled Network Element or Telecommunications Service, that the requesting Party has elected to purchase pursuant to the terms and conditions of the third-person agreement.

26.3 To the extent the exercise of the foregoing option requires a rearrangement of facilities by the Providing Party, the requesting Party shall be liable for the non-recurring charges associated therewith, as well as for any termination charges associated with the termination of existing facilities or Offered Services.

27.	Other Services

27.1 This Agreement applies only to “Offered Services”, as defined in this Agreement. To the extent that Offered Services subscribed to under this Agreement by a Purchasing Party are interconnected to or used with other services, facilities, equipment, software, or wiring, provided by the Providing Party or by other persons, such other services, facilities, equipment, software, or wiring, shall not be construed to be provided under this Agreement. Any Providing Party services, facilities, equipment, software, or wiring, to be used by the Purchasing Party which are not subscribed to by the Purchasing Party under this Agreement must be subscribed to by the Purchasing Party separately, pursuant to other written agreements (including, but not limited to, applicable Providing Party Tariffs).

27.2.1 Without in any way limiting Section 27.1 and without attempting to list all BA products and services that are not subject to this Agreement, the Parties agree that this Agreement does not apply to the following BA services and products: Bell Atlantic Answer Call, Bell Atlantic Answer Call Plus, Bell Atlantic Home Voice Mail, Bell Atlantic Home Voice Mail Plus, Bell Atlantic Basic Mailbox, Bell Atlantic Voice Mail, Bell Atlantic OptiMail Service, and other BA voice mail, fax mail, voice messaging, and fax messaging, services; Bell Atlantic Optional Wire Maintenance Plan; Bell Atlantic Guardian Enhanced Maintenance Service; Bell Atlantic Sentry I Enhanced Maintenance Service; Bell Atlantic Sentry II Enhanced Maintenance Service; Bell Atlantic Sentry III Enhanced Maintenance Service; customer premises equipment; Bell Atlantic Call 54 service; Bell Atlantic Telephone Directory bold listings; and, Bell Atlantic Telephone Directory advertisements.

27.2.2 If Sprint at any time believes that any of the BA services or products listed in Section 27.2.1 is a Telecommunications Service, Sprint may request that the Parties amend Section 27.2.1 to delete the reference to the service or product which Sprint believes is a Telecommunications Service. If BA disagrees with Sprint’s belief, Sprint may request the Commission or another governmental entity of appropriate jurisdiction to determine whether the service or product is a Telecommunications Service. If the service or product is determined by the Commission or other governmental entity of appropriate jurisdiction to be a Telecommunications Service, the

Parties shall amend Section 27.2.1 to delete the reference to the service or product which the Commission or other governmental entity of appropriate jurisdiction has determined to be a Telecommunications Service.

27.3 Without in any way limiting Section 27.1 or Section 27.2, the Parties also agree that this Agreement does not apply to the installation, maintenance, repair, inspection, or use of any facilities, equipment, software, or wiring, located on the Purchasing Party Customer premises side of the Network Rate Demarcation Point applicable to the Purchasing Party and does not grant to the Purchasing Party a right to installation, maintenance, repair, inspection, or use, of any such facilities, equipment, software, or wiring. Installation, maintenance, repair, inspection, or use of facilities, equipment, software, or wiring, located on the Purchasing Party Customer premises side of the Network Rate Demarcation Point applicable to the Purchasing Party must be contracted for by the Purchasing Party separately, pursuant to other written agreements, at rates stated in such other written agreements.

28.	Provision and Use of Offered Services

28.1 A Party may fulfill its obligations under this Agreement itself or may cause an Affiliate of the Party to take the action necessary to fulfill the Party’s obligations; provided, that a Party’s use of an Affiliate to perform this Agreement shall not release the Party from any liability or duty to fulfill its obligations under this Agreement.

28.2 Except as otherwise expressly stated in this Agreement, including, but not limited to, in Section 15.1, each Party, at its own expense, shall be responsible for obtaining from governmental authorities, property owners, other Telecommunications Carriers, and any other persons or entities, all rights and privileges (including, but not limited to, rights of way, space and power), which are necessary for the Party to provide its Offered Services pursuant to this Agreement.

28.3 Except as otherwise provided in this Agreement, this Agreement does not prevent a Purchasing Party from using the Offered Services provided by a Providing Party pursuant to this Agreement in connection with other technically compatible Offered Services provided by the Providing Party pursuant to this Agreement or with any services provided by the Purchasing Party or a third party.

29.	Publicity

Neither Party shall use the name of the other Party in connection with this Agreement in a written press release or written press statement except as permitted by Applicable Law.

30.	Referenced Documents

Whenever any provision of this Agreement refers to a Technical Document, it will be deemed to be a reference to the version or edition of such Technical Document that is cited in this Agreement (or if no version or edition of such Technical Document is specifically cited in this Agreement, the version or edition of such Technical Document that is in effect on the Effective Date) and any subsequent version or edition (including, any amendments, supplements, addenda, or successors) of such Technical Document that the Parties agree in writing to adhere to, and, unless this Agreement provides otherwise, will include the version or edition of each document incorporated by reference in such a Technical Document that is cited in such a Technical Document (or if no version or edition of such document is specifically cited in the Technical Document, the version or edition of such document that was in effect on the date of issuance of the Technical Document) and any subsequent version or edition (including, any amendments, supplements, addenda, or successors) of such document that the Parties agree in writing to adhere to.

31.	Regulatory Matters

31.1 BA shall be responsible for obtaining and keeping in effect all Federal Communications Commission, Commission, franchise authority and other governmental approvals, that may be required in connection with the performance of its obligations under this Agreement.

31.2 Without in any way limiting Section 31.1, within thirty (30) days after the execution of this Agreement, the Agreement shall be submitted by the Parties to the Commission for approval by the Commission. Following such submission, the Agreement shall be submitted by BA to any other applicable governmental entity by which it must be approved for approval by that governmental entity.

31.3 Sprint shall be responsible for obtaining and keeping in effect all Federal Communications Commission, Commission, franchise authority and other governmental approvals, that may be required in connection with the performance of its obligations under this Agreement.

31.4 Sprint shall reasonably cooperate with BA in obtaining and maintaining any required governmental approvals for which BA is responsible, and BA shall reasonably cooperate with Sprint in obtaining and maintaining any required governmental approvals for which Sprint is responsible.

31.5 In the event that any legally binding legislative, regulatory, judicial or other legal action materially affects any material terms of this Agreement, or the ability of Sprint or BA to perform any material terms of this Agreement, Sprint or BA may, on thirty (30) days written notice (delivered not later than thirty (30) days following the date on which such action has become legally binding) require that such terms be renegotiated, and the Parties shall renegotiate in good faith such mutually acceptable new terms as may be required.

31.6 Except as otherwise provided in this Agreement, when this Agreement is filed with the Commission for approval, the Parties will request that the Commission (a) approve the Agreement and (b) refrain from taking any action to change, suspend or otherwise delay implementation of the Agreement.

32.	Relationship of the Parties

32.1 Each Party is an independent contractor, and has and hereby retains the right to exercise full control of and supervision over its own performance of its obligations under this Agreement.

32.2 Each Party retains full control over the employment, direction, compensation and discharge, of all of its employees, Agents and contractors, assisting in the performance of its obligations under this Agreement. Each Party will be solely responsible for all matters relating to payment of its employees, Agents and contractors, and payment of Social Security and other taxes in association with such employees, Agents and contractors, and withholding and remittance of taxes from such employees, Agents and contractors.

32.3 Nothing contained within this Agreement shall:

          (a) make either Party the Agent, servant or employee, of the other Party;

          (b) grant either Party the authority to enter into a contract on behalf of, or otherwise legally bind, the other Party in any way;

          (c) create a partnership, joint venture, or other similar relationship between the Parties; or

          (d) grant to either Party a franchise, distributorship, or similar interest.

32.4 The relationship of the Parties under this Agreement is a non-exclusive relationship. Each Party shall have the right:

          (a) to provide services to be provided by it under this Agreement to persons other than the other Party; and

          (b) to purchase services which can be purchased by it under this Agreement from persons other than the other Party.

33.	Selection of A Telephone Exchange Service Provider

33.1 The Parties agree to apply the principles and procedures set forth in Section 64.1100 of the FCC Rules, 47 CFR § 64.1100, to the process for end-user selection of a Telephone Exchange Service provider; provided, that if the FCC or the Commission adopts rules governing the process for end-user selection of a Telephone Exchange Service provider, the Parties shall apply such rules rather than the principles and procedures set forth in § 64.1100.

33.2 If a Party (“Requesting Party”) who requests the other Party to change an end user’s Telecommunications Service (including, but not limited to, an end user’s selection of a Telephone Exchange Service provider) (a) in the event of a dispute over the end user’s choice of a Telephone Exchange Service provider, fails to provide the documentary evidence of the end user’s Telephone Exchange Service provider selection required by Applicable Law (or, in the absence of Applicable Law, by Section 64.1100) upon request, (b) has requested the change in the end user’s Telecommunications Service without having obtained authorization for such change from the end user pursuant to the principles and procedures set forth in Section 64.1100 or other applicable FCC or Commission rules, or (c) has mistakenly changed the end-user’s Telecommunications Service, the Requesting Party shall indemnify, defend and hold harmless the other Party for any resulting Claims. In addition, the Requesting Party shall be liable to the other Party for all charges that would be applicable to the end user for the initial change in the end user’s Telecommunications Service and any charges for restoring the end user’s Telecommunications Service to its end user authorized condition, including to the appropriate Telephone Exchange Service provider.

33.3 Except as otherwise required by Applicable Law, a Providing Party shall not require the Purchasing Party to produce a letter of authorization, disconnect order, or other writing, from the Purchasing Party’s Customer as a pre-condition to processing an Order from the Purchasing Party.

34.	Service Standards

34.1 Each Party shall in providing an Offered Service to the other Party meet all of the quality and performance standards required by Applicable Law and this Agreement.

34.2 BA shall provide to Sprint the performance measurement reports listed in Attachment 12. Such reports shall be deemed to be Confidential Information of BA under Section 11, “Confidential Information”. Notwithstanding the preceding sentence and Section 11, the reports may be used and disclosed by Sprint for the purposes of enforcing Applicable Law and Sprint’s rights under Applicable Law and this Agreement (including, but not limited to, pursuant to Attachment 12, Section 1.3). In making any such disclosure, Sprint shall make reasonable efforts to preserve the confidentiality of the reports while they are in the possession of any person to whom they are disclosed, including, but not limited to, by requesting a governmental entity to whom the reports are disclosed to treat them as confidential.

34.3 In the event that any BA Resale Service or Sprint Resale Service is not installed or provided in accordance with the due dates specified in this Agreement, the Providing Party shall grant the Purchasing Party a credit equal to the credit that would be available for the Providing Party’s own end-user retail Customers, adjusted for any applicable wholesale discount.

35.	Severability

35.1 If any term, condition or provision of this Agreement is held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not invalidate the entire Agreement (unless such construction would be unreasonable), and the Agreement shall be construed as if it did not contain the invalid or unenforceable provision or provisions, and the rights and obligations of each Party construed and enforced accordingly.

35.2 In the event any invalid or unenforceable provision or provisions are essential elements of this Agreement and the invalidity of such provisions or provisions substantially impairs the rights or obligations of either Party, the provisions of Section 31.5 shall apply.

36.	Subcontracting

If any obligation under this Agreement is performed through a subcontractor, the subcontracting Party shall remain fully responsible for the performance of this Agreement in accordance with its terms, including any obligations it performs through the subcontractor. The subcontracting Party shall be solely responsible for payments due its subcontractors. Except as may be specifically set forth in this Agreement, no subcontractor shall be deemed a third party beneficiary for any purposes under this Agreement.

37.	Survival of Obligations

Any liabilities or obligations of a Party for acts or omissions occurring prior to the expiration, cancellation or termination of this Agreement, any obligation of a Party under any provision for indemnification or defense (including, but not limited to, any of Sections 10 and 20), under Section 11, “Confidential Information”, under Section 33.2, or under any provision for limitation of liability, and any obligation of a Party under any other provisions of this Agreement which, by their terms, are contemplated to survive (or to be performed after) expiration, cancellation or termination of this Agreement, shall survive expiration, cancellation or termination of this Agreement.

38.	Taxes

38.1 With respect to any purchase of Offered Services under this Agreement, if any Federal, state or local government tax, fee, duty, surcharge, or other tax-like charge (a “Tax”) is required or permitted by Applicable Law to be collected from a Purchasing Party by the Providing Party, then (a) to the extent required by Applicable Law, the Providing Party shall bill the Purchasing Party for such Tax as a separately stated item, (b) the Purchasing Party shall timely remit such Tax to the Providing Party (including both Taxes billed by the Providing Party and Taxes the Purchasing Party is required by Applicable Law to remit without billing by the Providing Party), and (c) the Providing Party shall remit such collected Tax to the applicable taxing authority.

38.2 With respect to any purchase of Offered Services under this Agreement, if any Tax is imposed by Applicable Law on the receipts of the Providing Party, which Applicable Law permits the Providing Party to exclude certain receipts received from sales of Offered Services for resale by the Purchasing Party, such exclusion being based solely on the fact that the Purchasing Party is also subject to a tax based upon receipts (“Receipts Tax”), then the Purchasing Party, upon request in writing by the Providing Party, shall provide notice in writing in accordance with Section 38.7 of whether the Purchasing Party will pay the Receipts Tax. Such notice shall remain in effect until it is revoked in writing by the Purchasing Party in accordance with Section 38.7.

38.3 With respect to any purchase of Offered Services under this Agreement, that are resold by the Purchasing Party to a Customer of the Purchasing Party, if any Tax is imposed by Applicable Law on the Customer of the Purchasing Party in connection with its purchase of the resold Offered Services which the Purchasing Party is required to impose and/or collect from the Customer, then the Purchasing Party (a) shall impose and/or collect such Tax from the Customer, and (b) shall timely remit such Tax to the applicable taxing authority.

38.4.1 If the Providing Party, in accordance with Applicable Law, properly bills the Purchasing Party for any Tax but the Purchasing Party fails to remit the Tax to the Providing Party as required by Section 38.1, then, as between the Providing Party and the Purchasing Party, the Purchasing Party shall be liable for such uncollected Tax and any interest and/or penalty assessed on the uncollected Tax by the applicable taxing authority.

38.4.2 If the Providing Party does not collect a Tax because the Purchasing Party has provided the Providing Party with an exemption certificate which is later found to be inadequate by the applicable taxing authority, then, as between the Providing Party and the Purchasing Party, the Purchasing Party shall be liable for such uncollected Tax and any interest and/or penalty assessed on the uncollected Tax by the applicable taxing authority.

38.4.3 Except as provided in Section 38.4.4, if the Purchasing Party fails to pay the Receipts Tax which it has given notice of its intent to pay pursuant to Section 38.2, then, as between the Providing Party and the Purchasing Party, (a) the Providing Party shall be liable for any Tax imposed on the Providing Party’s receipts, (b) the Purchasing Party shall be liable for any interest and/or penalty imposed on the Providing Party with respect to the Tax on the Providing Party’s receipts, and (c) the Purchasing Party shall be liable for any Tax imposed on the Purchasing Party’s receipts and any interest and/or penalty assessed by the applicable taxing authority on the Purchasing Party with respect to the Tax on the Purchasing Party’s receipts.

38.4.4 If any discount or portion of a discount in price provided to the Purchasing Party under this Agreement (including, but not limited to, the discount provided for in Attachment 1) represents Tax savings to the Providing Party which it was anticipated the Providing Party would receive, because it was anticipated that receipts from sales of Providing Party Offered Services, that would otherwise be subject to a Tax on such receipts, could be excluded from such Tax under Applicable Law, because the Providing Party Offered Services would be sold to the Purchasing Party for resale, and the Providing Party is, in fact, required by Applicable Law to pay such Tax on receipts from sales of Providing Party Offered Services to the Purchasing Party, then, as between the Providing Party and the Purchasing Party, (a) the Purchasing Party shall be liable for any such Tax, and (b) the Purchasing Party shall be liable for any interest and/or penalty assessed by the applicable taxing authority on either the Purchasing Party or the Providing Party with respect to the Tax on the Providing Party’s receipts.

38.4.5 If the Purchasing Party fails to impose and/or collect any Tax from Purchasing Party Customers as required by Section 38.3, then, as between the Providing Party and the Purchasing Party, the Purchasing Party shall remain liable for such uncollected Tax and any interest and/or penalty assessed on such uncollected Tax by the applicable taxing authority.

38.4.6 With respect to any Tax that the Purchasing Party has agreed to pay, is responsible for because the Purchasing Party received a discount in price on Providing Party Offered Services attributable to anticipated Tax savings by the Providing Party, or is required to impose on and/or collect from Purchasing Party Customers, the Purchasing Party agrees to indemnify and hold the Providing Party harmless on an after-tax basis for any costs incurred by the Providing Party as a result of actions taken by the applicable taxing authority to recover the Tax from the Providing Party due to failure of the Purchasing Party to timely remit the Tax to the Providing Party, or timely pay, or collect and timely remit, the Tax to the taxing authority.

38.5 If either Party is audited by a taxing authority, the other Party agrees to reasonably cooperate with the Party being audited in order to respond to any audit inquiries in a proper and timely manner so that the audit and/or any resulting controversy may be resolved expeditiously.

38.6.1 If Applicable Law exempts a purchase of Offered Services under this Agreement from a Tax, and if such Applicable Law also provides an exemption procedure, such as an exemption certificate requirement, then, if the Purchasing Party complies with such procedure, the Providing Party shall not collect such Tax during the effective period of the exemption. Such exemption shall be effective upon receipt of the exemption certificate or affidavit in accordance with Section 38.7.

38.6.2 If Applicable Law exempts a purchase of Offered Services under this Agreement from a Tax, but does not also provide an exemption procedure, then the Providing Party shall not collect such Tax if the Purchasing Party (a) furnishes the Providing Party with a letter signed by an officer of the Purchasing Party claiming an exemption and citing the provision in the Applicable Law which allows such exemption, and (b) supplies the Providing Party with an indemnification agreement, reasonably acceptable to the Providing Party, which holds the Providing Party harmless on an after-tax basis with respect to forbearing to collect such Tax.

38.7 All notices, affidavits, exemption certificates or other communications required or permitted to be given by either Party to the other under this Section 38, shall be made in writing and shall be delivered personally or sent by prepaid overnight express service, and sent to the addresses stated in Section 25 and to the following:

To BA:	Tax Administration
Bell Atlantic Network Services, Inc.
1717 Arch Street, 30th Floor
Philadelphia, PA 19103

To Sprint:	Director, State & Local Taxes
Sprint Communications Company L.P.
903 E. 104th Street
Kansas City, Missouri 64131

Either Party may from time-to-time designate another address or addressee by giving notice in accordance with the terms of this Section 38.7.

Any notice or other communication shall be deemed to be given when received.

39.	Third-Party Beneficiaries

Except as may be specifically set forth in this Agreement, this Agreement does not provide and shall not be construed to provide any third parties (including, but not limited to, Customers or subcontractors of a Party) with any right, remedy, claim, reimbursement, cause of action, or other privilege.

40.	Warranties

EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES WITH RESPECT TO ITS OFFERED SERVICES, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, IN FACT OR IN LAW. THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE A PARTY’S EXCLUSIVE WARRANTIES WITH RESPECT TO ITS OFFERED SERVICES AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, IN FACT OR IN LAW. EACH PARTY DISCLAIMS ANY AND ALL OTHER WARRANTIES WITH RESPECT TO ITS OFFERED SERVICES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WARRANTIES AGAINST INFRINGEMENT, AND WARRANTIES ARISING BY TRADE CUSTOM, TRADE USAGE, COURSE OF DEALING, OR OTHERWISE.

PART II

BA OFFERED SERVICES AND RELATED MATTERS

41.	BA Offered Services

41.1 Upon request by Sprint, and pursuant to the provisions of this Agreement, BA will provide to Sprint BA Offered Services.

41.2 All BA Offered Services offered by BA to Sprint are subject to the terms and conditions (including prices) of this Agreement, even though the BA Offered Services may not be specifically listed or described in the Principal Document.

42.	Charges

42.1 Sprint shall be responsible for and shall pay all charges for any BA Offered Service provided to Sprint (including, but not limited to, any BA Offered Service provided to Sprint for resale to Sprint’s Customers), if the BA Offered Service is ordered, activated or used by Sprint, Sprint’s Customer or another person.

42.2 With respect to Audiotex services (including Dial-It services) provided by BA or BA Customers, Sprint agrees to either bill and collect the charges for calls to such services by Sprint’s local service Customers, or to block access to such calls. If Sprint elects to bill and collect charges for calls to Audiotex services (including Dial-It services) provided by BA or BA Customers, the Parties agree to negotiate a mutually acceptable agreement for the performance of such billing and collection.

42.3 The Parties agree to negotiate a mutually acceptable reciprocal billing and collection agreement for their respective alternately billed local and intraLATA toll charges (i.e., collect, calling card and billed to third number). Under this agreement, BA will bill Sprint charges to BA local service Customers and Sprint will bill BA charges to Sprint local service Customers. BA and Sprint will compensate each other for billing these charges to their respective Customers at the same rate per billable charge record.

43.	Changes in BA Offered Services

43.1 Subject to the requirements of this Agreement, BA may, at any time, add, modify or discontinue, a BA Offered Service.

43.2 BA will give Sprint notice of:

          (a) Any material changes in the terms and conditions (including prices) under which BA offers a BA Offered Service;

          (b) The addition of a BA Offered Service;

          (c) The material modification of the operation of a BA Offered Service; and

          (d) The discontinuance of a BA Offered Service.

43.3 Except as otherwise required by this Agreement or Applicable Law:

          (a) The notice to be provided under Section 43.2(a) and (b) shall be given no later than three (3) business days after the earlier of: (i) the first date on which BA gives public notice of the change or addition to BA’s own end user retail Customers; or (ii) (A) if a publicly available Tariff filing with the Commission or the Federal Communications Commission is made by BA, the date on which such filing is made, or (B) if a publicly available Tariff filing with the Commission or the Federal Communications Commission is not made by BA, the date on which the change or the addition becomes effective; and

          (b) The notice to be provided under Section 43.2(c) and (d) shall be provided at least sixty (60) days prior to the time the material modification or the discontinuance becomes effective.

43.4 The notice to be provided under Section 43.2 may be provided in writing or electronically, including, but not limited to, by allowing Sprint to access a data base or Internet site containing the applicable information.

44.	Customer Contact

44.1.1 Except as otherwise provided in this Agreement, Sprint shall be the single and sole point of contact for all Sprint Customers with regard to services and products (including, but not limited to, resold BA Offered Services) provided, or to be provided, by Sprint to Sprint’s Customers.

44.1.2 Without in any way limiting Section 44.1.1, Sprint shall be the single and sole point of contact for Sprint’s Customers: (a) to request information about or provision of services

(including, but not limited to, resold BA Offered Services) which they wish to purchase from Sprint; (b) to change, terminate, or request information about, assistance in using, or repair or maintenance of, services (including, but not limited to, resold BA Offered Services) which they have purchased from Sprint; (c) to make inquiries concerning Sprint’s bills, and charges for Sprint’s services (including, but not limited to, resold BA Offered Services); and, (d) if the Sprint Customers receive dial tone line service from Sprint, to report and request assistance with regard to annoyance calls.

44.1.3 Sprint shall establish telephone numbers at which Sprint’s Customers may communicate with Sprint and shall make reasonable efforts to advise Sprint’s Customers who may wish to communicate with Sprint of these telephone numbers.

44.2 BA shall provide to BA’s employees who are reasonably likely to communicate, either by telephone or face-to-face, with Sprint’s Customers during the service provisioning or maintenance processes, such training as shall be reasonably necessary for those employees to conform to the requirements of this Agreement with regard to their contact with Sprint Customers.

45.	BA Resale Services

45.1 Availability and Use

45.1.1 BA shall provide BA Resale Services to Sprint where, and to the same extent, that BA provides BA Resale Services to BA’s own end user retail Customers.

45.1.2 BA Resale Services may be purchased by Sprint under this Agreement only for the purpose of resale by Sprint as a Telecommunications Carrier. BA Resale Services to be purchased by Sprint for other purposes (including, but not limited to, Sprint’s own use) must be purchased by Sprint pursuant to separate written agreements, including, but not limited to, applicable BA Tariffs. Sprint may purchase BA Resale Services under this Agreement for resale to Sprint’s Affiliates if Sprint resells such BA Resale Services to Sprint’s Affiliates as a Telecommunications Carrier pursuant to terms and conditions that comply with all applicable Commission rules, including non-discrimination rules.

45.1.3 To the extent required by Applicable Law, BA Resale Services shall include contract and other customer-specific offerings.

45.2 Restrictions on Resale

45.2.1 Except as otherwise provided in the Principal Document or authorized by the Commission or the FCC, BA Resale Services shall not be subject to any category-to-category restrictions.

45.2.2 Sprint shall not sell residential BA Resale Services to Customers who are ineligible to subscribe to such BA Resale Services from BA.

45.2.3 Sprint shall not sell Lifeline or any other means-tested BA Resale Service offerings to Customers who are not eligible to subscribe to such service offerings from BA.

45.2.4 Sprint shall not sell grandfathered BA Resale Services to Customers who are ineligible to subscribe to such BA Resale Services from BA.

45.2.5 The Parties agree to negotiate the applicability of any category-to-category restriction on the resale of BA Resale Services proposed by BA in the future.

45.3 Service Parity

45.3.1 BA shall provide BA Resale Services, such that, for all call types, a Sprint Customer served by resold BA Resale Services is not required to dial any greater number of digits than a similarly-situated BA Customer to make calls to the same destination.

45.3.2 BA shall provide BA Resale Services, such that: (a) a Sprint Customer served by the resold BA Resale Services can complete calls to the same locations as a similarly-situated BA Customer; (b) a Sprint Customer served by the resold BA Resale Services may subscribe to the same extended calling area(s), if any, available to a similarly-situated BA Customer; (c) 1+ intraLATA toll services and Primary Interexchange Carrier (“PIC”) 1+ and dial-around (e.g., Carrier Identification Code) services are available to a Sprint Customer served by the resold BA Resale Services on the same basis as they are offered to a similarly-situated BA Customer; and, (d) the post-dial delay (time elapsed between the last digit dialed and first network response), call completion rate, transmission quality, dial tone, ring, and capability for dial/pulse or touch-tone recognition, are provided at Parity.

45.3.3 The Parties agree that a BA Customer, or a Sprint Customer served by a resold BA Resale Service dial tone line, may retain its local telephone number when changing its Telephone Exchange Service provider from one Party to the other Party, if the Customer remains at the same location, retains the same type and class of Telephone Exchange Service, and continues to be served by a BA Resale Service dial tone line.

45.3.4 The Parties agree that a BA Customer, or a Sprint Customer served by a resold BA Resale Service dial tone line, may retain its Telephone Exchange Service without unreasonable interruption of such service when changing its Telephone Exchange Service provider from one Party to the other Party, if the Customer remains at the same location, retains the same type and class of Telephone Exchange Service, and continues to be served by a BA Resale Service dial tone line.

45.3.5 To the extent technically feasible, a BA Resale Service provided by BA to Sprint shall be provided at Parity.

45.4 Billing For BA Resale Services

45.4.1 BA shall bill Sprint for BA Resale Services provided to Sprint in accordance with the terms and conditions of this Agreement, including, but not limited to, the terms and conditions in Attachment 6.

45.4.2 BA shall recognize Sprint as the customer of record for all BA Resale Services provided to Sprint and send all notices, bills and other pertinent information directly to Sprint.

45.5 Specific BA Resale Services

45.5.1 The BA Resale Services that Sprint may purchase for resale, include, but are not limited to, the BA Resale Services listed in this Section 45.5.

45.5.2 Centrex

45.5.2.1 Sprint may purchase for resale any Centrex Telecommunications Service that BA provides at retail to BA subscribers who are not Telecommunications Carriers.

45.5.2.2 Sprint shall pay applicable charges, as set forth in this Agreement, to suppress the need for Sprint Customers served by resold Centrex Telecommunications Service to dial “9” when placing calls outside the Centrex System.

45.5.3 CLASS, Custom Calling, IQ, and AIN Based Services

Sprint may purchase for resale any BA CLASS, Custom Calling, IQ, or Advanced Intelligent Network (“AIN”) based, Telecommunications Service that BA provides at retail to BA subscribers who are not Telecommunications Carriers.

45.5.4 Call Blocking Services

Upon request by Sprint, BA will provide for use on BA Resale Service dial tone lines which are resold by Sprint such call blocking services (including, but not limited, to 700, 900 and Audiotex call blocking services) as BA provides to BA’s own end user retail Customers, where and to the extent BA provides such call blocking services to BA’s own end user retail Customers.

45.5.5 Voluntary Federal Customer Financial Assistance Programs

Except to the extent prohibited by Applicable Law, Sprint may purchase for resale to eligible Sprint Customers any Telecommunications Service that BA provides at retail to BA subscribers who are not Telecommunications Carriers and who are eligible for government established programs for low-income Customers, such as the Voluntary Federal Customer Financial Assistance Program, and Link-Up America.

45.5.6 Telecommunications Relay Service

Where and to the extent BA provides Telecommunications Relay Service to BA’s own end user retail Customers, BA shall make such Telecommunications Relay Service available to Sprint for use by Sprint Customers served by resold BA Resale Service dial tone lines.

45.5.7 Coin Services

Sprint may purchase for resale any payphone related Telecommunications Service (including, but not limited to, station controlled line service [coin customer-owned, coin-operated telephone {“COCOT”} line service], and network controlled coin and coinless line service), that BA provides at retail to BA subscribers who are not Telecommunications Carriers.

46.	BA Unbundled Network Elements

46.1 Upon request by Sprint, and pursuant to the provisions of this Agreement, BA will provide to Sprint Network Elements as set forth in Attachment 2.

46.2 Notwithstanding any other provision of this Agreement, BA shall be obligated to provide a Combination of Network Elements only to the extent such Combination is technically feasible and required by Applicable Law.

46.3 The Parties agree that a BA Customer, or a Sprint Customer served by a BA local switching Network Element, may retain its local telephone number when changing its Telephone Exchange Service provider from one Party to the other Party, if the Customer remains at the same location, and continues to be served by a BA Resale Service dial tone line or a BA local switching Network Element using the same BA network facilities.

46.4 The Parties agree that a BA Customer, or a Sprint Customer served by a BA local switching Network Element, may retain its Telephone Exchange Service without unreasonable interruption of such service when changing its Telephone Exchange Service provider from one Party to the other Party, if the Customer remains at the same location, and continues to be served by a BA Resale Service dial tone line or a BA local switching Network Element using the same BA network facilities.

47.	Support Functions

47.1 E911/911 Services

47.1.1 Where and to the extent BA provides E911/911 call routing to the appropriate Public Safety Answering Point (“PSAP”) to BA’s own end user retail Customers, BA shall provide to Sprint, for resold BA Resale Service dial tone lines, E911/911 call routing to the appropriate PSAP. BA shall provide Sprint Customer information for resold BA Resale Service dial tone lines to the PSAP as that information is provided to BA by Sprint where and to the same extent that BA provides BA Customer information to the PSAP. BA shall update and maintain, on the same schedule that BA uses for BA’s own end user retail Customers, for Sprint Customers served by resold BA Resale Service dial tone lines, the Sprint Customer information in BA’s

E911 databases. To the extent technically feasible, the services provided by BA to Sprint under this Section 47.1.1 shall be provided at Parity.

47.1.2 Where Sprint provides service to Sprint’s Customers by a means other than through BA Resale Service dial tone lines (for instance, through unbundled Network Elements provided by BA), at such time as BA makes available to Sprint an electronic interface for entering E911 Customer information into the appropriate E911 databases, Sprint shall be responsible for entering E911 Customer information into the appropriate E911 databases. The electronic interface will be available no earlier than May 15, 1998. Prior to availability of the electronic interface, existing processes will be used and Sprint will provide E911 Customer information for Sprint Customers to BA for entry by BA into the appropriate BA E911 databases.

47.1.3 To the extent that it is necessary (whether as a requirement of Applicable Law or otherwise) for Sprint to enter into any agreements or other arrangements with governmental entities (or governmental entity contractors) related to E911/911 in order for Sprint to provide Telecommunications Services, Sprint shall at Sprint’s expense enter into such agreements and arrangements. Where this Section 47.1 or other portions of this Agreement refer to or describe E911/911 functions, services, or facilities as BA functions, services, or facilities, the Parties agree that, in New Jersey, some such functions, services, and facilities are provided, owned, or controlled not by BA but by the State of New Jersey, and that Sprint will look to the State of New Jersey, and not BA, and make arrangements with the State of New Jersey, and not BA, for the provision of such functions, services, and facilities. BA will cooperate with Sprint in identifying all such functions, services, and facilities that are provided, owned, or controlled by the State of New Jersey and in identifying the contact points and procedures BA believes will facilitate Sprint’s promptly securing such arrangements with the State of New Jersey as may be necessary for the effective provision of E911/911 service to Customers of Sprint.

47.2 Routing to Repair, Directory Assistance and Operator Services

47.2.1.1 Each Party will provide its Customers with a toll-free or ordinary telephone number to call for repair services and will not use 611 for this or any other purpose. Calls to 611 will be answered by an announcement only (there will be no human intercept or call transfer capability) as follows:

          (a) Callers will be informed that 611 is no longer a valid number and will be instructed to contact their local service provider.

          (b) No local service provider, including BA, will be named in the announcement.

47.2.1.2 The Parties agree that the provisions of this Section 47.2.1 shall not prejudice any arguments either of them may make concerning the appropriate use of N11 codes.

47.2.2 Upon request by Sprint, BA will implement the capability of rerouting to Sprint’s platforms directory assistance traffic from Sprint Customers served by resold BA Resale Service dial tone lines (including 411 and 555-1212) and operator services traffic from Sprint Customers served by resold BA Resale Service dial tone lines (including O+ and 0- intraLATA calls). Implementation will be completed, as to a particular switch as to which rerouting is requested by Sprint, within ninety (90) days after the request by Sprint. BA will use its best efforts to accommodate Sprint’s requests as to the sequence of implementing this capability in particular switches on a nondiscriminatory basis.

47.3 Emergency Public Agency Telephone Numbers

BA and Sprint shall provide to each other, pursuant to terms, conditions and prices to be negotiated by BA and Sprint following execution of this Agreement, the emergency public agency (e.g., police, fire, ambulance) telephone numbers linked to each NPA-NXX, including all changes, alterations, modifications, and updates, to such information.

47.4 LSV/VCI

BA and Sprint agree to interconnect their Local Operator Service systems to provide, in accordance with Attachment 15, Line Status Verification and Verification with Call Interruption (“LSV/VCI”) services.

47.5 Line Information Database

BA shall maintain Customer information (including restricted collect and third-number billing notation) for Sprint Customers who subscribe to resold BA Resale Service dial tone lines, in BA’s Line Information Database (“LIDB”) where and to the same extent that BA maintains information in BA’s LIDB on BA’s own end-user retail Customers. BA shall update and maintain, on the same schedule that it uses for BA’s own end-user retail Customers, the Sprint Customer information in BA’s LIDB. To the extent technically feasible, the services provided by BA to Sprint under this Section 47.5 shall be provided at Parity.

47.6 Telephone Line Number Calling Card Numbers

If an end-user terminates BA Resale Service dial tone line service provided to the end-user by BA and, in place thereof, subscribes to Sprint for resold BA Resale Service dial tone line service, BA will remove from BA’s LIDB any BA-assigned telephone line calling card number (including area code) (“TLN”) and Personal Identification Number (“PIN”) associated with the terminated BA Resale Service dial tone line service. The BA-assigned TLN and PIN will be removed from BA’s LIDB within twenty-four (24) hours after BA terminates the BA Resale Service dial tone line service with which the numbers were associated. Sprint may issue a new telephone calling card to such Customer, utilizing the same TLN, and the same or a different PIN. Upon request by Sprint, BA will enter such TLN and PIN in BA’s LIDB for calling card validation purposes.

47.7 Law Enforcement and Service Annoyance

BA and Sprint will develop mutually-agreed procedures to handle requests from law enforcement agencies for service termination, assistance with electronic surveillance, and provision of Customer information, pursuant to Applicable Law, and procedures to handle Customer complaints about harassing or annoying calls. Such procedures will include, but not be limited to, a process for the Parties to interface with each other regarding law enforcement and service annoyance issues on a 24 hour per day, seven days per week basis.

47.8 Intercept Services

Sprint may order any Intercept Telecommunications Services that BA provides at retail to BA subscribers who are not Telecommunications Carriers. Such services will be made available for use by Sprint’s Customers where and to the same extent as such services are made available to BA’s own end user retail Customers. To the extent technically feasible, the services provided by BA to Sprint under this Section 47.8 shall be provided at Parity.

48.	Directory Listings

48.1 As used in this Section 48, references to a Sprint Customer’s “Listing” shall mean such Sprint Customer’s name, address and telephone number. Upon request by Sprint, BA will provide the Listing services described in this Section 48.

48.2 BA will include a primary Listing for a Sprint Customer in BA’s White Pages telephone directory (residence and business Listings) and BA’s Yellow Pages telephone directory (business Listings), that covers the service address of the Sprint Customer. Listings for Sprint Customers will be interfiled with the listings of other persons in BA’s telephone directories in accordance with the standard alphabetical or other order for listings in such telephone directories. Where there are two telephone numbers for the same resold BA dial tone line due to the implementation of Interim Local Number Portability, only the ported number will be included in the Listing.

48.3 BA will provide BA White Pages additional Listings for a Sprint Customer.

48.4 BA will include in BA’s directory assistance database and in any BA electronic directories in which BA’s own end user retail Customers are ordinarily included a Listing for Sprint Customers.

Such service will be provided where and to the same extent that BA provides this service to BA’s own end user retail Customers. To the extent technically feasible, the service provided by BA to Sprint under this Section 48.4 shall be provided at Parity.

48.5 Where a Customer for a BA Resale Service dial tone line resold by Sprint elects not to have a Listing in a telephone directory, electronic directory and/or BA’s directory assistance database, Sprint shall purchase the applicable service to effect this (e.g., BA private number, non-published listing, or non-listed number, service).

48.6 BA shall deliver BA White Pages and BA Yellow Pages telephone directories to Sprint Customers. Timing of such delivery and the determination of which primary telephone directories shall be delivered (by Customer address, NPA/NXX, or other criteria), and the number of telephone directories to be provided per Sprint Customer, shall be provided under the same terms and conditions that BA delivers primary telephone directories to BA’s own similarly situated Customers. These deliveries will be made for no additional charge. Sprint may request additional telephone directories from BA’s Directory Fulfillment Centers for Sprint’s Customers, which Centers will provide such additional telephone directories for the same charges applicable to comparable requests by BA’s own Customers.

48.7 BA shall provide the following White and Yellow Pages Directory Listing criteria to Sprint not later than ten (10) days after the Effective Date of this Agreement, and shall provide all changes to such Directory Listing criteria at the same time such changes are provided to BA’s own directory listings Customer contact personnel:

          (a) Classified heading information;

          (b) Rules for White Pages and Yellow Pages listings, other than information which is publicly available in BA’s Tariffs (e.g., eligibility for free White and Yellow Pages listings, space restrictions, unlisted and unpublished listings, abbreviated listings, foreign listings, and heading requirements);

          (c) Publication schedules for White Pages and Yellow Pages Directories;

          (d) Identification of the coverage areas of Telephone Directories by NPA/NXX;

          (e) Telephone directory delivery schedules;

          (f) Restrictions, if any, on number of Telephone Directories provided at no charge to a Customer; and

          (g) Processes and terms and conditions for obtaining foreign Telephone Directories from BA.

48.8 Sprint shall provide to BA daily listing information on all new Sprint Customers in the format required by BA or a mutually agreed upon industry standard format. The information shall include the Sprint Customer’s name, telephone number, address, the delivery address and number of directories to be delivered, and, in the case of a business listing, the primary business heading under which the Sprint Customer desires to be placed, and any other information necessary for the publication and delivery of directories. Sprint shall also provide BA with daily listing information showing (a) Sprint Customers that have disconnected or terminated their service with Sprint, and (b) any changes in daily listing information that was previously provided by Sprint.

48.9 Upon written request by Sprint, BA shall include in the customer information section of any BA telephone directory distributed in any area where Sprint is providing Telephone Exchange Service at the closing date for entry of material in the BA telephone directory, telephone numbers for Sprint customer sales, service and repair, and such other service related information as may be agreed upon by the Parties, including Sprint trademarks and logos. Such information shall be provided by Sprint to BA in the format required by BA no later than the closing date for entry of such material in the BA telephone directory. BA shall provide Sprint with a list of the applicable closing dates for BA’s Telephone Directories.

48.10 Sprint shall adhere to all practices, standards and requirements (including, but not limited to, ethics standards), of BA with regard to Listings. By providing Listings to BA, Sprint warrants that it has the authority to place such Listings on behalf of Sprint’s Customers, that the address and telephone number information in the Listings submitted to BA is accurate, and that the Customer name information in the Listings submitted to BA accurately states the Customer name information requested for the Listings by the Customers. Sprint shall take commercially reasonable action to attempt to assure that any Sprint Customer to be listed has the right and is authorized to

(a) provide the product or service offered by the Customer, and (b) use any personal or corporate name, trade name, trade mark, service mark or other language contained in the Listing. In addition, Sprint agrees to indemnify, defend and hold harmless, BA, BA’s Affiliates, and the directors, officers, employees, Agents and contractors of BA and BA’s Affiliates, from and against any and all claims, losses, damages, suits, or other actions, or any liability whatsoever, suffered, made, instituted, or asserted by any person arising out of BA’s listing of the Listing information provided by Sprint hereunder.

48.11 THE LIABILITY, IF ANY, OF BA, BA’S AFFILIATES, AND THE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, AND CONTRACTORS, OF BA AND BA’S AFFILIATES, TO SPRINT, SPRINT’S CUSTOMERS AND/OR ANY OTHER PERSON, FOR ANY CLAIM, LOSS OR DAMAGES ARISING OUT OF OR IN CONNECTION WITH A FAILURE TO INSTALL, RESTORE, PROVIDE OR TERMINATE A LISTING IN A WHITE PAGES DIRECTORY, YELLOW PAGES DIRECTORY, ELECTRONIC DIRECTORY, DIRECTORY ASSISTANCE DATABASE, OR OTHER PUBLICATION OR DATABASE, OR FROM ANY MISTAKE, OMISSION, INTERRUPTION, DELAY, ERROR, DEFECT, FAULT, FAILURE, OR DEFICIENCY, IN A LISTING, IN A WHITE PAGES DIRECTORY, YELLOW PAGES DIRECTORY, ELECTRONIC DIRECTORY, DIRECTORY ASSISTANCE DATABASE, OR OTHER PUBLICATION OR DATABASE, SHALL BE LIMITED AND/OR EXCLUDED AS SET FORTH IN SECTION 23 FOR BA OFFERED SERVICES.

48.12 Sprint agrees to take, with respect to Sprint’s Customers, all reasonable steps to assure that Sprint’s and BA’s liability to Sprint’s Customers in the event of an error in or omission of a Listing shall be subject to limitations of liability comparable to the limitations of BA’s liability under this Agreement.

49.	Information

49.1 Subscriber List Information

49.1.1 Under a separate license agreement, BA shall provide to Sprint access to all published BA Subscriber List Information to the same extent, and on the same terms and conditions (including prices), that BA provides BA Subscriber List Information to third parties who are similarly situated to Sprint. Such license agreement shall specify the terms and conditions under which, and the media on which, the Subscriber List Information is available.

49.1.2 Unless authorized by Sprint, BA shall not provide Sprint Customer Subscriber List Information to third parties. If Sprint does authorize BA to provide Sprint Customer Subscriber List Information to third parties, BA shall have the right to exclusively retain any compensation received from third parties for performing this activity and shall not be obligated to account to Sprint or compensate Sprint for provision of the Sprint Customer Subscriber List Information to third parties.

49.2 Directory Assistance Information

The Parties acknowledge that they have not reached agreement with regard to Sprint’s request that BA provide to Sprint BA directory assistance database information, and updates to such information, on other than a listing-by-listing basis through a query to BA’s directory assistance database (including, but not limited to, on magnetic tape, magnetic disk or similar media). This section will be revised as required by or as necessary to comply with Applicable Law.

50.	Ordering Processes

50.1 BA will provide to Sprint the capabilities for ordering and provisioning set forth in Attachment 4.

50.2.1 BA will provide to Sprint customer usage data in accordance with Attachment 7.

50.2.2 If Sprint wishes BA to record and provide to Sprint Customer usage information and other billing information that BA does not record when furnishing a Telecommunications Service to BA’s own end user retail Customers (e.g., usage on flat rated lines), BA will, to the extent BA’s switch suppliers offer a generic software capability that permits such recording on a line-by-line basis, negotiate with Sprint terms, conditions and prices pursuant to which BA will record and provide such information to Sprint.

51.	Testing

51.1 To the extent service readiness or operations readiness testing may not have been conducted or concluded pursuant to a separate testing agreement between the Parties, the Parties shall mutually develop and implement a plan and schedule to test the interconnection of their respective gateway interfaces and the operation of their operational support systems. The testing shall be conducted in accordance with this Agreement and Applicable Law.

51.2 During the term of this Agreement, the Parties will participate in such cooperative testing as is provided for in this Agreement, including, but not limited to, cooperative testing pursuant to Attachment 2, Section 15.1, and such other cooperative testing as they may mutually agree to conduct.

PART III

SPRINT OFFERED SERVICES AND RELATED MATTERS

52.	Sprint Offered Services

52.1 Upon request by BA, and pursuant to the provisions of this Agreement, Sprint will provide to BA Sprint Offered Services, including, but not limited to, any Sprint Resale Services that are available to Sprint Customers.

52.2 All Sprint Offered Services offered by Sprint to BA are subject to the terms and conditions (including prices) of this Agreement, even though the Sprint Offered Services may not be specifically listed or described in the Principal Document.

53.	Charges for Sprint Offered Services

BA shall be responsible for and shall pay all charges for any Sprint Offered Service provided to BA (including, but not limited to, any Sprint Offered Service provided to BA for resale to BA’s Customers), if the Sprint Offered Service is ordered, activated or used by BA, BA’s Customer or another person.

54.	Changes in Sprint Offered Services

54.1 Subject to the requirements of this Agreement, Sprint may, at any time, add, modify or discontinue, a Sprint Offered Service.

54.2 Sprint will give BA notice of:

          (a) Any material changes in the terms and conditions (including prices) under which Sprint offers a Sprint Offered Service;

          (b) The addition of a Sprint Offered Service;

          (c) The material modification of the operation of a Sprint Offered Service; and

          (d) The discontinuance of a Sprint Offered Service.

54.3 Except as otherwise required by this Agreement or Applicable Law:

          (a) The notice to be provided under Section 54.2(a) and (b) shall be given no later than three (3) business days after the earlier of: (i) the first date on which Sprint gives public notice of the change or addition to Sprint’s own end user retail Customers; or (ii) (A) if a publicly available Tariff filing with the Commission or the Federal Communications Commission is made by Sprint, the date on which such filing is made, or (B) if a publicly available Tariff filing with the Commission or the Federal Communications Commission is not made by Sprint, the date on which the change or the addition becomes effective; and

          (b) The notice to be provided under Section 54.2(c) and (d) shall be provided at least sixty (60) days prior to the time the material modification or the discontinuance becomes effective.

54.4 The notice to be provided under Section 54.2 may be provided in writing or electronically, including, but not limited to, by allowing BA to access a data base or Internet site containing the applicable information.

55.	Customer Contact

55.1.1 Except as otherwise provided in this Agreement, BA shall be the single and sole point of contact for all BA Customers with regard to services and products (including, but not limited to, resold Sprint Offered Services) provided, or to be provided, by BA to BA’s Customers.

55.1.2 Without in any way limiting Section 55.1.1, BA shall be the single and sole point of contact for BA’s Customers: (a) to request information about or provision of services (including, but not limited to, resold Sprint Offered Services) which they wish to purchase from BA; (b) to change, terminate, or request information about, assistance in using, or repair or maintenance of, services (including, but not limited to, resold Sprint Offered Services) which they have purchased from BA; (c) to make inquiries concerning BA’s bills, and charges for BA’s services (including, but not limited to, resold Sprint Offered Services); and, (d) if the BA Customers receive dial tone line service from BA, to report and request assistance with regard to annoyance calls.

55.1.3 BA shall establish telephone numbers at which BA’s Customers may communicate with BA and shall make reasonable efforts to advise BA’s Customers who may wish to communicate with BA of these telephone numbers.

55.2 Sprint shall provide to Sprint’s employees who are reasonably likely to communicate, either by telephone or face-to-face, with BA’s Customers during the service provisioning or maintenance processes, such training as shall be reasonably necessary for those employees to conform to the requirements of this Agreement with regard to their contacts with BA Customers.

56.	Sprint Resale Services

56.1 Availability and Use

56.1.1 Sprint shall provide Sprint Resale Services to BA where, and to the same extent, that Sprint provides Sprint Resale Services to Sprint’s own end user retail Customers.

56.1.2 Sprint Resale Services may be purchased by BA under this Agreement only for the purpose of resale by BA as a Telecommunications Carrier. Sprint Resale Services to be purchased by BA for other purposes (including, but not limited to, BA’s own use) must be purchased by BA pursuant to separate written agreements, including, but not limited to, applicable Sprint Tariffs. BA may purchase Sprint Resale Services under this Agreement for resale to BA’s Affiliates if BA resells such Sprint Resale Services to BA’s Affiliates as a Telecommunications Carrier pursuant to terms and conditions that comply with all applicable Commission rules, including non-discrimination rules.

56.1.3 To the extent required by Applicable Law, Sprint Resale Services shall include contract and other customer-specific offerings.

56.2 Restrictions on Resale

56.2.1 Except as otherwise provided in the Principal Document or authorized by the Commission or the FCC, Sprint Resale Services shall not be subject to any category-to-category restrictions.

56.2.2 BA shall not sell residential Sprint Resale Services to Customers who are ineligible to subscribe to such Sprint Resale Services from Sprint.

56.2.3 BA shall not sell Lifeline or any other means-tested Sprint Resale Service offerings to Customers who are not eligible to subscribe to such service offerings from Sprint.

56.2.4 BA shall not sell grandfathered Sprint Resale Services to Customers who are ineligible to subscribe to such Sprint Resale Services from Sprint.

56.2.5 The Parties agree to negotiate the applicability of any category-to-category restriction on the resale of Sprint Resale Services proposed by Sprint in the future.

56.3 Service Parity

56.3.1 Sprint shall provide Sprint Resale Services, such that, for all call types, a BA Customer served by resold Sprint Resale Services is not required to dial any greater number of digits than a similarly-situated Sprint Customer to make calls to the same destination.

56.3.2 Sprint shall provide Sprint Resale Services, such that: (a) a BA Customer served by the resold Sprint Resale Services can complete calls to the same locations as a similarly-situated Sprint Customer; (b) a BA Customer served by the resold Sprint Resale Services may subscribe to the same extended calling area(s), if any, available to a similarly-situated Sprint Customer; (c) 1+ intraLATA toll services and Primary Interexchange Carrier (“PIC”) 1+ and dial-around (e.g., Carrier Identification Code) services are available to a BA Customer served by the resold Sprint Resale Services on the same basis as they are offered to a similarly-situated Sprint Customer; and, (d) the post-dial delay (time elapsed between the last digit dialed and first network response), call completion rate, transmission quality, dial tone, ring, and capability for dial/pulse or touch-tone recognition, are provided at Parity.

56.3.3 The Parties agree that a Sprint Customer, or a BA Customer served by a resold Sprint Resale Service dial tone line, may retain its local telephone number when changing its Telephone Exchange Service provider from one Party to the other Party, if the Customer remains at the same location, retains the same type and class of Telephone Exchange Service, and continues to be served by a Sprint Resale Service dial tone line.

56.3.4 The Parties agree that a Sprint Customer, or a BA Customer served by a resold Sprint Resale Service dial tone line, may retain its Telephone Exchange Service without unreasonable interruption of such service when changing its Telephone Exchange Service provider from one Party to the other Party, if the Customer remains at the same location, retains the same type and class of Telephone Exchange Service, and continues to be served by a Sprint Resale Service dial tone line.

56.3.5 To the extent technically feasible, a Sprint Resale Service provided by Sprint to BA shall be provided at Parity.

56.4 Billing For Sprint Resale Services

56.4.1 Sprint shall bill BA for Sprint Resale Services provided to BA in accordance with the terms and conditions of this Agreement, including, but not limited to, the terms and conditions in Attachment 6.

56.4.2 Sprint shall recognize BA as the customer of record for all Sprint Resale Services provided to BA and send all notices, bills and other pertinent information directly to BA.

57.	Support Functions

57.1 E911/911 Services

Where and to the extent Sprint provides E911/911 call routing to the appropriate Public Safety Answering Point (“PSAP”) to Sprint’s own end user retail Customers, Sprint shall provide to BA, for resold Sprint Resale Service dial tone lines, E911/911 call routing to the appropriate PSAP. Sprint shall provide BA Customer information for resold Sprint Resale Service dial tone lines to the PSAP as that information is provided to Sprint by BA where and to the same extent that Sprint provides Sprint Customer information to the PSAP. Sprint shall update and maintain, on the same schedule that Sprint uses for Sprint’s own end user retail Customers, the BA Customer information in Sprint’s E911 databases. To the extent technically feasible, the services provided by Sprint to BA under this Section 57.1 shall be provided at Parity.

57.2 Directory Assistance and Operator Service Traffic

Upon request by BA, Sprint will implement the capability of rerouting to BA’s platforms directory assistance traffic from BA Customers served by resold Sprint Resale Service dial tone lines (including 411 and 555-1212) and operator services traffic from BA Customers served by resold Sprint Resale Service dial tone lines (including O+ and 0- intraLATA calls). Implementation will be completed, as to a particular switch as to which rerouting is requested by BA, within ninety (90) days after the request by BA. Sprint will use its best efforts to accommodate BA’s requests as to the sequence of implementing this capability in particular switches on a nondiscriminatory basis.

57.3 Line Information Database

Sprint shall maintain Customer information (including restricted collect and third-number billing notation) for BA Customers who subscribe to resold Sprint Resale Service dial tone lines, in

Sprint’s Line Information Database (“LIDB”) where and to the same extent that Sprint maintains information in Sprint’s LIDB on Sprint’s own end-user retail Customers. Sprint shall update and maintain, on the same schedule that it uses for Sprint’s own end-user retail Customers, the BA Customer information in Sprint’s LIDB. To the extent technically feasible, the services provided by Sprint to BA under this Section 57.3 shall be provided at Parity.

57.4 Telephone Line Number Calling Card Numbers

If an end-user terminates Sprint Resale Service dial tone line service provided to the end-user by Sprint and, in place thereof, subscribes to BA for resold Sprint Resale Service dial tone line service, Sprint will remove from Sprint’s LIDB any Sprint-assigned telephone line calling card number (including area code) (“TLN”) and Personal Identification Number (“PIN”) associated with the terminated Sprint Resale Service dial tone line service. The Sprint-assigned TLN and PIN will be removed from Sprint’s LIDB within twenty-four (24) hours after Sprint terminates the Sprint Resale Service dial tone line service with which the numbers were associated. BA may issue a new telephone calling card to such Customer, utilizing the same TLN, and the same or a different PIN. Upon request by BA, Sprint will enter such TLN and PIN in Sprint’s LIDB for calling card validation purposes.

57.5 Intercept Services

BA may order any Intercept Telecommunications Services that Sprint provides at retail to Sprint subscribers who are not Telecommunications Carriers. Such services will be made available for use by BA’s Customers where and to the same extent as such services are made available to Sprint’s own end user retail Customers. To the extent technically feasible, the services provided by Sprint to BA under this Section 57.5 shall be provided at Parity.

In witness whereof, Bell Atlantic—New Jersey, Inc., and Sprint Communications Company L.P., each acting by its authorized representative, execute this Agreement:

Bell Atlantic—New Jersey, Inc., by,	Sprint Communications Company L.P., by,

Signature	Signature

Name	Name

Title	Title

Date	Date

ATTACHMENT 1

PRICE SCHEDULE

Section 1.	General Principles

Section 2.	Non-Discriminatory Treatment

Section 3.	BA Resale Services

Section 4.	Interconnection and Reciprocal Compensation

Section 5.	Network Elements

ATTACHMENT 1

PRICE SCHEDULE

Section 1. General Principles

1.1

Subject to Section 2.4 of the Agreement, all rates and wholesale discounts provided under this Agreement shall remain in effect for the term of this Agreement unless (1) modified by order of the FCC or Board, as the case may be, or (2) otherwise provided in this Agreement.

1.2	Rates for Exchange Access services purchased by either Party for use in the provision of toll service to end user Customers are not affected by this Agreement.

1.3	Unless otherwise agreed, the Parties shall pay only the rates set forth in this Agreement for the Offered Services purchased under this Agreement.

1.4

As applied to wholesale discount rates, unbundled Network Elements or call transport and/or termination of Local Traffic purchased for the provision of Telephone Exchange Service or Exchange Access, the rates and charges set forth in Table 1 shall apply until such time as they are replaced by new rates as may be approved or allowed into effect by the Board from time to time, subject, however, to any stay or other order issued by any court of competent jurisdiction. At such time(s) as such new rates have been approved or allowed into effect by the Board, the Parties shall amend Table 1 to reflect the new approved rates.

Section 2. Non-Discriminatory Treatment

BA shall offer rates to Sprint in accordance with all applicable provisions of this Agreement. Sprint shall offer rates to BA in accordance with all applicable provisions of this Agreement.

Section 3. BA Resale Services

3.1

Except as provided in Section 3.2, below, the rates that Sprint shall pay to BA for BA Resale Services shall be an amount equal to the retail rates provided in BA’s Tariffs for each BA Resale Service, or, if the retail rates for a BA Resale Service are not provided in a BA Tariff, the retail rates for such BA Resale Service provided in applicable BA contracts, BA customer-specific offerings, BA price lists, BA price schedules, or other applicable BA documents.

3.2

The rates that Sprint shall pay to BA for BA Resale Services that BA is required by Applicable Law to offer to Sprint at a wholesale rate shall be an amount equal to the BA retail rates provided in BA’s Tariffs for each BA Resale Service, or, if the retail rates for a BA Resale Service are not provided in a BA Tariff, the retail rates for such BA Resale Service provided in applicable BA contracts, BA customer-specific offerings, BA price lists, BA price schedules or other applicable BA documents, as

ATTACHMENT 1

reduced by the applicable wholesale discount percentage amount set forth in Table 1. If BA revises such Tariff or non-Tariff retail rates during the term of this Agreement, for BA Resale Services that BA is required by Applicable Law to offer at a wholesale rate, the applicable wholesale discount percentage amount shall be applied to the revised Tariff or non-Tariff retail rates. Unless otherwise specifically agreed between the Parties, the wholesale discount shall apply only to those BA Resale Services that BA is required by Applicable Law to offer to Sprint at a wholesale rate and shall not apply (i) to any other BA Telecommunications Services, or (ii) to any non-Telecommunications Services that BA may, in its sole discretion, choose to offer for resale.

Section 4. Interconnection and Reciprocal Compensation

4.1 Sprint may choose to deliver both Local Traffic and toll traffic over the same trunk group(s), pursuant to the provisions of Attachment 15. In the event Sprint chooses to deliver both types of traffic over the same traffic exchange trunks, and desires application of the local call transport and termination rates, it will provide Percent Local Usage (“PLU”) information to BA as set forth in Attachment 15. In the event Sprint includes both interstate and intrastate toll traffic over the same trunk, it will provide Percent Interstate Usage (“PIU”) to BA as set forth in Attachment 15. BA shall have the same options, and to the extent it avails itself of them, the same obligation, to provide PIU and PLU information to Sprint.

4.2 Compensation for the exchange of Local Traffic is set forth in Table 1 of this Attachment 1.

4.3 When the Interconnection Point on BA’s network is at a BA tandem office switch, Sprint shall pay BA the rates for traffic delivered at BA’s tandem, as set forth in Table 1. When the Interconnection Point on BA’s network is at a BA end office, for calls terminating to BA subscribers served by such BA end office, Sprint will pay BA call termination compensation at the rates for traffic delivered at BA’s end office, as set forth in Table 1.

4.4 BA will pay Sprint a reciprocal and symmetrical compensation rate for the termination of traffic at a Sprint tandem switch, or for the termination of traffic at Sprint’s single combined Class 4/Class 5 switch, for as long as Sprint maintains a single level switching and Interconnection Point hierarchy. Thereafter, the pricing in Section 4.4.1, below, shall apply. When the Interconnection is at a Sprint collocated remote switching module, BA shall pay Sprint the end office termination rate as set forth in Table 1.

4.4.1 At such time as Sprint offers any other Telecommunications Carrier access to its network at both the tandem (or functional equivalent) level and at the end office (or functional equivalent) level for the termination of Local Traffic, toll traffic, or switched Exchange Access traffic, it will immediately make such two-tiered interconnection available to BA for the termination of Local Traffic. At such time as BA delivers traffic to Sprint at two (2) levels in Sprint’s switching hierarchy (or functional equivalent), BA-

ATTACHMENT 1

originated Local Traffic delivered to Sprint at the Sprint tandem (or functional equivalent) shall incur the same rate that BA charges for Sprint Local traffic delivered to BA at a BA tandem and BA-originated Local Traffic delivered to Sprint at the Sprint end office (or functional equivalent) shall incur the same rate that BA charges for Sprint Local Traffic delivered to BA at a BA end office.

4.5 Compensation for the termination of toll traffic and the origination of 800 traffic (except that 800 traffic which terminates locally) between the interconnecting Parties shall be based on the applicable Exchange Access charges in accordance with Applicable Law.

4.6 Where toll traffic is completed through the donor Party’s INP arrangement (e.g., remote call forwarding, FLEX-DID) to the porting Party’s subscriber, the porting Party shall be entitled to Exchange Access charges collected by the donor Party (less the costs incurred by the donor Party for billing and collection of such charges) that are applicable to the functions performed by the porting Party, in accordance with Applicable Law.

4.7 Sprint shall pay a tandem transit rate and/or dedicated transport rates, as applicable, as set forth in Table 1 of this Attachment 1 when Sprint uses BA facilities to terminate Local Traffic to a third-party Telecommunications Carrier. BA shall pay Sprint an equivalent tandem transit rate and/or dedicated transport rates, as applicable, when BA uses Sprint facilities to terminate Local Traffic to a third-party Telecommunications Carrier.

Section 5. Network Elements

The charges that Sprint shall pay to BA for Network Elements are set forth in Table 1 of this Attachment 1.

ATTACHMENT 1

Table 1

BELL ATLANTIC-NEW JERSEY, INC. AND
SPRINT COMMUNICATIONS COMPANY L.P.

DETAILED SCHEDULE OF ITEMIZED CHARGES

A. BA SERVICES, FACILITIES, AND ARRANGEMENTS: 1

Service or Element Description:		Recurring Charges:	Non-Recurring Charge:

I.	Local Call Termination[2]
	Traffic Delivered at BA End Office	$.001846/Minute of	Not Applicable
Use (“MOU”)

	Traffic Delivered at BA Tandem	$.003738/MOU	Not Applicable

[1]

Unless a citation is provided to a generally applicable BA Tariff, all listed rates and services are available only to Sprint when purchasing these services for use in the provision of Telephone Exchange Service, and apply only to Local Traffic and local Ancillary Traffic. BA rates and services for use by Sprint in the carriage of Toll Traffic shall be subject to BA’s tariffs for Exchange Access Service. Adherence to these limitations is subject to a reasonable periodic audit by BA.

          As applied to wholesale discount rates, unbundled Network Elements or call transport and/or termination of Local Traffic purchased for the provision of Telephone Exchange Service or Exchange Access, the rates and charges set forth in this Table 1 incorporate (i) the New Jersey Board of Public Utilities approved rates in Docket TX95120631 and (ii) interim rates that are subject to review by the Board. These rates shall apply until such time as they are replaced by new rates as may be approved or allowed into effect by the Board from time to time, subject, however, to any stay or other order issued by any court of competent jurisdiction. At such time(s) as such new rates have been approved or allowed into effect by the Board, the Parties shall amend this Table 1 to reflect the new approved rates.

[2]	See Note 25 regarding measurement and calculation of Local Traffic termination charges.

ATTACHMENT 1

Service or Element Description:			Recurring Charges:	Non-Recurring Charge:

II.	Unbundled Transport
	A.	Dedicated Transport
		Voice Grade/DS-0	$11.28/Month &	All:
			$.0238/Mile/Month	$23.55/Service
Order[3]
		DS-1	$39.83/Month &	plus installation
			$.48/Mile/Month	charges for each
initial and additional
		DS-3	$529.78/Month &	Facility purchased
			$13.40/Mile/Month	at the time of order:
$387.77/Initial
		DDS	$11.69/Month	Facility &
			$.03/Mile/Month	$26.25/Additional
Facility

[3]	Interim rate.

ATTACHMENT 1

Service or Element Description:			Recurring Charges:	Non-Recurring Charge:

II.	Unbundled Transport (Continued)

	B.	Common Transport
		Tandem Switching	$.001323/MOU[4]	Not Applicable
		Tandem-Switched Transport	$.0002486/MOU &	Not Applicable
$.0000012/MOU/
Mile

	C.	Entrance Facilities		All:
$23.55/Service Order[5] plus installation charges for each initial and additional facility purchased at the time of order:

		2-Wire Voice Grade Channel	$18.16/Month	$664.62/Initial &
		Termination		$377.72/Additional

		4-Wire Voice Grade Channel	$38.75/Month	$888.69/Initial &
		Termination		$508.74/Additional

		DS-1 to Voice Grade Multiplexing	$84.54/Month	$532.38/Initial &
$532.38/Additional

		DS-1 Channel Termination	$146.30/Month	$737.17/Initial &
$425.28/Additional

		DS-3 to DS-1 Multiplexing	$286.11/Month	$532.38/Initial &
$532.38/Additional

		DS-3 Channel Termination	$938.88/Month	$737.17/Initial &
$425.28/Additional

[4]

The Parties acknowledge that BA has requested the Board to change this rate to $.001471/MOU. If the Board agrees to change the rate to $.001471/MOU, such rate of $.001471/MOU shall apply from the Effective Date of this Agreement until changed in accordance with this Agreement.

[5]	Interim rate.

ATTACHMENT 1

Service or Element Description:			Recurring Charges:	Non-Recurring Charge:

II.	Unbundled Transport (Continued)

	D.	Digital Cross-Connect System[6]
		Service Establishment	Not Applicable	$2,009.14

		Database Modification	Not Applicable	$159.82/Modification Request
		Reconfiguration by BA personnel	Not Applicable	$34.65/Programming Change/Half Hour
		DS-0 Cross-Connect	$20.75/Port/Month	$28.35/Port

		DS-1 Cross-Connect	$72.93/Port/Month	$35.54/Port

	E.	Mid-span meet arrangements	To be charged in accordance with Attachment 15 of this Agreement

III.	Unbundled Switching

	A.	Local Switching Ports
		POTS/PBX/Centrex	$1.90/Port/Month	$23.55/Service
Order, plus
$9.16/Installation
/Port
		ISDN (PRI)	$131.11/Port/Month	$30.36/Service
Order[7],
plus
$120.41/Installation
/Port
		ISDN (BRI)	$11.45/Port/Month	$30.36/Service
Order[8],
plus
$20.19/Installation
/Port
		Public/Semi-Public	$3.25/Port/Month	$23.55/Service
Order,
plus
$9.16/Installation
/Port

[6]	Interim rate.

[7]	Interim rate.

[8]	Interim rate.

ATTACHMENT 1

Service or Element Description:		Recurring Charges:	Non-Recurring Charge:

	DID	$4.36/Port/Month	$23.55/Service
Order,
plus
$770.34/Installation
/Port

B.	Tandem Switching Usage	$.001471/MOU[9]	Not Applicable

[9]	Interim rate.

ATTACHMENT 1

Service or Element Description:			Recurring Charges:	Non-Recurring Charge:

III.	Unbundled Switching (Continued)

	C.	Local Switching Usage
		POTS Originating With Vertical Features	$.005418/MOU	Not Applicable

		POTS Terminating With Vertical Features	$.003207/MOU	Not Applicable

		ISDN Originating Digital Switched	$.003002/MOU	All ISDN:
		Voice With Vertical Features		$12.41/Service
Order,
plus
$.14/Installation

		ISDN Terminating Digital Switched Voice	$.001510/MOU

		ISDN Originating Digital Circuit Switched Data	$.001751/MOU

		ISDN Terminating Digital Circuit Switched Data	$.001510/MOU

	D.	POTS Features
		PBX	$.000726/MOU	Both:
$12.41/Service
		Multi-Line Hunting	$.000002/MOU	Order,
plus
$.14/Installation

	E.	Centrex Features
		UCD	$.000932/MOU	All:
$12.41/Service
		Hunting	$.000003/MOU	Order,
plus
$.14/Installation
		Queuing	$.000486/MOU

		Intercom & Features	$.025131/MOU

		Attendant	$.026413/MOU

		Attendant Console	$.031847/MOU

		Centralized Attendant Services	$.216809/MOU

		Attendant Access Code Dialing	$.047949/MOU

		Automatic Route Selection	$.000422/MOU

		Electronic Tandem Switching	$.001833/MOU

ATTACHMENT 1

Service or Element Description:			Recurring Charges:	Non-Recurring Charge:

	F.	ISDN Centrex Feature	$.006666/MOU	$12.41/Service
Order,
plus
$.14/Installation
IV.	Unbundled Loops
	POTS (analog 2-Wire)		Density Cell:	Service Order:
			1 - $11.95/Month	$23.55,
			2 - $16.02/Month	plus
			3 - $20.98/Month	Installation:
If a premises visit is not required, initial & each additional loop - $8.61.

If a premises visit is required: initial loop installed on that visit - $83.69; each additional loop installed on that visit - $29.58.

	ISDN		Density Cell:	Service Order:
			1 - $15.02/Month	$30.26[10],
			2 - $19.58/Month	plus
			3 - $25.12/Month	Installation:

If a premises visit is not required, initial & each additional loop - $20.19.

If a premises visit is required: initial loop installed on that visit - $95.26[11]; each additional loop installed on that visit - $41.15.

[10]	Interim rate.

[11]	Interim rate.

ATTACHMENT 1

Service or Element Description:	Recurring Charges:	Non-Recurring Charge:

Customer Specified Signaling - 2-Wire	Density Cell:	Service Order:
	1 - $13.39/Month	$23.55,
	2 - $17.95/Month	plus
	3 - $23.50/Month	Installation:
If a premises visit is not required, initial & each additional loop - $58.84.

If a premises visit is required: initial loop installed on that visit - $146.87; each additional loop installed on that visit - $92.76.

ATTACHMENT 1

Service or Element Description:	Recurring Charges:	Non-Recurring Charge:

IV. Unbundled Loops (Continued)
Customer Specified Signaling - 4-Wire	Density Cell:	Service Order:
	1 - $28.85/Month	$23.55,
	2 - $38.52/Month	plus
	3 - $49.59/Month	Installation:
If a premises visit is not required, initial & each additional loop - $58.84.[12]

If a premises visit is required: initial loop installed on that visit - $146.87; each additional loop installed on that visit - $92.76.

DS-1	Density Cell:	Service Order:
	1 - $128.40/Month	$23.55,
	2 - $144.80/Month	plus
	3 - $177.50/Month	Installation:
If a premises visit is not required, initial & each additional loop - $58.84.

If a premises visit is required: initial loop installed on that visit - $146.87; each additional loop installed on that visit - $92.76.

2 Wire ADSL Loops	To Be Determined	To Be Determined
2 Wire & 4 Wire HDSL Loops	To Be Determined	To Be Determined

[12]	Interim rate.

ATTACHMENT 1

Service or Element Description:			Recurring Charges:	Non-Recurring Charge:

V.	Collocation Cross-Connection

	A.	Voice Grade Loop
		Physical DS0 CO side to equipment	$.84/Month	Not Applicable

		Virtual DS0 with RFT CO side MDF to equipment	$2.06/Month	Not Applicable

		Virtual DS1 with EDSX (1DS1 + 24 DS0s with IDLC)	$93.37/Month	$23.55/Service Order[13], plus installation charges
		Virtual DS1 with CFA (24DS0s with IDLC)	$71.02/Month	for each initial and additional Collocation Cross- Connection purchased at the time of order: $460.67/Initial Installation & $217.10/Additional Installation

	B.	Other
		Physical DS3 or DS1 Cable Rack	$1.03/Month	Not Applicable

		Physical DS3	$118.89/Month	All:
$23.55/Service
		Physical DS1	$21.60/Month	Order[14], plus installation charges
		Virtual DS3	$124.75/Month	for each initial and additional
		Virtual DS1	$22.35/Month	Collocation Cross- Connection purchased at the time of order: $399.48/Initial Installation & $201.80/Additional Installation

[13]	Interim rate.
[14]	Interim rate.

ATTACHMENT 1

Service or Element Description:		Recurring Charges:	Non-Recurring Charge:

VI.	Time and Materials
	Special Construction	As applicable per BA-N.J. Tariff B.P.U.-NJ- No.2, Exchange and Network Services, Section A4

	Service Technician (service work on unbundled loops outside of the Central Office)	Not Applicable	$11.17/Service Order, plus $34.78/Premises Visit and $12.95 Labor Charge/ Per Quarter Hour After First Quarter Hour

ATTACHMENT 1

Service or Element Description:			Recurring Charges:	Non-Recurring Charge:

Central Office Technician			Not Applicable	$11.17/Service Order, plus $13.07 Labor Charge/ Per Quarter Hour or Fraction Thereof

VII.		Signaling and Databases

A.		STP Port
		Termination	$576.31/Month	$100.60/Port
		Access[15]	$.61/Mile/Month	$23.55/Service Order, plus installation charges for each initial and additional Facility purchased at the time of order: $304.29/Initial Facility & $26.25/Additional Facility

B.		800/888 Database
		Basic Query	$.000757/Query	Not Applicable
		Vertical Query	$.000268/Query	Not Applicable

C.		LIDB Validation
		Calling Card	$.016280/Query	Not Applicable

		Billed Number Screening	$.016280/Query	Not Applicable

		LIDB Point Codes[16]	Not Applicable	$86.88/Point Code

		Storage of Sprint’s Data in LIDB Database[17]	Not Applicable	$1,487.64 Service Establishment

D.		AIN Service Creation (ASC) Service[18]
	1.	Developmental Charges
		Service Establishment	Not Applicable	$895.73

[15]	Interim rate.
[16]	Interim rate.
[17]	Interim rate.
[18]	Interim rate.

ATTACHMENT 1

Service or Element Description:	Recurring Charges:	Non-Recurring Charge:

Service Creation Access Port	$105.12/Port/Month	Not Applicable

Service Creation Usage

a. Remote Access	$1,146.57/Day	Not Applicable

b. On-Premise	$1,146.57/Day	Not Applicable

Certification & Testing	$78.02/Hour	Not Applicable

ATTACHMENT 1

Service or Element Description:					Recurring Charges:	Non-Recurring Charge:

	D.	AIN Service Creation (ASC) Service[19] (Continued)

			Help Desk Support		$82.57/Hour	Not Applicable

		2.	Service Charges
			Subscription Charge		$4.65/Month	Not Applicable

Database Queries

			a.	Network Query	$.0006/Query	Not Applicable

			b.	Sprint Network Query	$.0006/Query	Not Applicable

			c.	Sprint Switch Query	$.0006/Query	Not Applicable

Trigger Charge

			a.	Line Based	$.0008/Query	Not Applicable

			b.	Office Based	$.0008/Query	Not Applicable

			Utilization Element		$.0004/ACU	Not Applicable

Service Activation Charge

			a.	Network Service Activation	Not Applicable	$15.21/Service
Activated/Line

			b.	Sprint Network Service Activation	Not Applicable	$15.21/Service
Activated/Line

			c.	Sprint Switch Service Activation	Not Applicable	$15.21/Service
Activated /Line

Service Modification

			a.	DTMF Update	$.11/Occurrence	Not Applicable

			Switch Based Announcement		$.004/Announcement	Not Applicable

VIII.	Directory Listings & Books
	Primary Listing				Not Applicable	$1.00/Listing/No.

	Additional Tariffed Listing Services				BA-NJ Tariff B.P.U.-N.J.-No.2, Exchange and Network Services, Section A5.7.1.

	Books & delivery (annual home area directories only)				No charge for normal numbers of books delivered to end users; bulk deliveries to Sprint per separate arrangement

[19]	Interim rate.

ATTACHMENT 1

Service or Element Description:				Recurring Charges:	Non-Recurring Charge:

IX.	Operator Services/Directory
Assistance

Except as stated in this Attachment 1, rates for Directory Assistance, Operator Services, and access to BA’s Directory Assistance Database, purchased by Sprint on an unbundled Network Element basis, shall be as agreed to by the Parties pursuant to Attachment 2, Section 8.

Directory Transport[20]
		Tandem Switching		$.001520/Call	Not Applicable
		Tandem Switched Transport		$.000211/Call &	Not Applicable
$.000001/Mile/Call
Branding for Directory Assistance and/or				Not Applicable	$18,417.30/Message
Operator Services[21]
Carrier-to-Carrier LSV/VCI Requests				$.012062/Operator Work Second	Not Applicable

X.	Access to Operation Support Systems
	A.	Pre-Ordering		$.26/Query	Not Applicable

	B.	Ordering		$4.22/Transaction	Not Applicable

	C.	Provisioning		Included in Ordering	Not Applicable

	D.	Maintenance & Repair

		1.	ECG Access	To be determined in accordance with Section XX, “All Other BA Offered Services”, below.	To be determined in accordance with Section XX, “All Other BA Offered Services”, below.

		2.	EB/OSI Access	$1.18/Trouble Ticket	Not Applicable

[20]	Interim rate.

[21]	Interim rate.

ATTACHMENT 1

Service or Element Description:					Recurring Charges:	Non-Recurring Charge:

X.	Access to Operation Support Systems (Continued)

	E.	Billing

		1.	CD-ROM		$249.57/CD-ROM	Not Applicable

		2.	Daily Usage File

			a.	Existing Message Recording	$.000262/Message	Not Applicable

			b.	Delivery of DUF

				Data Tape	$17.40/Tape	$62.14/Programming Hour

				Network Data Mover	$.000101/Message	Not Applicable

				CMDS	$.000101/Message	$62.14/Programming Hour

			c.	DUF Transport

				9.6 kb Communications Port	$10.37/Month	$7,660.42/Port

				56 kb Communications Port	$28.63/Month	$31,727.40/Port

				256 kb Communications Port	$28.63/Month	$52,773.67/Port

				T1 Communications Port	$363.65/Month	$188,311.65/Port

				Line Installation	Not Applicable	$62.14/Programming Hour

				Port Set-up	Not Applicable	$9.98/Port

				Network Control Programming Coding	Not Applicable	$62.14/Programming Hour

XI.	Exchange Access Service
	Interstate				Per BA-FCC Tariff No. 1

	Intrastate				Per BA-NJ Tariff B.P.U.-N.J.-No. 2,
Access Service

XII.	Number Portability
	Interim (using RCF)				$1.00/Number/Mo.	Not Applicable

ATTACHMENT 1

Service or Element Description:		Recurring Charges:	Non-Recurring Charge:

Permanent		Per permanent funding mechanism when established.

XIII.	911/E911
Transport		Per Section II, above.

Data Entry and Maintenance		No Charge

XIV.	Poles Conduits & ROW
See Attachment 18.

XV.	Network Interface Device (NID)
		$.68/Month	Not Applicable

XVI.	Access to Telephone Numbers (NXX	No Charge
codes issued per ICCF Code
Administration Guidelines)

XVII.	Local Dialing Parity	No Charge

XVIII.	Customized Routing

To Sprint Platform		$.31086/Line/Month	$4.83/Line

To BA Platform for Re-Branding		.077715/Call[22]	$4.83/Line

Customized Routing Transport		Per Section II, above.

[22]	Interim rate.

ATTACHMENT 1

XIX.	Wholesale Discount for Resale of Retail Telecommunications Services[23]

Resale of retail services if Sprint provides its own operator services platform		20.03%

Resale of retail services if Sprint uses Bell Atlantic operator services platform		17.04%

XX.	All Other BA Offered Services

Except where the rates for a BA Offered Service are expressly provided in this Agreement, a BA Offered Service shall be available at (a) BA’s Commission approved rates, (b) in the absence of applicable BA Commission approved rates, BA’s Tariff or otherwise generally available rates, or, (c) in the absence of applicable BA Commission approved rates, applicable BA Tariff rates, and applicable otherwise generally available BA rates, at rates agreed to by the Parties in writing.

[23]

Excludes Telecommunications Services designed primarily for wholesale, such as switched and special Exchange Access services, and the following: limited duration (90 days or less) promotional offerings, public coin telephone service, technical and market trials, and the BA services listed in Sections 27.2 and 27.3. Taxes shall be collected and remitted by Sprint and BA in accordance with Applicable Law and as agreed between the Parties. Surcharges (e.g., 911, telecommunications relay service, universal service fund) shall be collected by Sprint and either remitted to the recipient agency or NECA, or passed through to BA for remittance to the recipient agency or NECA, as appropriate, in accordance with Applicable Law and as agreed between the Parties. End user common line charges shall be collected by Sprint and remitted to BA.

Pending establishment of mechanized billing procedures adapted to resale, BA will apply the wholesale discount for resale as a “bottom-of-the-bill” discount rate and will utilize a “true-up” process to correct possible inadvertent application of the wholesale discount to the exclusions identified herein and to reflect other adjustments as the Parties agree.

ATTACHMENT 1

B.	SPRINT SERVICES, FACILITIES, AND ARRANGEMENTS:

Service or Element Description:		Recurring Charges:	Non-Recurring Charge:

I.	Local Call Termination[24]
	Traffic Delivered at End Office	$.001846/MOU	Not Applicable

	Traffic Delivered at Tandem	$.003738/MOU	Not Applicable

II.	Number Portability
	Interim (using RCF)	$1.00/Number/Mo.	Not Applicable

	Permanent	Per permanent funding mechanism when established.

III.	Exchange Access Service
	Interstate	Per Sprint FCC Exchange Access tariff.

	Intrastate	Per Sprint NJ Exchange Access tariff.

IV.	All Other Sprint Offered Services	Available at Sprint’s Tariff or otherwise generally available rates, not to exceed BA rates for equivalent services available to Sprint.

[24]	See Note 25 regarding measurement and calculation of Local Traffic termination charges.

ATTACHMENT 1

25	LOCAL TRAFFIC TERMINATION RATES

A.	Charges by BA

(a) Traffic delivered to BA Access Tandem: $.003738 per minute of use.

(b) Traffic delivered directly to terminating BA End Office: $.001846 per minute of use.

B.	Charges by Sprint

1.	Single-tiered interconnection structure:

Sprint’s rates for the termination of BA’s Local Traffic under the single-tiered interconnection structure shall be recalculated once each year on each anniversary of the Effective Date (the “Rate Determination Date”). The methodology for recalculating the rates is as follows:

Access Tandem Minutes = Total minutes of use of Local Traffic delivered by Sprint to the BA Access Tandem for most recent billed quarter.

End Office Minutes = Total minutes of use Local Traffic delivered by Sprint directly to the terminating BA End Office for most recent billed quarter.

Total Minutes = Total minutes of use of Local Traffic delivered by Sprint to BA for most recent billed quarter.

Sprint Charge at the Sprint-IP =

(Access Tandem Minutes x $.003738) + (End Office Minutes x $.001846)

Total Minutes

For the first year after the Effective Date, the Sprint charge shall be calculated based on the traffic data of the quarter immediately preceding such Effective Date, or if no such traffic exists, on the proportion of local call termination trunks to BA End Offices and to BA Access Tandems.

2.	Multiple-tiered interconnection structure (if offered by Sprint to any carrier)

(a) Local Traffic delivered to Sprint Access Tandem: $.003738

(b) Local Traffic delivered to terminating Sprint End Office/node: $.001846

C.	Miscellaneous Notes

1. The Sprint termination rate under the single-tiered interconnection structure set forth above is intended to be a Local Traffic termination rate for Interconnection to the Sprint-IP within each LATA that is reciprocal and equal to the actual rates that will be charged by BA to Sprint under the two-tiered Local Traffic termination rate structure described above that will apply after the first anniversary of the Effective Date. The single Sprint termination rate is also intended to provide financial incentives to Sprint to deliver traffic directly to BA’s terminating End Offices once Sprint’s traffic volumes reach an appropriate threshold.

ATTACHMENT 2

NETWORK ELEMENTS

Section 1.	Introduction

Section 2.	Unbundled Network Elements

Section 3.	Technical Standards and Technical Specifications for Network Elements

Section 4.	Loop

Section 5.	Network Interface Device

Section 6.	Distribution Media

Section 7.	Local Switching

Section 8.	Operator Systems

Section 9.	Common Transport

Section 10.	Dedicated Transport

Section 11.	Signaling Link Transport

Section 12.	Signaling Transfer Points (“STPs”)

Section 13.	Call Related Databases and AIN

Section 14.	Tandem Switching

Section 15.	Additional Requirements

ATTACHMENT 2

ATTACHMENT 2

NETWORK ELEMENTS

Section 1. Introduction

BA shall provide unbundled Network Elements in accordance with this Agreement and Applicable Law. The price for each Network Element is set forth in Attachment 1 of this Agreement. Except as otherwise set forth in this Attachment, Sprint may order Network Elements as of the Effective Date. The obligations set forth in this Attachment 2 shall apply to such Network Elements (i) available when this Agreement becomes effective, (ii) that subsequently become available, and (iii) in all cases to those features, functions, and capabilities, the provision of which is technically feasible at such time as they are incorporated in unbundled Network Elements offered by BA in accordance with Section 2.4, below.

Section 2. Unbundled Network Elements

2.1 BA shall offer Network Elements to Sprint on an unbundled basis on rates, terms and conditions that are just, reasonable, and non-discriminatory in accordance with the terms and conditions of this Agreement.

2.2 BA shall permit Sprint to connect Sprint’s facilities or facilities provided to Sprint by third parties with each of BA’s unbundled Network Elements at those technically feasible points within BA’s network, designated within this Agreement or as a result of the Bona Fide Request (BFR) process set forth in Attachment 13 of this Agreement.

2.3 Sprint may use one or more Network Elements to provide features, functions, or capabilities that such Network Element(s) provide as of the date hereof in BA’s network, or as may otherwise be agreed upon through the BFR process.

2.3.1 Sprint may, at its option, select methods of access to unbundled elements, as described in this Agreement, or as may otherwise be agreed upon through the BFR process.

2.4 BA shall offer each Network Element individually and in combinations (where technically feasible and to the extent required by Applicable Law), solely in order to permit Sprint to provide telephone exchange and/or exchange access Telecommunications Services to its subscribers.

2.5 For each Network Element, BA shall provide connectivity at a point which is agreeable to both Parties. However, where BA provides combined Network Elements pursuant to Section 2.4, above, no connectivity point between the Parties shall exist between such contiguous Network Elements.

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2.6 Except for operational support systems, which are addressed elsewhere in this Agreement, this Attachment describes the initial set of Network Elements which Sprint and BA have identified as of the effective date of this Agreement:

Loop
Network Interface Device
Local Switching
Operator Systems
Common Transport
Dedicated Transport
Signaling Link Transport
Signaling Transfer Points
Service Control Points/Databases
Tandem Switching
Directory Assistance

Sprint and BA agree that the Network Elements identified in this Attachment may prove not to be all possible Network Elements.

Sprint may identify additional or revised Network Elements as necessary to provide telephone exchange and/or exchange access Telecommunications Services to its subscribers.

Sprint will request any such additional or revised Network Elements in accordance with the BFR process described in Attachment 13 of this Agreement. Additionally, if BA provides any Network Element that is not identified in this Agreement to another CLEC pursuant to an approved Section 251 Agreement, BA shall make available the same Network Element to Sprint under the same terms and conditions, as required by 47 U.S.C. Section 252(i) of the Act.

Section 3. Technical Standards and Technical Specifications for Network Elements

3.1 Each Network Element shall be furnished at the service levels included in this Agreement and in accordance with the performance standards required in this Agreement.

3.2 Each Network Element provided by BA to Sprint, unless identified differently in this Agreement, shall be provided at Parity and in a non-discriminatory manner in the areas of: quality of design, performance, features, functions, capabilities and other characteristics, including but not limited to levels and types of redundant equipment and facilities for power, diversity and security, that BA provides to itself (where applicable and technically feasible), or to any other Telecommunications Carrier (where applicable and technically feasible), as set forth in Applicable Law.

3.2.1 BA shall provide to Sprint, upon reasonable request, reasonably available engineering, design, performance and other network data sufficient for Sprint to

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determine that the requirements of this Section 3 are being met. In the event that such data indicates that the requirements of this Section 3 are not being met, the Parties shall in good faith endeavor to address the issue at the network operations supervisor level, and if necessary, employ the escalation procedure of Section 15.1.2 of this Attachment.

3.2.2 BA agrees to work cooperatively with Sprint to ensure that the Network Elements that are provided pursuant to this Agreement will meet Sprint’s reasonable needs in providing services to its subscribers.

3.3 Unless otherwise requested by Sprint, each Network Element and the connections between Network Elements provided by BA to Sprint shall be made available to Sprint at Parity and in a non-discriminatory manner at the points identified in this Agreement, or additional points made available through the BFR process.

Section 4. Loop

4.1 Definition

4.1.1 Unbundled Local Loop (ULL) means a transmission path that extends from the vertical side of a main distribution frame, DSX-panel, or functionally comparable piece of equipment in the subscriber’s serving End Office to the rate demarcation point (or network interface device (NID) if installed) in or at a subscriber’s premises. The actual loop transmission facilities used to provide a ULL may utilize any of several technologies.

4.1.2 Subject to Section 46 of this Agreement, BA shall allow Sprint access to the following ULLs (in addition to those ULLs available under applicable Tariffs) including without limitation unbundled from local switching and local transport in accordance with the terms and conditions set forth in this Section 4.

4.1.2.1 2-wire analog voice grade ULL or analog 2W provides an effective 2-wire channel with 2-wire interfaces at each end that is suitable for the transport of analog voice grade (nominal 300 to 3000 Hz) signals and loop-start signaling. The service is more fully described in Attachment 14 of this Agreement.

4.1.2.2 4-wire analog voice grade ULL or analog 4W provides an effective 4-wire channel with 4-wire interfaces at each end that is suitable for the transport of analog voice grade (nominal 300 to 3000 Hz) signals. The service will operate with one of the following signaling types that may be specified when the service is ordered: loop-start, ground-start, loop-reverse-battery, duplex, and no signaling. The service is more fully described in Attachment 14 of this Agreement.

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4.1.2.3 2-wire ISDN digital grade ULL or BRI ISDN provides a channel with 2-wire interfaces at each end that is suitable for the transport of 160 kbps digital services using the ISDN 2B1Q line code. The service is more fully described in Attachment 14 of this Agreement.

4.1.2.4 2-Wire ADSL-Compatible ULL or ADSL 2W provides a channel with 2-wire interfaces at each end that is suitable for the transport of digital signals up to 6Mbps toward the customer and up to 640 kbps from the customer. ADSL-compatible ULLs will be available where existing copper facilities can meet, or can reasonably be made to meet (at additional charges), applicable BA Technical References (when developed).

4.1.2.5 2-Wire HDSL-Compatible ULL or HDSL 2W provides a channel with 2-wire interfaces at each end that is suitable for the transport of 784 kbps digital signals simultaneously in both directions using the 2B1Q line code. HDSL-compatible ULLs will be available where existing copper facilities can meet, or can reasonably be made to meet (at additional charges), applicable BA Technical References (when developed).

4.1.2.6 4-Wire HDSL-Compatible ULL or HDSL 4W provides a channel with 4-wire interfaces at each end. Each 2-wire channel is suitable for the transport of 784 kbps digital signals simultaneously in both directions using the 2B1Q line code. HDSL-compatible ULLs will be available where existing copper facilities can meet, or can reasonably be made to meet (at additional charges), applicable BA Technical References (when developed).

4.1.2.7 4-wire DS-1 compatible ULL provides a channel with 4-wire interfaces at each end. Each 4-wire channel is suitable for the transport of 1.544 mbps digital signals simultaneously in both directions using PCM line code. DS-1 compatible ULLs will be available where existing copper facilities can meet, or can reasonably be made to meet (at additional charges), the specifications. The service is more fully described in Attachment 14 of this Agreement.

4.1.2.8 ULLs will be offered on the terms and conditions specified herein and on such other terms in applicable Tariffs that are not inconsistent with the terms and conditions set forth herein.

4.1.2.9 BA will make ADSL 2W, HDSL 2W, and HDSL 4W ULLs available to Sprint as soon as practicable, but in any event, no later than the earlier of (i) the implementation schedule developed by the Parties in response to the technical and operational trial(s) described below or (ii) the date on which it makes such ULLs commercially available to any other Telecommunications Carrier in New Jersey. Upon request by either BA or

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Sprint, the Parties shall agree upon a reasonable schedule and location for a technical and operational trial(s) of ADSL 2W, HDSL 2W, and/or HDSL 4W ULLs. Such trial(s) may, by mutual agreement, be conducted in any jurisdiction in which affiliates of BA and Sprint both operate. Upon successful completion of such trial(s), the Parties shall agree upon an implementation schedule for the ULL type(s) subject to such trial(s), which schedule shall begin no later than ninety (90) days after successful completion of such trial(s).

4.1.3 If BA uses integrated digital loop carrier (DLC) systems to provide the local loop, BA will make alternate arrangements, if available, meeting the requirements of this Section 4, to permit Sprint to order an existing contiguous ULL with the same provisioning intervals at no additional cost to Sprint as set forth below. These arrangements may, at BA’s option, include the following: provide Sprint with copper facilities or universal DLC that are acceptable to Sprint. Additional arrangements, such as deployment of Virtual Remote Terminals, or allowing Sprint to purchase the entire DLC, are subject to the BFR procedures of Attachment 13 of this Agreement.

4.1.3.1 BA will unbundle its DLC loops and provide Sprint an alternative unbundled loop to the DLC-provisioned loop. When alternate copper or universal digital loop carrier loops are available, BA will provide them with the same provisioning intervals and at the same price as other loops in that density cell. Such alternate copper or universal digital loop carrier loops shall at least meet the minimum requirements set forth in BA’s technical references.

4.1.3.2 BA will notify Sprint within 3 business days of Sprint’s placement of a complete and accurate loop order if a delayed order notification jeopardy exists and additional equipment or construction is needed. Such notification will be based upon a review of BA’s records which may not accurately reflect the need for additional equipment or construction. In the event a delayed order notification jeopardy exists because additional equipment or construction is needed and the end user is currently served by BA, BA will provision comparable BA Resale Services by the due date for the initial order for the unbundled loop Network Element (but no earlier than six business days after receipt of the order for the unbundled loop Network Element) provided that the standard interval for the BA Resale Service is five days or less. Sprint agrees to pay BA its share of the reasonable additional costs associated with these unbundling mechanisms on a negotiated basis.

4.1.3.3 If more than two (2) percent of the total unbundled loops requested by Sprint in a calendar year require additional equipment or construction, the Parties, at Sprint’s request, will renegotiate this Section 4.1.3.

ATTACHMENT 2

4.2 Loop Components

Sprint may, at its option, raise the issue of subloop unbundling (other than NID unbundling, which is addressed in Section 5 of this Attachment 2) through the BFR procedure set forth in Attachment 13 of this Agreement. Loop components may include, but are not limited to, the following:

4.2.1 Loop Concentrator/Multiplexer
4.2.2 Loop Feeder
4.2.3 Loop Distribution

Section 5. Network Interface Device

5.1 Definition:

5.1.1 “Network Interface Device” or “NID” means the BA provided interface terminating BA’s telecommunications network on the property where the subscriber’s service is delivered at a point determined by BA. The NID contains a FCC Part 68 registered jack from which inside wire may be connected to BA’s network.

5.1.2 BA shall permit Sprint to connect Sprint’s loop to the inside wiring of a subscriber’s premises through BA’s NID in the manner set forth in Section 5.2 herein.

5.2 Access to Network Interface Device

5.2.1 Due to the wide variety of NIDs utilized by BA (based on subscriber size and environmental considerations), Sprint may access the subscriber’s inside wire by any of the following means:

5.2.1.1 BA shall allow Sprint to connect its loops directly to BA’s multiline residential NID enclosures that have additional space and are not used by BA or any other Telecommunications Carrier to provide service to the premise. Sprint agrees to install compatible protectors and test jacks, to maintain the protection system and equipment and to indemnify BA pursuant to Section 20.4 of this Agreement.

5.2.1.2 In all other cases, Sprint must establish the connection to BA’s NID through an adjoining NID deployed by Sprint.

5.2.1.2.1 Where an adequate length of inside wire is present and environmental conditions permit, either Party may remove the inside wire from the other Party’s NID and connect that wire to that Party’s own NID; or

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5.2.1.2.2 Enter the subscriber access chamber or “side” of “dual chamber” NID enclosures for the purpose of extending a connecterized or spliced jumper wire from the inside wire through a suitable “punch-out” hole of such NID enclosures; or

5.2.1.2.3 Request BA to make other rearrangements to the inside wire terminations or terminal enclosure on a time and materials cost basis to be charged to the requesting party (i.e., Sprint, its agent, the building owner or the subscriber). Such charges will be billed to the requesting party.

5.2.1.3 In no case shall Sprint remove or disconnect BA’s loop facilities from BA’s NIDs, enclosures, or protectors.

5.2.1.4 In no case shall Sprint remove or disconnect ground wires from BA’s NIDs, enclosures, or protectors.

5.2.1.5 In no case shall Sprint remove or disconnect NID modules, protectors, or terminals from BA’s NID enclosures.

5.2.1.6 Maintenance and control of premises wiring (inside wire) is the responsibility of the subscriber. Any conflicts between service providers for access to the subscriber inside wire must be resolved by the subscriber.

5.2.1.7 Due to the wide variety of NID enclosures and outside plant environments, BA will work with Sprint to develop specific procedures to establish the most effective means of implementing this Section 5.2.

5.3 Technical Requirements

5.3.1 The NID shall provide an accessible point of connection for the subscriber owned inside wiring, for BA’s facilities, for the distribution media and/or cross connect to Sprint’s NID, and shall maintain a connection to ground.

5.3.2 The NID shall be capable of transferring electrical analog or digital signals between the subscriber’s inside wiring and the distribution media and/or cross connect to Sprint’s NID, consistent with the NID’s function at the Effective Date of this Agreement.

5.3.3 Where a BA NID exists, it is provided in its “as is” condition. Sprint may request BA do additional work to the NID in accordance with Section 5.2.1.2.3.

5.4 Interface Requirements

ATTACHMENT 2

5.4.1 Where an existing BA NID is installed, the NID shall be the interface to subscribers’ premises wiring for the existing loop technology at that premises.

Section 6. Distribution

Sprint may, at its option, raise the issue of subloop unbundling through the BFR procedure set forth in Attachment 13 of this Agreement.

Section 7. Local Switching

7.1 Definition

7.1.1 Local switching is the Network Element that provides Sprint the ability to use switching functionality in a specific BA end office switch, including all vertical services and/or features that BA already provides out of that switch, to provide telephone exchange service to its Customers. Sprint may request modifications to the switching functionality, including the vertical services and/or features, available in a BA end office switch pursuant to the BFR process set forth in Attachment 13. Local switching will be provisioned with a port element, which provides line or trunk side access to Local Switching.

7.1.2 Port element or port means a line card (or equivalent) and associated peripheral equipment on an end office switch which serves as the interconnection between individual loops or individual subscriber trunks and the switching components of an end office switch and the associated switching functionality in that end office switch. Each port is typically associated with one (or more) telephone number(s) which serves as the subscriber’s network address. The port element is part of the provision of Local Switching.

7.1.3 Local Switching includes line side and trunk side facilities plus the features, functions, and capabilities that BA already provides out of that switch. It consists of the line-side port (including connection between a loop termination and a switch line card, telephone number assignment, one primary directory listing, presubscription, and access to 911, operator services, basic intercept, and directory assistance), line and line group features (including appropriate vertical features and line blocking options), usage (including the connection of lines to lines, lines to trunks, trunks to lines, and trunks to trunks), and trunk features (including the connection between the trunk termination and a trunk card).

7.1.4 BA shall offer, as an optional chargeable feature, daily usage tapes that include the “to and from” number, start time, and stop time, by line port, for all recorded local, access, and toll usage. Sprint may request activation or deactivation of features on a per port basis at any time, and shall compensate BA for the non-recurring charges associated with processing the order.

7.2. Technical Requirements

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7.2.1 BA shall route calls to the appropriate trunk or lines for call origination or termination.

7.2.2 Where technically feasible, BA will offer customized routing for unbundled switch lines. BA’s initial development of customized routing will route Directory Assistance and Operator Services calls to: (1) BA provided platforms, (2) Sprint designated platforms, or (3) third party platforms.

7.2.3 BA shall provide standard recorded announcements at Parity.

7.2.4 Where requested by Sprint, BA will attempt to change a subscriber from BA’s services to Sprint’s services without loss of feature availability and functionality. However, dependent on the technical arrangements Sprint chooses to use to provide its end user services, some feature interaction conflicts and resulting loss of feature availability and functionality may result.

7.2.5 For unbundled BA switching in combination with an unbundled BA loop provided by BA as specified in Section 2.4, BA shall perform routine testing (e.g., mechanized loop tests (MLT)) at Parity.

7.2.6 BA shall repair, restore and maintain BA provided equipment that has produced trouble conditions, at Parity and in a non-discriminatory manner, to minimize recurrence of trouble conditions in Sprint’s use of local switching.

7.2.7 BA shall control congestion points such as mass calling events, and network routing abnormalities, using capabilities such as automatic call gapping, automatic congestion control, and network routing overflow at Parity and in a non-discriminatory manner.

7.2.8 BA shall record billable events, involving usage of the Network Element, and send the appropriate recording data to Sprint as outlined in Attachment 7.

7.2.9 Unbundled switching will include 911 access on the same basis as such access is provided in BA’s network.

7.2.10 BA shall provide switching service point (SSP) capabilities and signaling software to interconnect the signaling links destined to BA STPs at Parity. In the event that local switching is provided out of a switch without SS7 capability, and BA unbundled common transport is purchased for use with BA’s unbundled switching, BA’s tandem office switches shall provide this capability at Parity.

7.2.11 BA shall provide the interfaces to adjunct equipment at Parity.

7.2.12 From time to time Sprint may request that BA provide unique reports of reasonable performance data regarding a subscriber line, traffic characteristics, or

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other reasonable elements. To the extent that such reports exceed that which BA provides itself or its subscribers, Sprint shall pay reasonable charges for such reports.

7.2.13 BA shall assign each Sprint subscriber line an unbundled switching class of service. Sprint may request and BA will provide call blocking options (e.g., 900, 976) at Parity.

7.3 Interface Requirements:

7.3.1 BA shall provide the following unbundled switching interfaces:

Analog Basic (POTS) - line side, loop start signaling

Analog Centrex - line side, loop start or ground start signaling

Analog PBX - line side, loop start or ground start signaling

Analog DID - trunk side, loop reverse-battery signaling, associated with a PBX, or ground start signaling, associated with a PBX

DS1 (DID) - trunk side, associated with a PBX

DS1 (IOF) - trunk side, associated with dedicated unbundled transport

These services are more fully described in a technical reference listed in Attachment 14. Additional interfaces may be developed in accordance with the BFR process.

7.3.2 BA shall offer access to the following at Parity:

7.3.2.1 SS7 signaling or multi-frequency trunking;

7.3.2.2 Interface to Sprint or BA Operator Services systems through the use of customized routing, as appropriate;

7.3.2.3 Interface to Sprint or BA Directory Assistance services through the use of customized routing, as appropriate; and

7.3.2.4 Access to third party carriers.

7.4 Integrated Services Digital Network (ISDN)

Implementation of the first customer application of unbundled ISDN switching will require technical and operational coordination and testing by Sprint and BA to ensure that the requirements set forth in this section can be met. Should any of these requirements prove technically infeasible, the Parties shall cooperate to determine the requirements applicable to the unbundled Network Element.

7.4.1 Technical Requirements — ISDN

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7.4.1.1 BA shall offer data switching providing ISDN that, at a minimum:

7.4.1.1.1 Provides integrated packet handling capabilities at Parity;

7.4.1.1.2 Allows for full 2B+D channel functionality for BRI at Parity; and

7.4.1.1.3 Allows for full 23B+D channel functionality for PRI at Parity.

7.4.1.1.4 Each B channel shall allow for voice, 64 Kbps CSD, and PSD of 128 logical channels at minimum speeds of 19 Kbps throughput of each logical channel up to the total capacity of the B channel.

7.4.1.1.5 Each B channel shall provide capabilities for alternate voice and data on a per call basis.

7.4.1.1.6 The BRI D channel shall allow for call associated signaling, non-call associated signaling and PSD of 16 logical channels at minimum speeds of 9.6 Kbps throughput of each logical channel up to the total capacity of the D channel.

7.4.1.1.7 The PRI D channel shall allow for call associated signaling.

7.4.2 Interface Requirements — ISDN

7.4.2.1 BA shall provide the BRI U interface using 2-wire copper loops in accordance with BA Technical Reference 72575.

7.4.2.2 BA shall provide the BRI interface using digital subscriber loops adhering to Bellcore TR-NWT-343 specifications to interconnect DLCs.

7.4.2.3 BA shall offer PSD interfaces adhering to the X.25, X.75 and X.75’ ANSI and Bellcore requirements.

7.4.2.4 BA shall offer PSD trunk interfaces operating at 56 Kbps.

Section 8. Operator Systems

Upon request, BA will provide to Sprint, in accordance with the terms, conditions and prices of a written agreement to be negotiated by BA and Sprint: (a) directory assistance; (b) IntraLATA call completion services; and/or, (c) electronic access on a listing-by-

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listing basis to BA’s directory assistance data base to permit Sprint to provide intraLATA directory assistance to Sprint Customers.

Section 9. Common Transport

9.1 Definition

Common transport consists of interoffice transmission paths, between BA Network Elements (illustrated in Figure 1), shared by carriers. Common transport consists of BA inter-office transport facilities and is distinct and separate from local switching. Common transport routes the call between two BA switches using the existing route(s) that are used by the BA network for BA’s end users.

Figure 1

9.2 Technical Requirements

9.2.1 BA shall be responsible for the engineering, provisioning, and maintenance of the underlying equipment and facilities that are used to provide common transport.

Section 10. Dedicated Transport

10.1 Definition:

10.1.1 Dedicated transport is an interoffice transmission path of a fixed capacity between Sprint designated locations to which Sprint is granted exclusive use. Such locations may include BA central offices, other Telecommunications Carrier switches, or other mutually agreed locations. Dedicated transport is depicted below in Figure 2.

ATTACHMENT 2

Figure 2

10.1.2 BA shall offer dedicated transport as a circuit (e.g., DS0 (voice grade), DS1, STS1 (when available) and DS3) dedicated to Sprint.

10.1.3 When dedicated transport is provided as a circuit, it will have available (as appropriate):

10.1.3.1 Optional multiplexing functionality;

10.1.3.2 Grooming functionality in accordance with Section 10.3 herein; and,

10.1.3.3 Redundant equipment and facilities necessary to support protection and restoration at Parity and in a non-discriminatory manner.

10.2 Technical Requirements

This Section sets forth technical requirements for all dedicated transport.

10.2.1 Dedicated transport shall provide physical diversity at Parity.

10.2.2 Sprint may request that BA provide additional physical diversity. BA will provide such physical diversity where it is available, at BA’s prevailing additional charge, if any. If physical diversity is not reasonably available in response to Sprint’s request, then Sprint may order such additional physical diversity by submitting a request for special construction.

10.2.3 Dedicated transport shall include DSX terminations at one or both ends, as applicable, in BA’s central office location.

10.2.4 BA shall offer DCS and its associated multiplexing separately from dedicated transport.

10.3 Digital Cross Connect System (DCS)

10.3.1 Definition:

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10.3.1.1 DCS is a device which provides electronic cross connection of digital signal level 0 (DS0) or higher transmission bit rate digital channels within physical interface facilities. Types of DCSs include but are not limited to DCS 1/0s, where the nomenclature 1/0 denotes interfaces typically at the DS1 rate or greater with cross-connection typically at the DS0 rate.

10.3.2 DCS Technical Requirements

10.3.2.1 DCS shall provide cross connection of the channels designated by Sprint either through service orders or by using BA’s Intellimux service capabilities.

10.3.2.2 BA shall continue to administer and maintain DCS, including updates to the control software to current available releases, at Parity.

10.3.2.3 BA shall provide various types of Digital Cross Connect Systems including:

10.3.2.3.1 DS0 cross connects (typically termed DCS 1/0), and

10.3.2.3.2 DS1 cross connects (typically termed DCS 1/1).

10.3.2.3.3 Additional DCS types shall be requested in accordance with the BFR process set forth in Attachment 13 of this Agreement.

10.3.2.4 Through BA’s Intellimux service capabilities, BA shall provide immediate and continuous configuration and reconfiguration of the channels between the physical interfaces (i.e., BA shall establish the processes to implement cross connects on demand, or permit Sprint control of such configurations and reconfigurations).

10.3.2.5 Through BA’s Intellimux service capabilities, BA shall provide scheduled configuration and reconfiguration of the channels between the physical interfaces (i.e., BA shall establish the processes to implement cross connects on the schedule designated by Sprint, or permit Sprint to control such configurations and reconfigurations).

10.3.2.6 DCS shall continuously monitor protected circuit packs and redundant common equipment, at Parity.

10.3.2.7 DCS shall automatically switch to a protection circuit pack on detection of a failure or degradation of normal operation, at Parity.

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10.3.2.8 The equipment used to provide DCS shall be equipped with a redundant power supply or a battery back-up, at Parity.

10.3.2.9 BA shall make available for DCSs handling Sprint services spare facilities and equipment, at Parity, necessary for provisioning repairs.

10.3.2.10 Through BA’s Intellimux service capabilities, at Sprint’s option, BA shall provide Sprint currently available performance monitoring and alarm data.

10.3.2.11 At Sprint’s option, BA shall provide Sprint with the ability to initiate tests on DCS equipment. This will require Sprint to provide additional facilities from the DCS to Sprint’s test center. The DCS can then be used to connect Sprint’s test center ports to other Sprint circuits.

10.3.2.12 Where available, DCS shall provide multipoint bridging of multiple channels to other DCSs. Sprint may designate multipoint bridging to be one-way broadcast from a single master to multiple tributaries, or two-way broadcast between a single master and multiple tributaries.

10.3.2.13 DCS shall multiplex lower speed channels onto a higher speed interface and demultiplex higher speed channels onto lower speed interfaces as designated by Sprint.

Section 11. Signaling Link Transport

11.1 Definition:

11.1.1 BA’s Common Channel Signaling Access Service (CCSAS) allows interconnected carriers to exchange signaling information over a communications path which is separate from the message path. The transport portion of CCSAS is provided via a discreetly rated dedicated 56 kbps out of band signaling connection between the carrier’s signaling point of interconnection (SPOI) and BA’s STP.

11.1.2 Each CCSAS signaling connection provides for two-way digital transmission at speeds of 56 kbps. The connection to BA’s STP pair can be made from either the carrier’s signaling point (SP), which requires a minimum of two 56 kbps circuits, or from the carrier’s STP pair, which requires a minimum of four 56 kbps circuits.

11.1.3 STP locations are set forth in National Exchange Carrier Association (NECA) Tariff F.C.C. No. 4. Carriers ordering CCSAS are subject to the technical requirements specified in BA Tariff F.C.C. No. 1. Testing and

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certification reference documentation shall be pursuant to BA Tariff F.C.C. No. 1, Section 6.4.3 (A).

11.1.4 Each Party shall provide the other Party with access to databases and associated signaling necessary for call routing and completion by providing SS7 CCS interconnection in accordance with existing Tariffs, and interconnection and access to toll free databases, LIDB, and any other necessary databases in accordance with existing Tariffs and/or agreements with other unaffiliated carriers. Alternatively, either Party may secure CCS Interconnection from a commercial SS7 hub provider, and in that case the other Party will permit the purchasing Party to access the same databases as would have been accessible if the purchasing Party had connected via SS7 CCS directly to the other Party’s CCS network.

11.1.5 BA shall permit Sprint to access BA’s LIDB to validate calling card numbers and requests for bill-to-third party or collect billing. BA shall provide LIDB access at Parity and in a non-discriminatory manner by a SS7 formatted data query before call completion to determine the validity of the billing method requested by the caller. LIDB will respond with a SS7 formatted confirmation of validity or denial of the requested billing option.

11.1.6 The Parties will provide CCS Signaling to one another, where and as available, in conjunction with all local traffic, toll traffic, meet point billing traffic, and transit traffic. The Parties will cooperate on the exchange of TCAP messages to facilitate interoperability of CCS-based features between their respective networks, including all CLASS features and functions, to the extent each Party offers such features and functions to its subscribers. All CCS signaling parameters will be provided upon request (where available), including called Party number, calling Party number, originating line information, calling Party category, and charge number. All privacy indicators will be honored. The Parties will follow all relevant OBF adopted standards pertaining to CIC/OZZ codes. Where CCS Signaling is not available, in-band multi-frequency (MF) wink start signaling will be provided. Any such MF arrangement will require a separate local trunk circuit between the Parties’ respective switches. In such an arrangement, each Party will outpulse the full ten-digit telephone number of the called Party to the other Party with appropriate call set-up and ANI where available, at Parity.

11.1.7 The following publications describe the practices, procedures and specifications generally utilized by BA for signaling purposes and is listed herein to assist the Parties in meeting their respective interconnection responsibilities related to signaling:

11.1.7.1 Bellcore GR-905-CORE, Issue 1, March 1995, and subsequent issues and revisions;

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11.1.7.2 BA Supplement Common Channel Signaling Network Interface Specification, Bell Atlantic-905, December 1990; Issue, Supplement 1, June 1992; Supplement 2, August 1992; Supplement 3, January 1993; and

11.1.7.3 Bell Atlantic AIN SMS Network Disclosure.

11.1.8 Each Party shall charge the other Party mutual and reciprocal rates for CCS Signaling as follows: BA shall charge Sprint in accordance with Attachment 1 hereto and applicable Tariffs; Sprint shall charge BA rates equal to the rates BA charges Sprint, unless Sprint’s Tariffs for CCS signaling provide for lower generally available rates, in which case Sprint shall charge BA such lower rates.

11.1.9 To the extent Sprint has not already done so, Sprint must meet applicable interconnection certification testing requirements of the SS7 network before interconnection is permitted. These requirements may also apply before SS7 network changes occur within Sprint’s network.

Section 12. Signaling Transfer Points (STPs)

12.1 Definition:

12.1.1 BA’s CCS Access Service (CCSAS) allows interconnected carriers to exchange signaling information over a communications path which is separate from the message path. The discretely rated network termination point where this interconnection takes place is called the BA STP port termination.

12.1.2 Each CCSAS signaling connection provides for two-way digital transmission at speeds of 56 kbps. The connection to BA’s STP pair can be made from either the carrier’s SP, which requires a minimum of two 56 kbps circuits, or from the carrier’s STP pair, which requires a minimum of four 56 kbps circuits.

12.1.3 STP locations are set forth in National Exchange Carrier Association (NECA) Tariff F.C.C. No. 4. Carriers ordering CCSAS are subject to the technical requirements specified in Bell Atlantic Tariff F.C.C. No. 1. See, Bell Atlantic Tariff F.C.C. No. 1, Section 6.4.3 (A) for testing and certification reference documentation.

12.2 Technical Requirements

12.2.1 STPs shall provide access to other Network Elements connected to the BA network. These include:

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12.2.1.1 BA local switching or tandem switching;

12.2.1.2 BA Service Control Points/data bases;

12.2.1.3 Third party local or tandem switching systems; and

12.2.1.4 Third party-provided STPs.

12.2.2 The connectivity provided by STPs shall fully support the functions of all other Network Elements connected to the BA SS7 network. This explicitly includes the use of the BA SS7 network to convey messages which neither originate nor terminate at a signaling end point directly connected to the BA SS7 network (i.e., transit messages). When the BA SS7 network is used to convey transit messages, there shall be no alteration of the integrated services digital network user part (ISDNUP) or Transaction Capabilities Application Part (TCAP) user data that constitutes the content of the message.

12.2.3 If a BA tandem switch routes calling traffic, based on dialed or translated digits, on SS7 trunks between a Sprint local switch and a third party local switch, BA’s SS7 network shall convey the TCAP messages that are necessary to provide call management features (automatic callback, automatic recall, and screening list editing) between the Sprint local STPs and the STPs that provide connectivity with the third party local switch, even if the third party local switch is not directly connected to BA’s STPs, provided that the third party switch is located in the same LATA.

12.2.4 In cases where the destination signaling point is a BA local or tandem switching system or data base, or is a Sprint or third party local or tandem switching system directly connected to BA’s SS7 network, BA STPs shall perform final GTT of messages to the destination and SCCP Subsystem Management of the destination. In all other cases, these STPs shall perform intermediate GTT of messages to a gateway pair of STPs in an SS7 network connected with the BA SS7 network, and shall not perform SCCP subsystem management of the destination.

12.3 Interface Requirements

12.3.1 BA shall provide the following STPs options to connect Sprint or Sprint-designated local switching systems or STPs to the BA SS7 network:

12.3.1.1 An A-link interface from Sprint local switching systems; and

12.3.1.2 A D-link interface from Sprint local STPs.

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12.3.2 Each type of interface shall be provided by one or more sets (layers) of signaling links, as follows:

12.3.2.1 An A-link layer shall consist of two links on diverse T-1 facilities; and

12.3.2.2 A D-link layer shall consist of four links on diverse facilities such that no two concurrent failures of facilities or equipment shall cause the failure of all four links in a D-link layer.

12.3.3 The Signaling Point of Interconnection (SPOI) for each link shall be located at a cross-connect element, such as a DSX-1, in the central office where the BA STP is located. There shall be a DS1 or higher rate transport interface at each of the SPOIs. Each signaling link shall appear as a DS0 channel within the DS1 or higher rate interface.

12.4 Message Screening

12.4.1 BA shall set message screening parameters so as to accept messages from Sprint local or tandem switching systems destined to any signaling point in the BA SS7 network with which the Sprint switching system has a legitimate signaling relation.

12.4.2 BA shall set message screening parameters so as to accept messages from Sprint local or tandem switching systems destined to any signaling point or network interconnected to the BA SS7 network with which the Sprint switching system has a legitimate signaling relation.

12.4.3 BA shall set message screening parameters so as to accept messages destined to a Sprint local or tandem switching system from any signaling point or network interconnected to the BA SS7 network with which the Sprint switching system has a legitimate signaling relation.

12.4.4 BA shall set message screening parameters so as to accept and send messages destined to a Sprint SCP from any signaling point or network interconnected to the BA SS7 network with which the Sprint SCP has a legitimate signaling relation, provided BA receives proper notification and agreement from the owner of such other networks.

12.5 STP Requirements

12.5.1 BA shall provide MTP and SCCP protocol interfaces in accordance with sections relevant to the MTP or SCCP in the following specifications:

12.5.1.1 Bellcore GR-905-CORE, Issue 1, March 1, Common Channel Signaling Network Interface Specification (CCSNIS) Supporting Network

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Interconnection, Message Transfer Part (MTP), and Integrated Services Digital Network User Part (ISDNUP).

Section 13. Call Related Databases and AIN

13.1 Definition:

13.1.1 Call related databases are the Network Elements that provide the functionality for storage of, and access to, information required to route and complete a particular call. Call related databases include, but are not limited to: LIDB, toll free number database, and AIN databases.

13.1.2 A Service Control Point (SCP) is a specific type of database Network Element deployed in a Signaling System 7 (SS7) network that executes service application logic in response to SS7 queries sent to it by a switching system also connected to the SS7 network.

13.2 Technical Requirements for Call Related Databases

Requirements for call related databases within this section address storage of information, access to information (e.g., signaling protocols, response times), and administration of information (e.g., provisioning, administration, and maintenance). All call related databases shall be provided to Sprint in accordance with the following requirements, except where such a requirement is superseded by specific requirements set forth in Subsections 13.3 through 13.5:

13.2.1 BA shall provide physical interconnection to SCPs through the SS7 network and protocols, as specified in Section 12 of this Attachment, with TCAP as the application layer protocol.

13.2.2 BA shall provide physical interconnection to databases via existing interfaces and industry standard interfaces and protocols (e.g., 56 Kb TCP/IP).

13.2.3 The reliability of interconnection options shall be consistent with requirements for diversity and survivability as specified in Section 12 of this Attachment (which applies to both SS7 and non-SS7 interfaces).

13.2.4 Call related database functionality shall be available at Parity. If, based on information available through the process set forth in Section 3.2.1 of this Attachment, Sprint believes the functionality is inadequate to meet its needs, it may initiate a BFR.

13.2.5 BA shall complete database transactions (i.e., add, modify, delete) for Sprint subscriber records stored in BA databases at Parity.

ATTACHMENT 2

13.2.6 BA shall provide database maintenance consistent with the maintenance requirements set forth in Attachment 5 of this Agreement.

13.2.7 BA shall provide billing and recording information to track database usage consistent with connectivity billing and recording requirements for call related databases as specified in Attachment 7 of this Agreement (e.g., recorded message format and content, timeliness of feed, data format and transmission medium).

13.2.8 BA shall provide call related databases in accordance with the physical security requirements set forth in Attachment 9 of this Agreement.

13.2.9 BA shall provide call related databases in accordance with the logical security requirements set forth in Attachment 9 of this Agreement.

13.3 Line Information Data Base (LIDB)

This Subsection 13.3 defines and sets forth additional requirements for the Line Information Data Base. This Subsection 13.3 supplements the requirements of Subsections 13.2 and 13.5.

13.3.1 Definition:

LIDB is a transaction-oriented database accessible through CCS networks. It contains records associated with subscriber line numbers and special billing numbers (in accordance with the requirements in the technical reference in GR-1158-CORE OSSGR, Section 22.3). LIDB accepts queries from other Network Elements, or Sprint’s network, and provides appropriate responses. The query originator need not be the owner of LIDB data. LIDB queries include functions such as screening billed numbers that provides the ability to accept collect or third number billing calls and validation of telephone line number based non-proprietary calling cards. The interface for the LIDB functionality is the interface between the BA CCS network and other CCS networks. LIDB also interfaces to administrative systems. The administrative system interface provides BA work centers with an interface to LIDB for functions such as provisioning, auditing of data, access to LIDB measurements and reports.

13.3.2 Technical Requirements

13.3.2.1 Prior to the availability of a long-term solution for NP, BA shall enable Sprint to store in BA’s LIDB any subscriber line number or special billing number record, (in accordance with the technical reference in GR-1158-CORE OSSGR, Section 22.3) whether ported or not, for which the NPA-NXX or NXX-0/lXX group is supported by that LIDB.

13.3.2.2 Prior to the availability of a long-term solution for NP, BA shall enable Sprint to store in BA’s LIDB any subscriber line number or special

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billing number (in accordance with the technical reference in GR-1158-CORE OSSGR, Section 22.3) record, whether ported or not, and NPA-NXX and NXX-0/lXX Group Records, belonging to an NPA-NXX or NXX-0/1 XX assigned to Sprint.

13.3.2.3 Subsequent to the availability of a long-term solution for NP, BA shall enable Sprint to store in BA’s LIDB any subscriber line number or special billing number (in accordance with the technical reference in GR-1158-CORE OSSGR, Section 22.3) record, whether ported or not, regardless of the number’s NPA-NXX or NXX-0/lXX.

13.3.2.4 BA shall perform the following LIDB functions (i.e., processing of the following query types as defined in the technical reference in GR-1158-CORE OSSGR, Section 22.3) for Sprint’s subscriber records in LIDB:

13.3.2.4.1 Billed number screening (provides information such as whether the billed number may accept collect or third number billing calls); and

13.3.2.4.2 Calling card validation.

13.3.2.5 BA shall process Sprint’s subscriber records in LIDB at Parity with BA subscriber records, with respect to other LIDB functions (as defined in the technical reference in GR-1158-CORE OSSGR, Section 22.3). BA shall indicate to Sprint what additional functions (if any) are performed by LIDB in BA’s network.

13.3.2.6 Within two (2) weeks after a request by Sprint, BA shall provide Sprint with a list of the subscriber data items which Sprint would have to provide in order to support billed number screening and calling card validation. The list shall indicate which data items are essential to LIDB function, and which are required only to support certain services. For each data item, the list shall show the data formats, the acceptable values of the data item and the meaning of those values.

13.3.2.7 BA shall provide LIDB systems with rates of operating deficiencies at Parity. If, based on information available through the process set forth in Section 3.2.1 of this Attachment, Sprint believes that the rate of deficiencies is inadequate to meet its needs, it may initiate a BFR.

13.3.2.8 BA shall provide Sprint with the capability to provision (e.g., to add, update, and delete) NPA-NXX and NXX-0/lXX group records, and line number and special billing number records, associated with Sprint subscribers, directly into BA’s LIDB provisioning process.

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13.3.2.9 Unless directed otherwise by Sprint or the new local service provider, in the event that end user subscribers change their local service provider, BA shall maintain existing subscriber data (for line numbers, card numbers, and for any other types of data maintained in LIDB) as mutually agreed by the Parties.

13.3.2.10 All additions and updates of Sprint data to the LIDB shall be solely at the direction of Sprint. BA will process orders from other CLECs or from BA for subscribers that choose to migrate from Sprint to another provider.

13.3.2.11 BA shall provide priority updates to LIDB for Sprint data upon Sprint’s request to support fraud protection at Parity as set forth in Attachment 9 of this Agreement.

13.3.2.12 BA shall accept queries to LIDB associated with Sprint subscriber records, and shall return responses in accordance with the requirements of this Section 13.

13.4 Toll Free Number Database

The toll free number database is an SCP that provides functionality necessary for toll free (e.g., 800 and 888) number services by providing routing information and additional features during call set-up in response to queries from SSPs. This Subsection 13.4 supplements the requirements of Subsection 13.2 and 13.5. BA shall provide the toll free number database in accordance with the following:

13.4.1 Technical Requirements

13.4.1.1 BA shall make the BA toll free number database available for Sprint to query, from Sprint’s designated switch including local switching, with a toll-free number and originating information.

13.4.1.2 The toll free number database shall return carrier identification and, where applicable, the queried toll free number, translated numbers and instructions as it would in response to a query from a BA switch.

13.4.2 Interface Requirements

The signaling interface between the Sprint or other local switch and the toll free number database shall use the TCAP protocol as specified in Attachment 14 of this Agreement, together with the signaling network interface as specified in Attachment 14 of this Agreement.

ATTACHMENT 2

13.5 Advanced Intelligent Network (AIN) Access, Service Creation Environment and Service Management System (SCE/SMS) Advanced Intelligent Network Access

13.5.1 BA shall provide access to any and all BA service applications resident in BA’s SCP. Such access may be from Sprint’s switch or BA’s unbundled local switching element.

13.5.2 SCE/SMS AIN access shall provide Sprint the ability to create service applications in the BA SCE and deploy those applications via the BA SMS to the BA SCP. This interconnection arrangement shall provide Sprint access to the BA development environment in a manner at least at Parity with BA’s ability to deliver its own AIN-based services. SCE/SMS AIN Access is the creation and provisioning of AIN services in the BA network.

13.5.3 BA shall make SCE hardware, software, testing and technical support (e.g., help desk, system administrator) resources available to Sprint. Scheduling of SCE resources shall allow Sprint at least equal priority to BA.

13.5.4 The BA SCE/SMS shall allow for multi-user access. Source code (i.e., AIN service applications and process flow design developed by a Sprint service designer/creator to provide AIN based services) management and other logical security functions will be provided.

13.5.5 BA shall provide reasonable protection to Sprint service logic and data from unauthorized access, execution or other types of compromise.

13.5.6 BA or a designated vendor shall provide for service creation training, documentation, and technical support of Sprint development staff at Parity with that provided to BA’s own development staff. Training sessions shall be “suitcased” to Sprint facilities or delivered at BA facilities, at Sprint’s cost, at Sprint’s discretion, subject to vendor’s requirements.

13.5.7 When Sprint selects SCE/SMS AIN access, BA shall provide for a secure, controlled access environment on-site as well as via remote data connections (i.e., ISDN circuit switched data).

13.5.8 When Sprint selects SCE/SMS AIN access, BA shall allow Sprint to transfer data forms and/or tables to the BA SCP via the BA SMS (e.g., service customization and subscriber subscription) in a manner consistent with how BA provides that capability to itself.

13.5.9 When Sprint selects SCE/SMS AIN access for providing services on Sprint’s network, BA and Sprint will work cooperatively to resolve technical and provisioning issues.

ATTACHMENT 2

Section 14. Tandem Switching

14.1 Definition:

14.1.1 Tandem switching includes trunk-connect facilities, the basic switching function of connecting trunks to trunks, and the functions that are centralized in tandem switches. Tandem switching creates a temporary transmission path between interoffice trunks that are interconnected at a BA access tandem switch for the purpose of routing a call or calls.

14.2 Technical Requirements

14.2.1 Tandem switching shall provide:

14.2.1.1 Signaling to establish a tandem connection;

14.2.1.2 Screening and routing at Parity;

14.2.1.3 Recording of billable events at Parity;

14.2.1.4 Tandem switching shall provide AIN triggers supporting AIN features at Parity with its provision of such triggers for BA subscribers;

14.2.1.5 BA’s tandem switching shall provide access to toll free and number portability databases in the same manner as it provides such access to itself and its BA subscribers;

14.2.1.6 Tandem switching shall provide all trunk interconnections, where available, in BA’s access tandems; and

14.2.1.7 Tandem switching shall accept connections (including the necessary signaling and trunking interconnections) between end offices, IXCs, ITCs, CAPs and CLEC switches that subtend/interconnect at the same access tandem.

14.2.2 Tandem switching shall provide local tandeming functionality between two end offices that subtend/interconnect at the same tandem, including two offices belonging to different CLECs (e.g., between a Sprint end office and the end office of another CLEC).

14.2.3 Tandem Switching shall preserve CLASS features and Caller ID as traffic is processed on SS7 trunk groups at Parity. Additional signaling information and requirements are provided in Section 12.

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14.2.4 BA shall perform routine testing and fault isolation on the underlying switch that is providing tandem switching and all its interconnections at Parity with its performance of such testing for its own subscriber services. When commonly available, the results of the testing shall be made immediately available to Sprint.

14.2.5 Tandem switching shall control congestion using capabilities such as automatic congestion control and network routing overflow. Congestion control provided or imposed on Sprint traffic shall be at Parity with controls being provided or imposed on BA traffic for itself and its subscribers.

14.2.6 Tandem switching shall route calls to BA or Sprint endpoints or platforms for which tandem switching is provided. For tandem switching with unbundled common transport, call routing including overflow is accomplished as BA’s network normally routes the calls. For tandem switching with unbundled dedicated transport, specific routing may be requested through the BFR process.

14.2.7 Tandem switching shall process originating toll-free traffic received from a Sprint local switch.

14.2.8 In support of AIN triggers and features, tandem switching shall provide SSP capabilities at Parity with BA’s provision of these capabilities for its own subscribers under the same circumstances when these capabilities are not available from local switching.

14.2.9 The local switching and tandem switching functions may be combined in a switch. If this is done, both local switching and tandem switching shall provide all of the functionality required of each of those Network Elements in this Agreement.

14.3 Interface Requirements

14.3.1 Tandem switching shall interconnect, with direct trunks, to all Telecommunications Carriers with which BA interconnects.

14.3.1.1 Sprint shall exercise all reasonable efforts to enter into a reciprocal local traffic exchange arrangement (either via written agreement or mutual tariffs) with any wireless carrier, ITC, or other LEC or CLEC to which it sends, or from which it receives, local traffic that transits BA facilities over traffic exchange trunks. If Sprint fails to enter into such an arrangement as quickly as commercially reasonable following the Effective Date and to provide written notification of such agreement, including the relevant rates therein, to BA, but continues to utilize BA’s transit service for the exchange of local traffic with such wireless carrier, ITC, or other LEC or CLEC, Sprint shall, in addition to paying the rate set forth in Attachment 1 for said transit service, pay BA any charges or costs

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such terminating third party carrier imposes or levies on BA for the delivery or termination of such traffic, including any switched access charges, plus all reasonable expenses incurred by BA in delivering or terminating such traffic and/or resulting from Sprint’s failure to secure said reciprocal local traffic exchange arrangement. BA will, upon request, provide Sprint with all reasonable cooperation and assistance in obtaining such arrangements. The Parties agree to work cooperatively in appropriate industry fora to promote the adoption of reasonable industry guidelines relating to transit traffic.

14.3.1.2 Transit traffic that is originated by an ITC or wireless carrier shall be settled in accordance with the terms of an appropriate IntraLATA telecommunications services settlement agreement between the Parties. Meet-Point Billing compensation arrangements as described in Section 2 of Attachment 6 of this Agreement shall be utilized for compensation for the joint handling of toll traffic.

14.3.1.3 BA expects that most networks involved in transit traffic will deliver each call to each involved network with CCS and the appropriate TCAP message to facilitate full interoperability of those services supported by BA and billing functions. In all cases, each Party shall follow the Exchange Message Interface (“EMI”) standard and exchange records between the Parties and with the terminating carrier to facilitate the billing process to the originating network.

14.3.1.4 Transit traffic to and from Sprint shall be routed over the traffic exchange trunks.

14.3.2 BA shall provide signaling necessary to provide tandem switching with feature functionality impacts and effects at Parity.

Section 15. Additional Requirements

This Section 15 of Attachment 2 sets forth the additional requirements for Network Elements which BA agrees to offer to Sprint under this Agreement.

15.1 Cooperative Testing

15.1.1 Definition:

Cooperative Testing means that both BA and Sprint shall cooperate with reasonable requests from the other to (1) ensure that the Network Elements and ancillary functions and additional requirements being provided to Sprint by BA are in compliance with the requirements of this Agreement, (2) test the overall functionality of various Network Elements and ancillary functions provided by BA to Sprint in combination with each other (pursuant to Section 2.4, above) or in

ATTACHMENT 2

combination with other equipment and facilities provided by Sprint or third parties, (3) test the overall functionality of services provided by third parties involving or combining Network Elements provided by BA and services provided by Sprint, and (4) ensure that billing data can be provided to Sprint and BA.

15.1.2 Requirements

Within forty-five (45) days of the Effective Date of this Agreement, Sprint and BA will agree upon a process to resolve technical issues relating to interconnection of Sprint’s network to BA’s network and Network Elements. The agreed upon process shall include procedures for escalating disputes and unresolved issues up through higher levels of each Party’s management. If Sprint and BA do not reach agreement on such a process within forty-five (45) days, any issues that have not been resolved by the Parties with respect to such process shall be submitted to the procedures set forth in Section 14.3 of this Agreement unless both Parties agree to extend the time to reach agreement on such issues.

15.1.2.1 Where mutually agreed (e.g., POT bays in the common area associated with physical collocation), BA shall provide Sprint access for testing Sprint facilities at interfaces between a BA Network Element, or at interfaces between a BA combination provided by BA as specified in Section 2.4, and Sprint equipment or facilities. This access shall be available seven (7) days per week, twenty-four (24) hours per day.

15.1.2.2 When mutually agreed, BA shall temporarily provision Sprint designated local switching features (e.g. customized routing) for testing. Sprint and BA shall mutually agree on the procedures to be established between BA and Sprint to expedite such provisioning processes for feature testing.

15.1.2.3 Upon reasonable request, BA and Sprint shall provide technical staff to meet with each other to provide required support for cooperative testing.

15.1.2.4 Dedicated transport and ULL may experience alarm conditions due to in-progress tests. When an entire BA facility is dedicated to Sprint services, BA shall not remove such facility from service without obtaining Sprint’s prior approval.

15.1.2.5 BA shall provide to Sprint electronic access to 105 type responders, 100-type test lines, or 102-type test lines associated with any circuits under test.

15.1.2.6 Sprint and BA shall endeavor to complete cooperative testing as mutually agreed.

ATTACHMENT 2

15.1.2.7 Sprint may accept or reject the Network Element ordered by Sprint if, upon completion of cooperative acceptance testing, the tested Network Element does not meet the requirements stated in applicable technical references included in Attachment 14 of this Agreement.

15.2 Protection, Restoration, and Disaster Recovery

15.2.1 Scope:

This Section refers specifically to requirements on the use of redundant network equipment and facilities for protection, restoration, and disaster recovery.

15.2.2 Requirements

15.2.2.1 BA shall provide protection, restoration, and disaster recovery capabilities at Parity with those capabilities provided for its own services, facilities and equipment (e.g., equivalent circuit pack protection ratios, facility protection ratios).

15.2.2.2 BA shall provide Network Elements equal priority in protection, restoration, and disaster recovery as provided to its own services, facilities and equipment.

15.2.2.3 BA shall provide Network Elements equal priority in the use of spare equipment and facilities as provided to its own services, facilities and equipment.

15.2.2.4 BA shall restore Network Elements which are specific to Sprint end user subscribers on a priority basis as Sprint may designate at Parity.

15.3 Synchronization

15.3.1 Definition:

Synchronization is the function which keeps all digital equipment in a communications network operating at the same average frequency. With respect to digital transmission, information is coded into discrete pulses. When these pulses are transmitted through a digital communications network, all synchronous Network Elements are traceable to a stable and accurate timing source. Network synchronization is accomplished by timing all synchronous Network Elements in the network to a stratum 1 source so that transmission from these network points have the same average line rate.

15.3.2 Technical Requirements

ATTACHMENT 2

The following requirements are applicable to the case where BA provides synchronization to equipment that Sprint owns and operates within a BA location. In addition, these requirements apply to synchronous equipment that is owned by BA and is used to provide a Network Element to Sprint. Synchronization services provided by BA for equipment that Sprint owns and operates within a BA location shall be subject to rates and charges to be determined.

15.3.2.1 The synchronization of clocks within digital networks is divided into two parts: intra-building and inter-building. Within a building, a single clock is designated as the building integrated timing supply (BITS), which provides all of the DS1 and DS0 synchronization references required by other clocks in such building. This is referred to as intra-building synchronization. The BITS receives synchronization references from remotely located BITS. Synchronization of BITS between buildings is referred to as inter-building synchronization.

15.3.2.2 To implement a network synchronization plan, clocks within digital networks are divided into four stratum levels. All clocks in strata 2, 3, and 4 are synchronized to a stratum 1 clock, that is, they are traceable to a stratum 1 clock. A traceable reference is a reference that can be traced back through some number of clocks to a stratum 1 source. Clocks in different strata are distinguished by their free running accuracy or by their stability during trouble conditions such as the loss of all synchronization references.

15.3.2.2.1 Intra-Building

15.3.2.2.1.1 Within a building, there may be different kinds of equipment that require synchronization at the DS1 and DS0 rates. Synchronization at the DS1 rate is accomplished by the frequency synchronizing presence of buffer stores at various DS1 transmission interfaces. Synchronization at the DS0 rate is accomplished by using a composite clock signal that phase synchronizes the clocks. Equipment requiring DS0 synchronization frequently does not have adequate buffer storage to accommodate the phase variations among different equipment. Control of phase variations to an acceptable level is accomplished by externally timing all interconnecting DS0 circuits to a single clock source and by limiting the interconnection of DS0 equipment to less than 1,500 cable feet. Therefore, a BITS shall provide DS1 and composite clock signals when the appropriate composite signal is a 64-kHz 5/8th duty cycle, return to zero with a bipolar violation every eighth pulse (B8RZ).

ATTACHMENT 2

15.3.2.2.2 Inter-Building

15.3.2.2.2.1 BA shall provide inter-building synchronization at the DS1 rate, and the BITS shall accept the primary and secondary synchronization links from BITS in other buildings. From hierarchical considerations, the BITS shall be the highest stratum clock within the building and BA shall provide operations capabilities (this includes, but is not limited to: synchronization reference provisioning; synchronization reference status inquiries; timing mode status inquiries; and alarm conditions).

15.3.3 Synchronization Distribution Requirements

15.3.3.1 Central Office BITS shall contain redundant clocks meeting or exceeding the requirements for a stratum 3 enhanced clock as specified in ANSI T1.101-1994 and Bellcore GR-1244 Clocks for the Synchronized Network: Common Generic Criteria.

15.3.3.2 Central Office BITS shall be powered by primary and backup power sources.

15.3.3.3 If both reference inputs to the BITS are interrupted or in a degraded mode (meaning off frequency greater than twice the minimum accuracy of the BITS, loss of frame, excessive bit errors, or in alarm indication signal), then the stratum clock in the BITS shall provide the necessary bridge in timing to allow the network to operate without a frame repetition or deletion (slip free) with better performance than 1 frame repetition or deletion (slip) per week.

15.3.3.4 DS1s multiplexed into a SONET synchronous payload envelope within an STS-n (where n is defined in ANSI T1.105-1995) signal shall not be used as reference facilities for network synchronization.

15.3.3.5 The total number of Network Elements cascaded from the stratum 1 source shall be minimized.

15.3.3.6 A Network Element shall receive the synchronization reference signal only from another Network Element that contains a clock of equivalent or superior quality (stratum level).

15.3.3.7 BA shall select for synchronization those facilities shown to have the greatest degree of availability (absence of outages).

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15.3.3.8 Where possible, all primary and secondary synchronization facilities shall be physically diverse (this means the maximum feasible physical separation of synchronization equipment and cabling).

15.3.3.9 No timing loops shall be formed in any combination of primary and secondary facilities.

15.3.3.10 An operations support system (OSS) shall continuously monitor the BITS for synchronization related failures or degradation.

15.3.3.11 An OSS shall continuously monitor all equipment transporting synchronization facilities for synchronization related failures or degradation.

15.3.3.12 For non-SONET equipment, BA shall provide synchronization facilities which, at a minimum, comply with the standards set forth in ANSI T1.101-1994.

15.3.3.13 All equipment approved for deployment in BA’s network shall meet Bellcore GR-253 and GR-1244 requirements.

ATTACHMENT 3

COLLOCATION

Section 1.	Introduction

Section 2.	Technical Requirements

Section 3.	License

ATTACHMENT 3

COLLOCATION

Section 1. Introduction

This Attachment sets forth the requirements for Collocation. BA shall provide Sprint Collocation in accordance with the terms of BA’s applicable FCC and New Jersey Tariffs (including, but not limited to, BA’s FCC and New Jersey Collocation Tariffs), and the provisions of this Attachment 3. Any conflicts between the Tariffs and the provisions of this Attachment 3 shall be resolved as set forth in Section 2.3 of the Agreement.

Section 2. Technical Requirements

2.1 BA shall provide space, where available and as reasonably requested by Sprint, to meet Sprint’s needs for placement of equipment. Sprint may collocate only that equipment which is used or useful for interconnection and access to Network Elements. Sprint agrees to comply with any and all restrictions imposed by the Board and FCC on the installation and use of equipment in collocated interconnection space.

2.1.1 To the extent practicable and consistent with the needs of BA and other collocators, BA will use reasonable efforts to place Sprint’s physically collocated interconnection space so as to permit Sprint to expand its collocated interconnection space to a contiguous area, provided that such expansion will not preclude Sprint from applying for additional space that is non-contiguous with the original space, to the extent such space is available and such application is consistent with the provisions of this Attachment.

2.1.2 Subject to availability, physically-collocated interconnection will be provided on a first-come, first-served basis in a physically-collocated office until available Collocation space and facilities are exhausted. In such instances where two or more requests for space are received at the same time for a Central Office building with limited space, a lottery will be administered to determine the order of selection of applicants.

2.1.3 If the space remaining in the portion of the Central Office in which physical Collocation is provided (the “Collocation Space”) is less than one-hundred (100) square feet or otherwise configured so as to be unsuited to meet the requirements of another collocator that has requested such space, the existing collocator(s) shall have the option of applying for any portion(s) of the remaining space.

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2.1.4 In the event that Sprint withdraws its request for Collocation service prior to completion, BA will refund the pre-paid design and planning fee, less actual costs incurred by BA.

2.1.5 Upon receipt of Sprint’s first Collocation application form, BA will, upon request, make available to Sprint at cost any applicable Bellcore or BA-specific documentation as listed in BA’s Tariff F.C.C. No. 1, Section 19.3.5. Sprint is responsible for obtaining all other documentation listed in Attachment 14.

2.1.6 At the time BA tenders estimated construction charges to Sprint pursuant to Section 2.12.1 of this Attachment 3, BA shall provide any information in its possession or control regarding the environmental condition of the space provided for those sites, where the information is reasonably available. BA shall also notify Sprint at such time of the following conditions of which it is aware: the existence and condition of asbestos, lead paint, hazardous substance contamination, and the like.

2.1.7 BA shall allow Sprint to perform reasonable environmental site investigations within the designated Collocation space, including, but not limited to, asbestos surveys, which Sprint deems to be necessary in support of its Collocation needs, upon completion of BA’s required construction work for the Sprint Collocation space.

2.1.8 If the space provided for the placement of equipment, interconnection, or provision of service contains environmental contamination or hazardous material, particularly but not limited to asbestos or lead paint which makes the placement of such equipment or interconnection hazardous, BA shall offer an alternative space, if available at the same BA premise, for Sprint’s consideration.

2.2 Where technically feasible, BA shall provide intraoffice facilities (e.g., DS1, DS3, DS0, OC3, OC12, OC48, and STS-1, terminations where and when available) as requested by Sprint to meet Sprint’s need for placement and interconnection of equipment.

2.3 BA agrees to allow Sprint’s employees and designated agents unrestricted access to Sprint dedicated space in BA offices twenty-four (24) hours per day each day of the week. BA may place reasonable security restrictions on access by Sprint’s employees and designated agents to the Sprint collocated space in BA offices, in accordance with BA’s Collocation Tariffs and Attachment 9.

2.4 Where technically feasible, BA shall provide the connection between the equipment in the collocated spaces of two (2) or more

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Telecommunications Carriers permitting each such Telecommunications Carrier to interconnect its network with that of another collocating Telecommunications Carrier at the BA premises, provided that the collocated equipment is used for interconnection with BA or for access to BA’s Network Elements.

2.5 BA shall permit Sprint to subcontract the construction of physical Collocation arrangements within the Sprint Collocation space, to BA’s construction specifications, with contractors approved by BA, provided, however, that BA shall not unreasonably withhold approval of contractors. Approval by BA shall be based on the same criteria it uses in approving contractors for its own purposes.

2.6 Sprint may order from BA basic business telephone service at the Collocation space, as may be required for administrative purposes.

2.7 BA shall provide lighting, ventilation, power, heat, air conditioning, and other environmental conditions for Sprint’s space and equipment in substantial conformance with Bell Communication Research (“Bellcore”) Network Equipment-Building System (“NEBS”) standards TR-EOP-000063. Sprint may order additional lighting and AC power in accordance with BA’s Collocation Tariffs.

2.8 [Intentionally omitted].

2.9 BA shall provide all ingress and egress of fiber and power cabling to Sprint collocated spaces in compliance with Sprint’s reasonable cable diversity requirements. The specific level of diversity requested for each site or Network Element will be provided in the Collocation request. Sprint shall pay BA any reasonable special construction charges incurred in providing Sprint the requested level of diversity where said diversity is not available.

2.10 In a Collocation arrangement hereunder, BA shall protect Sprint’s proprietary information to the extent required by Applicable Law.

2.11 BA shall notify Sprint’s National Network Management Center at least five (5) business days prior to those instances when BA or its subcontractors know they will be performing work reasonably anticipated to affect Sprint’s service on the DC power plants which support Sprint equipment. BA will inform Sprint by telephone of any emergency related activity reasonably anticipated to affect Sprint’s service that BA or its subcontractors may be performing on the DC power plants which support Sprint equipment. Notification of any emergency related activity shall be as soon as practicable so that Sprint can take any action required to monitor or protect its service.

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2.12 Sprint shall submit a request to collocate equipment using the forms attached as Exhibit A and Exhibit B. Promptly following Sprint’s submission of a Collocation application, BA shall review the application and within ten (10) business days, conduct a meeting with Sprint to review the details of the application to assure that it is complete.

2.12.1 Within thirty (30) days after the application review meeting, BA shall advise Sprint whether the Collocation space applied for by Sprint is available for Sprint’s use and, if so, tender to Sprint estimated construction charges. Sprint shall review the charges within thirty (30) days after receiving them. Upon Sprint’s request that BA proceed with construction of the Collocation space and BA’s acceptance of such request, BA shall construct the Collocation space.

2.13 Sprint and BA will complete an acceptance walk through of collocated space constructed by BA.

2.14 BA shall provide telephone equipment drawings depicting the location, type, and cable termination requirements (i.e., connector type, number and type of pairs, and naming convention) for BA point of termination bay(s) to Sprint upon completion of BA construction of the Sprint Collocation space.

2.15 BA shall provide drawings depicting available paths, with dimensions, for Sprint outside plant fiber ingress and egress into Sprint collocated space at the initial site implementation meeting between Sprint and BA within ten (10) business days of BA’s acceptance of Sprint’s request for Collocation space. Such path and any areas around it in which Sprint must work to perform installation shall be free of asbestos, lead paint (unless encapsulated), and other health or safety hazards to the same extent that comparable BA work areas in the same premises are free of such conditions.

2.16 BA shall provide power cabling connectivity information, including the sizes and number of power feeders, to Sprint upon completion of BA construction of Sprint Collocation space.

2.17 BA shall provide positive confirmation to Sprint when its construction of Sprint Collocation space is fifty percent (50%) completed. This confirmation shall also include confirmation of the scheduled completion and turnover dates.

2.18 BA shall make commercially reasonable efforts to provide the following information to Sprint within ten (10) business days of receipt of request from Sprint unless otherwise agreed:

2.18.1 Work restriction guidelines.

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2.18.2 BA or industry technical publication guidelines (at Sprint’s expense) that impact the design of virtually collocated equipment.

2.18.3 BA contacts (names and telephone numbers) for the following areas:

Engineering Physical & Logical Security Billing Operations Site and Building Managers Environmental and Safety

2.18.4 Escalation process for BA employees (names, telephone numbers and the escalation order) for any disputes or problems that might arise in connection with Sprint’s Collocation activities.

2.19 “Power” as referenced in this Section 2.19 refers to any electrical power source supplied by BA for Sprint Collocation equipment. It includes necessary superstructure, infrastructure, and overhead facilities, including, but not limited to, cable, cable racks and bus bars. BA will supply power to support collocated Sprint equipment at equipment-specific and industry standard DC and AC voltages. BA shall supply power to Sprint at Parity with that provided by BA to itself or to any third party Telecommunications Carrier at the premises.

2.19.1 Central Office power supplied by BA into the Sprint equipment area shall be supplied in the form of power feeders (cables) on cable racking into the designated Sprint equipment area. The power feeders (cables) shall support the requested quantity and capacity of Sprint equipment in accordance with the Collocation Tariff. The termination location shall be as reasonably requested by Sprint.

2.19.2 BA shall provide power as reasonably requested by Sprint to meet Sprint’s need for the interconnection and placement of equipment in accordance with Tariff.

2.19.3 BA power equipment supporting Sprint’s equipment shall:

2.19.3.1 Comply in material respects with applicable industry standards (e.g., Bellcore, and NEBS) for equipment installation, cabling practices, and physical equipment layout;

2.19.3.2 Have redundant power feeds with physical diversity and battery back-up for Sprint equipment at Parity with that provided for similar BA equipment at the same premises.

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Power requirements for remote switching equipment, if any is collocated, and physical diversity for power feeds where such diversity is not already available, may require special construction, at Sprint’s expense.

2.19.3.3 Upon Sprint’s request, BA will provide prices and specifications for unique battery and power requirements, including those for other types of equipment that can be collocated under this Agreement;

2.19.3.4 Provide Central Office ground, connected to a ground electrode in compliance with applicable industry standards. Central Office ground for remote switching equipment, if any is collocated, may require special construction, at Sprint’s expense; and

2.19.3.5 Provide feeder capacity and quantity to support the equipment layout for Sprint equipment in accordance with Sprint’s Collocation application. Feeder capacity for remote switching equipment, if any is collocated, may require special construction, at Sprint’s expense.

2.19.4 BA shall use commercially reasonable efforts to:

2.19.4.1 Upon request by Sprint, provide documentation submitted to and received from contractors for any contractor bids for any work being done on behalf of Sprint (except for any work that is covered by a Tariffed rate);

2.19.4.2 Provide Sprint access to its collocation space upon completion of construction that will provide safe and secure access to the Collocation space;

2.19.4.3 Provide cabling that adheres in all material respects to Bell Communication Research (Bellcore) Network Equipment-Building System (NEBS) standards TR-EOP-000063; and

2.19.4.4 Provide Lock Out-Tag Out and other electrical safety procedures and devices in conformance with agreed OSHA or industry guidelines.

2.20 BA shall provide virtual Collocation where physical Collocation is not practical for technical reasons or because of space limitations. BA shall take collocator demand into account when renovating existing facilities and constructing or leasing new facilities.

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2.21.1 Except as stated in Section 2.21.2, below, standard intervals for Physical Collocation shall be one-hundred and twenty (120) days from the date an application is finalized and approved by the Parties. Virtual Collocation will have a standard interval of sixty (60) days from the date an application is finalized and approved by the Parties.

2.21.2 To the extent required by Applicable Law, standard intervals for Physical Collocation shall be ninety (90) days from the date an application is finalized and approved by the Parties. If Applicable Law requires that the standard intervals for Physical Collocation shall be ninety (90) days from the date an application is finalized and approved by the Parties and BA determines that it will not be able to provide Physical Collocation within ninety (90) days from the date an application is finalized and approved by the Parties, BA shall provide notice of this to Sprint with an explanation of the reason(s) that a longer interval will be required and an estimate of such longer interval.

2.22 Sprint may collocate only that equipment which is used or useful for interconnection and access to Network Elements. Such collocated equipment may include Remote Switching Modules only to the extent BA is required by Applicable Law to permit Sprint to collocate Remote Switching Modules. Sprint may collocate the quantity and type of such equipment it reasonably deems necessary in its Collocation space, provided that the equipment meets Bellcore specifications. Approved vendors will, at minimum, be vendors BA currently approves for its own use. BA will not unreasonably withhold approval of additional vendors whose equipment meets Bellcore specifications.

2.23 Sprint may choose to lease unbundled transport from BA or a third carrier for the purpose of connection to Sprint collocated equipment, rather than construct to such facilities, all in accordance with Applicable Law.

2.24 BA will maintain Sprint’s virtually collocated equipment in Parity with how it maintains its own equipment. Such maintenance shall include the change out of electronic cards provided by Sprint and per Sprint’s request.

Section 3. License

BA hereby grants Sprint a license to occupy any premises or rack space which contain Sprint collocated equipment as permitted hereunder, including without limit all necessary ingress and egress, all in accordance with the terms and conditions of this Agreement including this Attachment 3.

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PROVISIONING AND ORDERING

Section 1.	General Business Requirements

Section 2.	Local Service Request Process Requirements

Section 3.	Systems Interfaces and Information

Section 4.	Standards

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PROVISIONING AND ORDERING

1.0	General Business Requirements

1.1 Ordering and Provisioning Parity

1.1.1 During the term of this Agreement (beginning as soon as practicable for SPRINT systems under development), each Party shall provide the other with necessary ordering and provisioning business process support as well as those technical and systems interfaces as may be required to enable a Purchasing Party to provide Resale Services at Parity with the Providing Party.

1.1.2 During the term of this Agreement, BA shall provide Sprint with necessary ordering and provisioning business process support as well as those technical and systems interfaces as may be required to enable Sprint to provide Telecommunications Services using Network Elements, as described herein.

1.2 CLEC Sales and Support Center (“CSSC”)/Single Point of Contact (“SPOC”)

1.2.1 BA shall provide such number of CSSCs (or reasonably equivalent offices) as shall be determined by BA, which shall serve as Sprint’s SPOC for all activities involved in the ordering and provisioning of BA’s Network Elements and Resale Services. The SPOC systems shall receive Local Service Requests (“LSR”) (through an electronic interface) twenty-four (24) hours a day, seven (7) days a week.

1.2.2 The SPOC shall provide service during the hours of 8:30 a.m. to 4:30 p.m., ET, Monday through Friday (or such additional hours as BA shall provide service to its own subscribers), adequately staffed by personnel reasonably trained to answer questions, to process LSRs in a timely manner, and to resolve problems in connection with the ordering and provisioning of BA’s Network Elements and Resale Services.

1.2.3 BA shall provide, through electronic interfaces, provisioning and premises visit installation support for coordinated scheduling, status, and dispatch capabilities from 7:00 a.m. to 10:00 p.m., ET, Monday through Friday, and Saturday from 7:00 a.m. to 8:00 p.m., ET., or for such additional hours as BA shall provide service to its own subscribers. Additional charges may be incurred for

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dispatches outside of BA’s normal work days and work hours, consistent with Bell Atlantic’s business practices.

1.3 Street Address Guide (“SAG”)

Commencing with the Effective Date of this Agreement, if BA should cease using postal information to develop and maintain its SAG, then upon terms and conditions to be mutually agreed and to the extent authorized by the relevant federal, state, and local authorities, BA shall provide to Sprint SAG data, or its equivalent, in a standard electronic format.

1.4 Customer Payment History

Neither Party (“Providing Party”) shall refuse to provide Offered Services to the other Party (“Purchasing Party”) for use by a Customer or potential Customer of the Purchasing Party on the basis of the Customer’s past payment history with the Providing Party. Except as otherwise expressly provided in this Agreement or expressly agreed in writing by the Parties, the Purchasing Party shall have no responsibility for payment to the Providing Party of any amounts owed by the Customer to the Providing Party. The Purchasing Party shall be responsible for payment to the Providing Party for Providing Party Offered Services purchased by the Purchasing Party with respect to a Customer regardless of the payment performance of the Customer.

1.5 Carrier Selection

1.5.1 For Resale Services or relevant Network Elements, each Party shall provide to the other, when ordered by the Board, the capability to order local, intraLATA, and interLATA service by entering the other Party’s Customer’s choice of carrier on a single LSR. Each Party shall provide the other Party with the capability to order separate interLATA and intraLATA carriers on a line or trunk (with line side treatment) basis when intraLATA toll carrier presubscription is implemented.

1.5.2 Where intraLATA toll carrier presubscription is not implemented, each Party agrees to provide intraLATA toll services for resale, to resold or unbundled switch lines provided to the other Party. Where intraLATA toll carrier presubscription is implemented, each Party will route toll calls to the appropriate carrier as designated by the other Party.

1.6 Notification to Long Distance Carrier

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1.6.1 Subject to Attachment 14 of the Agreement, each Party shall support and implement new transaction code status indicators (“TCSIs”) defined by OBF in support of local resale to enable the other Party to provide seamless Customer service.

1.6.1.1 Each Party shall implement TCSIs used in conjunction with the new local service provider (“LSP”) identification code for handling account maintenance, Customer service, and such other codes as OBF may define.

1.6.1.2 In addition, each Party shall implement TCSIs used in conjunction with the new ported telephone number field to link “shadow” and ported telephone numbers in support of INP.

1.6.2 Each Party shall provide to the other Party the LSP ID on purchased lists of the other Party’s PIC’d and non-PIC’d Customers.

1.6.3 Each Party shall provide the ported telephone number on purchased CARE lists of the other Party’s PIC’d and non-other Party’s PIC’d Customers.

1.7 Number Administration/Number Reservations

1.7.1 Until number administration functions are assumed by a neutral third party in accordance with Applicable Law, BA shall assign NXX codes to Sprint on a non-discriminatory basis with no restrictions other than those imposed upon all carriers under the North American Numbering Plan or comparable conventions. In addition, each Party shall provide activation of translations routing of the other Party’s NXX codes to meet established national implementation dates. Further, BA shall provide Sprint with access to abbreviated dialing codes, access arrangements for 555 line numbers, and the ability to obtain telephone numbers, including specific numbers where available, while a Customer is on the phone with Sprint, all at Parity. BA shall provide the same range of number choices to Sprint, including choice of exchange number, as BA provides its own Customers. Reservation and aging of numbers associated with BA Resale Services and BA Network Elements shall remain BA’s responsibility. Reservation and aging of numbers associated with Sprint Resale Services shall remain Sprint’s responsibility.

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1.7.2 Where mutually agreed, which agreement shall not be unreasonably withheld, the Parties will implement LERG reassignment for particular NXX codes in accordance with Attachment 8 of this Agreement.

1.7.3 If and when available from a Party, each Party shall accept LSRs from the other Party for vanity numbers and blocks of numbers for use with relevant complex services including, but not limited to, direct inward dialing, CENTREX, and hunting arrangements, as reasonably requested by a Purchasing Party, in accordance with applicable Tariffs, and at Parity.

1.7.4 For simple services number reservations, each Party shall provide real-time confirmation of the number reservation. For number reservations associated with relevant complex services, each Party shall provide confirmation of the number reservation within two (2) business days of the Purchasing Party’s request. Number reservations shall be provided in accordance with applicable Tariffs and at Parity with that provided a Party’s own Customers.

2.0	Local Service Request Process Requirements

2.1 OBF Compliance

2.1.1 Subject to Attachment 14 of the Agreement and in accordance with OBF standards, BA and Sprint shall generally follow the OBF-developed ordering and provisioning process standards. These include pre-order service inquiry, pre-order service inquiry response, firm order acknowledgment/rejection, firm order confirmation, and those to be developed for delay notification, completion notification and the like. Each Party agrees to work cooperatively to implement future relevant OBF-developed processes related to ordering and provisioning.

2.2 Service Migrations and New Customer Additions

2.2.1 For Resale Services, except as stated in the next sentence of this Section 2.2.1, neither Party shall require a disconnect order from a Customer, another local service provider, or any other entity, to process the other Party’s LSR to establish the other Party’s local service and/or migrate a Customer to the other Party’s local service. The provisions of the foregoing sentence of this Section 2.2.1 shall not apply if a Party has established a service option under which a Customer of the Party (including a resale

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Telecommunications Carrier Customer) may issue a “Do Not Touch” or similar instruction with regard to the Customer’s service, specifying that the service may be disconnected and/or changed only by an instruction directly from the Customer to the Party providing the service, and the Customer has elected to invoke this option with regard to the Customer’s service.

2.2.2 With respect solely to Resale Services available hereunder, neither Party shall disconnect any such service or associated features at any time during the migration of a Customer to the other Party’s service without the prior consent of the other Party, unless such disconnection is necessitated by the change in service requested by the other Party.

2.2.3 Except as stated in the next sentence of this Section 2.2.3, for services provided through Network Elements, a Party shall recognize the other Party as an agent for the Customer in coordinating the disconnection of services provided by another carrier. The provisions of the foregoing sentence of this Section 2.2.3 shall not apply if a Party has established a service option under which a Customer of the Party (including a resale Telecommunications Carrier Customer) may issue a “Do Not Touch” or similar instruction with regard to the Customer’s service, specifying that the service may be disconnected and/or changed only by an instruction directly from the Customer to the Party providing the service, and the Customer has elected to invoke this option with regard to the Customer’s service. The Customer’s new carrier shall be responsible for complying with Section 33 of the Agreement. In addition, when coordinated cutover services are ordered, neither Party shall disconnect any services provided to the Customer until the Customer’s new carrier notifies the other carrier that the new carrier’s unbundled elements are installed and operational, except where existing facilities are being reused.

2.2.4 Unless otherwise directed by the Customer’s new carrier, when that Party orders Resale Services or local switching Network Elements, all trunk or telephone numbers currently associated with existing POTS services shall be retained without loss of feature capability and without loss of associated ancillary services, including, but not limited to, directory assistance services and 911/E911 capability, provided that the Customer’s new carrier includes such features and ancillary services in its LSRs.

2.2.5 With respect to BA Resale Services, Sprint may submit LSRs for BA Customers who convert their existing Telephone Exchange

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Service to BA Resale Services by submitting an LSR which indicates the desired service configuration for each end user line being converted (“migration-as-specified LSRs”). By submitting migration-as-specified LSRs, Sprint directs BA to remove all services and to connect only those services stated on the migration-as-specified LSR without disconnecting the line.

2.2.5.1 Where there is no change in the Customer’s directory listing information, Sprint intends to develop and implement the capability, by May 15, 1998, not to submit a Directory Service Request or to indicate on the Directory Service Request that there is no change to the Customer’s directory listing information.

2.2.5.2 If the migration-as-specified LSR is incomplete, insufficient, incorrect, or contains conflicting information such that BA is not able to process the migration-as-specified LSR, BA may reject such LSR. Any such rejection shall not be considered in any manner in measuring or calculating BA’s service performance or satisfying any performance measurements under this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, (a) in the absence of gross negligence or willful misconduct, BA shall have no liability to Sprint, any Sprint customer, or any other third party as a result of or otherwise in connection with the rejection of any migration-as-specified LSR; (b) Sprint shall review with the Customer all the Telecommunications Services the Customer ordered and retained for the existing telephone number; and (c) Sprint shall indemnify BA and hold BA harmless from and against any and all claims, losses, liabilities and damages to third parties incurred by BA by reason of such incomplete, insufficient, incorrect or otherwise erroneous migration-as-specified LSR.

2.2.5.3 BA shall develop the capability to process migration-as-specified LSRs for services and account types listed in Appendix 1 on a mechanized basis and intends to have this capability available for testing with Sprint within thirty (30) days after the Effective Date. Following the successful completion of testing, Sprint and BA shall agree on the actual implementation date of this capability. Such implementation will be sufficient to handle a commercially reasonable volume of migration-as-specified LSRs for the service and account types listed in Appendix 1. The Parties shall mutually agree to the expansion of this capability to additional service and account types.

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2.2.5.4 All charges applicable under this Agreement to LSRs generally shall apply to migration-as-specified LSRs.

2.2.5.5 The Parties shall negotiate in good faith to agree on documented interface specifications. Sprint agrees to provide adequate prior written notice to BA in the event it decides to submit migration-as-specified LSRs for any high volume, unusual quantity or other non-ordinary course of business request (e.g., orders for Sprint employees) so that BA may take any additional steps necessary to process such LSRs in a timely fashion, including further testing of BA’s capability for processing migration-as-specified LSRs. The Parties shall work cooperatively to assure that any problems in connection with implementation and the provision of such capabilities are resolved.

2.2.5.6 Sprint agrees that a preponderance of the migration-as-specified LSRs it submits to BA will be for service and account types listed in Appendix 1. The Parties further agree that any changes to the agreed upon service and account types that BA can process on a mechanized basis that the Parties may undertake to negotiate shall preserve and not degrade such full mechanized processes.

2.2.5.7 BA agrees to accept migration-as-specified LSRs for service and account types that BA cannot process on a fully mechanized basis. When and if the Commission determines that additional charges for processing such LSRs may be assessed and establishes a rate and cost recovery method, there will be a retroactive true-up with interest charges at the prime or appropriate Commission-determined rate.

2.2.6 When Sprint submits an LSR to order a combination of BA local loop and switching Network Elements (provided by BA as specified in Attachment 2, Section 2.4) as a replacement for Local Exchange Services currently provided by BA to the Customer, Sprint will include on the LSR the “Combined Loop and Unbundled Local Switching” code in the Requisition Type and Status field, the “Conversion of service to new LSP” code in the Activity field and the existing telephone number on the Loop and Port Service forms. By submitting such LSRs, Sprint directs BA to disconnect any Telephone Exchange Services provided to the end user for the specified telephone number and to connect the BA local loop and switching Network Elements stated on such LSRs. Notwithstanding anything to the contrary set forth in this Agreement, (a) Sprint shall review with the Customer all the Telecommunications Services the

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Customer ordered and retained for the existing telephone number before submitting such LSR to BA and (b) Sprint shall indemnify BA and hold BA harmless from and against any and all claims, losses, liabilities and damages to third parties incurred by BA for processing such LSR.

2.3 Coordinated Cut-Over Process

The following cutover coordination procedures shall apply, upon request by the Customer’s new carrier, for the conversion of “live” telephone exchange services to or from service over ULLs. These and other mutually agreed-upon procedures shall apply reciprocally for the “live” cutover of Customers from BA to Sprint and from Sprint to BA. NP cutover procedures shall be reasonably agreed by the parties at such time as the capability has been developed.

2.3.1 The Customer’s new carrier (“the requesting Party”) shall request cutover coordination by delivering to the other Party a valid electronic transmittal LSR (when available) or another mutually agreed-upon type of LSR. Such LSR shall be provided in accordance with industry format and specifications or such format and specifications as may be agreed to by the Parties. Within twenty-four (24) hours of the other Party’s receipt of such valid LSR, the other Party shall provide the requesting Party the FOC date and time.

2.3.2 On each order, the Parties will agree on a cutover time at least forty-eight (48) hours before that cutover. Cutover time will be defined as a fifteen (15) to thirty (30) minute per line window within which both Parties will make telephone contact to complete the cutover. The cutover window for other methodologies will be agreed to by the Parties.

2.3.4 Within the appointed fifteen (15) to thirty (30) minute cutover time, the requesting Party will call the other Party to coordinate cutover work and when the other Party is reached in that interval, such work will be promptly performed.

2.3.5 If the requesting Party requires a change in scheduling, it must contact the other Party to issue a supplement to the original order. The negotiations process to determine the date and time of cutover will then be reinitiated as usual pursuant to Section 2.3.2.

2.3.6 If the requesting Party is not ready within the appointed interval and if it had not called to reschedule the work at least two

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(2) hours prior to the start of the interval, the requesting Party shall be liable for the non-recurring charge for such work for the missed appointment. In addition, non-recurring charges, if applicable, for the rescheduled appointment will apply.

2.3.7 If the other Party is not available or not ready at any time during the appointed fifteen (15) to thirty (30) minute interval, the Parties will reschedule and the other Party will waive the non-recurring charge, if applicable, for such work whenever it is performed pursuant to an agreed-upon rescheduling.

2.3.8 Beginning nine (9) months from the Effective Date of the Agreement, if unusual or unexpected circumstances prolong or extend the time required to accomplish the coordinated cutover, the Party responsible for such circumstances is responsible for the reasonable labor charges of the other Party. Delays caused by the Customer are the responsibility of the requesting Party.

2.4 Intercept Treatment and Transfer of Service Announcements

2.4.1 For Resale Services, the Providing Party, upon request of the Purchasing Party, shall provide unbranded basic intercept treatment and transfer of service announcements for calls to the Purchasing Party’s Customers. The Providing Party shall provide such basic treatment and transfer of service announcement in accordance with its normal policies and procedures for all service disconnects, suspensions, or transfers.

2.4.2 For local switching Network Elements, BA, upon Sprint’s request, shall provide unbranded basic intercept treatment and transfer of service announcements for calls to Sprint’s Customers. BA shall provide such basic treatment and transfer of service announcement in accordance with its normal policies and procedures for all service disconnects, suspensions, or transfers.

2.5 Desired Due Date (“DDD”)

2.5.1 For services with agreed upon intervals, the Purchasing Party shall select on each LSR a DDD consistent with agreed intervals. For services with variable intervals, Sprint shall select among available due dates obtained from ECG (Electronic Communications Gateway) for specific services with variable intervals. The Providing Party shall use reasonable efforts to not complete the LSR prior to the DDD or later than the DDD unless authorized by the Purchasing Party.

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2.5.2 If the DDD falls after the standard LSR completion interval (as mutually agreed by the Parties), the Providing Party shall use reasonable efforts to complete the LSR on the DDD.

2.5.3 Subsequent to an initial LSR submission, the Purchasing Party may request a new/revised DDD that is earlier than the minimum defined interval. The Providing Party shall use reasonable efforts to meet such DDD and may, consistent with its business practices, assess non-discriminatory expedite charges as identified in Attachment 1.

2.5.4 Any special or preferred scheduling options available to the Providing Party to serve the Providing Party’s Customers shall also be available to the Purchasing Party to serve the Purchasing Party’s Customers who are similarly situated to the Providing Party’s Customers. The Providing Party may assess Non-Discriminatory charges for such options.

2.6 Customer Premises Inspections and Installations

Each Party shall perform or contract for any needs assessments, including equipment and installation requirements, at the premises of its Customer.

2.7 Firm LSR Confirmation (“FOC”)

2.7.1 Subject to Attachment 14 of the Agreement, the Providing Party shall provide to the Purchasing Party, via an electronic interface, a FOC meeting OBF standards for each Purchasing Party LSR, after a reasonable implementation interval from final acceptance of the particular OBF standard.

2.7.2 For a revised FOC, the Providing Party shall provide LSR detail in accordance with OBF standards after a reasonable implementation interval from final acceptance of the particular OBF standard.

2.8 LSR Rejections

The Providing Party shall reject and return to the Purchasing Party any LSR that the Providing Party cannot provision because the DDD is prior to the submission date of the LSR.

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2.9 LSR Changes

2.9.1 If an installation or other ordered work requires a material change from the original LSR, the Providing Party shall contact the Purchasing Party in advance of performing the installation or other work to obtain authorization for the change. The Providing Party shall then provide the Purchasing Party an estimate of additional labor hours and/or materials. After all installation or other work is completed, the Providing Party shall promptly notify the Purchasing Party of actual labor hours and/or materials used in accordance with regular LSR completion processes.

2.9.1.1 If additional work is completed on an LSR, as approved by the Purchasing Party, the cost of the additional work must be reported to the Purchasing Party.

2.9.1.2 If work on an LSR is partially completed, notification shall identify the work that was performed and work remaining to be completed.

2.9.2 If a Purchasing Party’s Customer requests the Providing Party’s personnel, while they are at the Customer’s premises to perform installation or other work on behalf of the Purchasing Party, to make a service change, the Providing Party’s personnel shall direct the Customer to contact the Purchasing Party to order such change.

2.10 Jeopardy Situations

The Providing Party shall provide to the Purchasing Party known delayed order notification prior to the committed due date, and other known delays in completing work specified on the Purchasing Party’s LSR as detailed on the FOC, in accordance with mutually agreed procedures.

2.11 Cooperative Testing

2.11.1 Cooperative Testing shall be performed in accordance with Attachment 2, Section 15.1.

2.11.2 Systems and Process Testing

The Parties shall cooperate upon request to assess whether all operational interfaces and processes are in place and functioning as intended. Testing shall simulate actual operational procedures and systems interfaces to the greatest extent possible. Either Party may request cooperative testing as it deems appropriate to assess service performance, reliability, and Customer serviceability.

ATTACHMENT 4

2.12 Service Suspensions/Restorations

Upon the Purchasing Party’s request through a suspend/restore order, which shall comply with Applicable Law, the Providing Party shall suspend or restore the functionality of any local switching Network Element or dial tone line Resale Service provided by the Providing Party to the Purchasing Party. The Providing Party shall provide restoration priority on a per Network Element or combination basis in a manner that conforms with priorities requested by the Purchasing Party, which shall comply with Applicable Law.

2.13 Disconnects

The Providing Party shall notify the Purchasing Party of any termination of any Offered Service provided under this Agreement to the Purchasing Party when such termination is requested by the Providing Party or any third party. Such notice shall be in a format and detail consistent with industry standards.

2.14 LSR Completion Notification

Subject to Attachment 14 of the Agreement and when industry standards are developed for such service, and after a reasonable implementation interval, upon completion of an LSR by the Providing Party, it shall submit to the Purchasing Party an LSR completion which reasonably details the work performed. Notification shall be provided in accordance with industry standards when developed. The Parties will cooperate in the interim to assure adequate notification.

2.15 Fulfillment Process

Each Party shall conduct all activities associated with the account fulfillment process for all of its Customers.

2.16 Specific Unbundling Requirements

2.16.1 To the extent technically feasible, Sprint may order and BA shall provision Network Elements either individually or in combinations to the extent provided in Attachment 2, Section 2.4. Network Elements ordered as combined shall be reasonably provisioned as combined by BA, unless Sprint specifies that the Network Elements ordered in combination be provisioned separately.

ATTACHMENT 4

2.16.2 Prior to providing service in a specific geographic area or when Sprint requires a change of network configuration, the Parties shall cooperate in planning the preparation of Network Elements and switch translations in advance of LSRs for additional Network Elements from Sprint.

2.16.3 For mutually-agreed combinations of Network Elements, Network Elements that are currently connected and ordered together will not be physically disconnected, except for technical reasons.

2.16.4 Network Elements to be provisioned together shall be identified and ordered by Sprint as such.

2.16.5 When ordering a mutually-agreed combination of Network Elements, Sprint shall have the option of ordering all features, functions and capabilities of each Network Element, as they exist in BA’s network on the date of the LSR.

2.16.6 When Sprint orders Network Elements, BA shall provision the features, functions, and capabilities of the Network Elements specified in this Agreement for such element, as reflected on Sprint’s LSR.

2.16.7 Sprint and BA shall cooperate and coordinate activities including the sharing of relevant specifications in such a manner as to promote compatibility between and among respective Network Elements.

2.16.8 Orders for Network Elements will generally contain relevant administration, bill, contact, and Customer information, as defined by the OBF.

2.16.9 Service intervals for combinations of BA Local Loop and Switching Network Elements provided by BA as specified in Attachment 2, Section 2.4, shall be as follows:

2.16.9.1 For orders of POTS combinations of BA local loop and switching Network Elements to migrate existing BA customers where the facilities are reused without modification, the service interval will be the comparable BA Resale Service interval.

2.16.9.2 For other types of orders of combinations of BA local loop and switching Network Elements, such as ISDN,

ATTACHMENT 4

designed and complex services, service intervals will be negotiated on a case-by-case basis. If the Parties are not able to reach agreement on specific service intervals within 30 days, either Party may request that the Commission resolve the dispute under Section 14.3 of the Agreement.

2.16.9.3 This Section 2.16.9 will be revised as required by or as necessary to comply with Applicable Law. Nothing in this Section 2.16.9 shall be construed as a waiver of either Party’s position on the appropriate service intervals or their right to assert such position at any time in any forum.

3.0	Systems Interfaces and Information

3.1 General Requirements

3.1.1 Where access to operational support systems functionality is required, each Party (as soon as available for Sprint to the extent required by Applicable Law) shall provide to the other electronic interface(s) for transferring and receiving information and executing transactions in regards to service ordering and provisioning of Network Elements. Subject to Attachment 14 of the Agreement, the BA interface(s) shall be capable of supporting the steps in the OBF-developed ordering and provisioning process no later than thirty (30) days after the Effective Date.

3.1.2 Each Party’s interfaces shall provide the other Party with the same process and system capabilities for both residence and business ordering and provisioning at Parity.

3.1.3 BA and Sprint shall agree on and implement interim solutions for BA interfaces within forty-five (45) days after the Effective Date of this Agreement. Such interim interface(s) shall, at a minimum, provide Sprint the same functionality and level of service as is currently provided by the electronic interfaces used by BA for its own systems, users, or Customers.

3.1.4 The foregoing interim interfaces or processes may be modified, if so agreed by Sprint and BA, during the interim period.

3.1.5 Until the Party’s electronic interfaces are available, the Providing Party agrees that a CSSC or similar function (as described in Section 1.2 of this Attachment) will accept a Purchasing Party’s LSRs. LSRs will be transmitted to the CSSC via an interface or method agreed upon by the Parties.

ATTACHMENT 4

3.2 Ordering and Provisioning for Resale Services

3.2.1 Subject to Section 13 of the Agreement and in accordance with all Applicable Law, the Providing Party shall provide the Purchasing Party with access to Customer Information of a Purchasing Party Customer without requiring the Purchasing Party to produce a signed LOA based on the Purchasing Party’s representation that the Customer, in the manner required by Applicable Law and this Agreement, has authorized the Purchasing Party to obtain such Customer Information.

3.2.1.1 Such Customer Information shall be at the line and/or trunk level. In accordance with Applicable Law, the Providing Party shall provide to the Purchasing Party an electronic interface to Providing Party Customer Information systems which will allow the Purchasing Party to obtain the Providing Party’s current Customer profile, including Customer name, billing and service addresses, billed telephone number(s), and identification of features and services on the Customer accounts, and allow the Purchasing Party to obtain information on features and services available in the end office where Customer’s services are currently provisioned.

3.2.2 BA shall provide to Sprint a list of Resale Services within sixty (60) days of the Effective Date of this Agreement and shall provide updates to such list in accordance with Section 43 of the Agreement.

3.2.3 The Providing Party shall provide to the Purchasing Party an electronic interface to Providing Party information systems to allow the Purchasing Party to:

3.2.3.1 assign telephone number(s) (if the Customer does not already have a telephone number or requests a change of telephone number);

3.2.3.2 schedule dispatch and installation appointments;

3.2.3.3 provide service availability dates; and

3.2.3.4 transmit status information on LSRs. Until the electronic interface is available, BA agrees that it will provide status on LSRs at the following critical

ATTACHMENT 4

intervals: acknowledgment and firm order confirmation according to interim procedures to be mutually developed.

3.3 Ordering and Provisioning for Unbundling

3.3.1 BA shall provide to Sprint upon reasonable request a listing of available, orderable services for Network Elements that are not already listed in this Agreement.

3.3.2 BA shall provide to Sprint upon request such engineering design and layout information for Network Elements as may be available and mutually agreed.

3.3.3 Subject to Attachment 14 of this Agreement, BA shall provide to Sprint an electronic interface as soon as practicable after applicable OBF standards are formally accepted which will allow Sprint to determine service due date intervals and schedule appointments. Until applicable OBF standards are formally accepted, BA shall provide Sprint an interim interface to allow Sprint to determine service due date intervals and schedule appointments.

3.3.4 Where applicable, BA shall provide to Sprint information on charges associated with special construction. BA agrees that it will, as soon as practicable, notify Sprint of any charges associated with necessary construction.

3.3.5 On request from Sprint, BA shall provide Sprint with results from mechanized loop tests where such tests are technically feasible on a time and materials basis or at Board-approved rates, as appropriate.

3.3.6 BA shall provide Sprint with confirmation of circuit assignments at Parity.

4.0	Standards

4.1 General Requirements

4.1.1 Sprint and BA shall agree upon the appropriate ordering and provisioning codes to be used for Network Elements.

Attachment 5

MAINTENANCE

Attachment 5

MAINTENANCE

1. The Parties shall provide repair, maintenance, testing, and surveillance for all Resale Services, Interconnection, and Network Elements provided under this Agreement in accordance with the terms and conditions of this Attachment.

2. The Parties shall cooperate with each other to meet maintenance standards for all Resale Services, Interconnection, and Network Elements ordered under this Agreement, as specified in Section 8 of this Attachment. Such maintenance standards shall include, without limitation, standards for testing, network management, and notification of standards upgrades as they become available.

3. BA will provide an Electronic Interface as a gateway to BA systems and databases to allow Sprint maintenance personnel and customer service representatives to perform the following functions for BA Resale Services purchased by Sprint: the ability to transmit a new trouble ticket; the ability to receive notification of status changes as they occur including notification of dispatch; the ability to receive employee generated information messages; the ability to track current status on all open Sprint trouble tickets; the ability to request an escalation and receive escalation responses of said request; the ability to receive dispatch “arrive by time” appointment (POTS) when the trouble is established and notification of appointment changes; the ability to update trouble information; and the ability to receive all applicable time and material charges at the time of ticket closure (total by Customer, per event) along with clearance time and description of work done. The Parties will continue to negotiate reciprocal interfaces and procedures for maintenance of Interconnection and Network Elements, using an electronic bonding interface based on ANSI standards T1.227-1995 and T1.228 - 1995, and Electronic Communication Implementation Committee (“ECIC”) Trouble Report Format Definition (“TRFD”) Number 1 as defined in ECIC document ECIC/TRA/95-003, and standards referenced in those documents.

4. BA shall provide repair service to Sprint that is at Parity; trouble calls from Sprint shall receive response time priority that is at Parity and shall be handled on a “nondiscriminatory” basis regardless of whether the Customer is a Sprint Customer or a BA Customer. Sprint shall provide repair service that is at Parity; trouble calls from BA shall receive response time priority that is at Parity and shall be handled on a “nondiscriminatory” basis regardless of whether the customer is a BA Customer or a Sprint Customer.

5. Each Party shall provide at Parity scheduled and non-scheduled maintenance, including, without limitation, required and recommended maintenance intervals and procedures, for all Resale Services, Interconnection, and Network Elements under this Agreement that it currently provides for the maintenance of its own network. Each Party will provide reasonable notice of such maintenance if it shall materially affect the other Party’s customers.

Attachment 5

6. A Providing Party shall provide the other Party with a summary description of any and all emergency restoration plans and disaster recovery plans (however denominated) for the Providing Party’s Offered Services. Such plans, if warranted by the nature thereof, shall include the following: (i) provision for notification to the other Party of the existence, location, and source of any FCC reportable emergency network outage potentially affecting a Customer of the other Party, via fax to a single number designated by the other Party; (ii) establishment of a single point of contact responsible for initiating and coordinating the restoration of all Resale Services, Interconnection, or Network Elements; (iii) provision of status of restoration efforts and problem resolution during the restoration process, via fax to a single number designated by the other Party; (iv) reasonably equivalent priority, as between Sprint Customers and BA Customers, for restoration efforts, consistent with FCC Service Restoration guidelines, including, without limitation, deployment of repair personnel, and use of spare parts and components on the Party’s own network; and (v) a mutually agreeable process for escalation of maintenance problems, including a complete, up-to-date list of responsible contacts, each available twenty-four (24) hours per day, seven (7) days per week. Said plans shall be modified and up-dated as needed.

6.1

As identified, the Parties shall provide timely notification to each other of any outage which is known to affect 5 or more of the other Party’s Customers and will provide timely notification of potential service affecting outages at Parity with local repair centers. Such outages may include, but are not limited to:

Central office outages;

Facility outages such as cable cuts and repeater failures.;

Commercial power outages;

Load sharing situations;

Subscriber loop outages;

Signaling network congestion; and

General network congestion.

7. BA and Sprint will make reasonable efforts to minimize the number of calls misdirected to the other Party’s repair bureau. BA and Sprint shall establish mutually acceptable methods and procedures for the referral from BA to Sprint, and vice versa, of any and all misdirected calls from customers requesting repair.

8. Each Party’s repair bureau shall perform the following functions in conformance with the performance and service quality standards, including but not limited to any standard performance intervals, described in this Agreement, when providing repair and maintenance to the other Party and the other Party’s Customers under this Agreement:

8.1	Either Party may request repairs by calling the other Party’s repair bureau.

Attachment 5

8.2

Each Party shall make reasonable efforts to ensure that its repair bureau, including the Electronic Interface described in this Attachment, is on-line and operational twenty-four (24) hours per day, seven (7) days per week. Sprint and BA will develop mutually agreed-upon manual processes for repair reporting in the event of unavailability or failure of the Electronic Interface.

8.3

Each Party’s repair bureau shall provide to the other Party the “arrive by time” or “estimated time to arrive.” For services other than basic, non-engineered, 2 wire service with a loop running directly from the end office to the Customer or end user location, the “estimated time to arrive” will be provided via the Electronic Interface once the Customer Service Center has established the interval.

8.4	Each Party shall notify the other Party, via status screen or verbal communication, when the “arrive by time” or “estimated time to arrive” has been significantly changed or impacted by other events.

8.5	The time periods described in Appendix A apply to all emergency restoration intervals except in the case of a Force Majeure event.

8.6	An outage that has not reached the threshold defining an emergency network outage shall be restored within the time periods described in Appendix A.

8.7

Trouble tickets and maintenance requests not involving total service outage shall be resolved within the time periods described in Appendix A. For purposes of this Section, a Resale Service, Interconnection, or a Network Element shall be considered restored, or a trouble resolved, when the quality of the Resale Service, Interconnection or Network Element is reasonably equivalent to that provided before the outage, or the trouble, occurred.

8.8

Each Party shall provide progress reports and status of repair efforts to the other Party upon reasonable request. Each Party shall inform the other Party as soon as possible following the restoration of Resale Service, Interconnection or Network Element after an outage has occurred. Each Party shall clear all trouble tickets and maintenance requests throughout its network.

8.9

The Parties shall establish escalation procedures for trouble tickets and maintenance requests that are not resolved in a timely manner. The escalation procedures to be provided under this Agreement shall include names and telephone numbers of each Party’s management personnel who are responsible for maintenance issues.

8.10

Neither Party shall perform maintenance services involving additional charges for Resale Services, Interconnection or Network Elements without advance authorization from the other Party. Charges for maintenance services, as set forth in this Agreement, will be billed to the Party requesting the maintenance services.

8.11

The Electronic Interface established pursuant to Section 3 preceding shall have the capability of allowing Sprint to retrieve trouble reports, access BA status field and designated narratives which will contain the original test results, if applicable, and receive all applicable close out information including time of repair, work done and any charges associated with the trouble report.

Attachment 5

8.12	Each Party shall furnish the other Party with a single point of contact (“SPOC”) for all communications relating to trouble tickets and maintenance requests.

Attachment 5

APPENDIX A

1. Intervals: At Parity with the Providing Party’s retail customers.

2. Plan: Within 180 days after the Effective Date, the Parties shall jointly develop a plan which shall define and detail:

a. their respective duties and responsibilities with respect to administration and maintenance of the standards identified in Section 8 of this Attachment;

b. provisions for disaster recovery and escalation procedures;

c. a schedule to implement the translation of maintenance requests or responses originating in the Parties’ internal processes into the agreed-upon attributes and elements of a mutually agreeable X.25 based network or such other network standard, including TCP/IP, as the Parties may agree; and

d. such other matters as the Parties may agree.

Attachment 6

BILLING

1.	Billable Information and Charges

2.	Meet Point Billing

3.	Collocation

4.	Reciprocal Compensation

5.	Local Number Portability

6.	Electronic Transmissions

7.	Tape or Paper Transmissions

8.	Testing Requirements

9.	Bill Accuracy Certification

10.	Payment of Charges

11.	Billing Disputes

12.	Additional Requirements

Attachment 6

BILLING

1.	Billable Information And Charges

1.1.1

BA will bill Sprint for BA Resale Services in accordance with this Attachment 6. Initially, BA will bill Sprint for BA Network Elements in accordance only with Appendix 1 to this Attachment 6. BA will begin to bill Sprint for BA Network Elements in accordance with this Attachment 6 as soon as practicable after national industry standard specifications are finalized for billing for Network Elements.

1.1.2

BA will use commercially reasonable efforts to format its electronic bills in accordance with national industry standard specifications, Billing Output Specifications (BOS) format, as appropriate. To the extent that there is no national industry standard specification BOS format applicable to the formatting of BA’s electronic bills, such bills shall be issued in a format mutually agreed to by the Parties. The electronic bills will include a separate and unique billing code for, and the quantity of, each type of BA Network Element and BA Resale Service purchased by Sprint. To the extent consistent with Applicable Law and national industry standard specifications, BA will jurisdictionally identify the charges on these bills wherever it has the information necessary to do so. Wherever BA is unable to identify the jurisdiction of the BA Network Element or BA Resale Service purchased by Sprint, the Parties will jointly develop a process to determine the appropriate jurisdiction. BA will use commercially reasonable efforts to provide to Sprint for BA Resale Services purchased by Sprint from BA an electronic customer service record that is formatted in accordance with national industry standard specifications, Billing Output Specifications (BOS) format.

1.2

Except as otherwise required by Applicable Law or expressly agreed by the Parties, the Providing Party will bill the Purchasing Party on a monthly basis under this Agreement. The Providing Party will exercise commercially reasonable efforts to include in its monthly bills known charges, credits and adjustments for the Network Elements and Resale Services that were ordered, established, utilized, discontinued or performed during the relevant billing period. The Parties agree to work cooperatively to determine a process for verification of the accuracy of bills.

1.3

The Providing Party and the Purchasing Party will establish the same monthly billing date (“Bill Date”) for each Purchasing Party account within the State. The Purchasing Party will include the Bill Date on all orders for Providing Party Network Elements and Providing Party Resale Services, where the form of the order (as established under this Agreement) provides for inclusion of the Bill Date. The Providing Party will include the Bill Date on each invoice transmitted to the Purchasing Party. Each Party will transmit all invoices to the other Party

Attachment 6

within ten (10) calendar days of the Bill Date, or at least twenty (20) calendar days prior to the payment due date, as described in Section 10 of this Attachment, whichever is earlier. Any invoice transmitted on a Saturday, Sunday or a day designated as a holiday by the bill processing department of the Party receiving the invoice, will be deemed transmitted on the next business day.

1.4

The Providing Party will use the same account identification numbers each month, unless it provides the Purchasing Party with thirty (30) days advance written notice of any change. In addition to electronically transmitting a bill as provided in Section 6, below, a Providing Party will provide the bill on paper to the Purchasing Party at no additional charge. If a Purchasing Party requests any copy(ies) of a bill in addition to the initial electronic transmission of the bill and initial paper bill, the Purchasing Party shall pay the Providing Party a reasonable fee per additional bill copy, unless such copy was requested due to errors, omissions, or corrections, or the failure of the transmission to comply with the specifications set forth in this Agreement.

1.5

Except as otherwise agreed in writing, each Party shall be responsible for (1) all costs and expenses it incurs in complying with its obligations under this Attachment and (2) the development, modification, technical installation and maintenance of any of its systems or other infrastructure which it requires to comply with and to continue complying with its responsibilities and obligations under this Attachment.

1.6

Each Party shall provide the other Party with a contact person for the handling of any questions or problems that may arise during the implementation and performance of the terms and conditions of this Attachment.

2.	Meet Point Billing

2.1

Sprint and BA will establish meet-point billing (“MPB”) arrangements to provide a common transport option to switched exchange access services customers via a BA access tandem switch in accordance with the MPB guidelines adopted by and contained in the Ordering and Billing Forum’s MECAB and MECOD documents, except as modified herein, and BA’s Tariffs. The arrangements described in this Section 2 are intended to be used to provide switched exchange access service that originates and/or terminates on a Telephone Exchange Service that is provided by either Party, where the transport component of the switched exchange access service is routed through a tandem switch that is provided by BA.

2.2	In each LATA, the Parties shall establish MPB arrangements between the applicable rating point/BA local serving wire center combinations.

2.3	Interconnection for the MPB arrangement shall occur at the BA-IP in the LATA, unless otherwise agreed to by the Parties.

Attachment 6

2.4

BA and Sprint will use their best efforts, individually and collectively, to maintain provisions in their respective federal and state access tariffs, and/or provisions within the National Exchange Carrier Association (“NECA”) Tariff No. 4, or any successor tariff to reflect the MPB arrangements identified in this Agreement, in MECAB and in MECOD.

2.5

Each Party will implement the “Multiple Bill/Single Tariff” or “Multiple Bill/Multiple Tariff” option, as appropriate, in order to bill any interexchange carrier (“IXC”) for the portion of the jointly provided switched exchange access service provided by that Party. For all traffic carried over MPB arrangements, Sprint and BA shall bill each other all applicable rates specified in this Agreement.

2.6

The rate elements to be billed by each Party are as set forth in Appendix 2 to this Attachment. The actual rate values for each Party’s affected switched exchange access service rate element shall be the rates contained in that Party’s own effective federal and state access tariffs, or other document that contains the terms under which that Party’s access services are offered. The MPB billing percentages for each rating point/BA local serving wire center combination shall be calculated in accordance with the formula set forth in subsection 2.15 below.

2.7

Each Party shall provide the other Party with the billing name, billing address, and carrier identification code (“CIC”) of the IXC, and identification of the BA local serving wire center for that IXC in order to comply with the MPB notification process as outlined in the MECAB document via facsimile or such other media as the Parties may agree to.

2.8

BA will provide Sprint with the Switched Access Detail Usage Data (category 1101XX records) on magnetic tape or via such other media as the Parties may agree to, no later than ten (10) business days after the date the usage occurred. BA will send such data to the location specified by Sprint.

2.9

Sprint will provide BA with the Switched Access Summary Usage Data (category 1150XX records) on magnetic tape or via such other media as the Parties may agree to, no later than ten (10) business days after the date of its rendering of the bill to the relevant IXC, which bill shall be rendered no less frequently than monthly. Sprint will send such data to the location specified by BA.

2.10

BA and Sprint will coordinate and exchange the billing account reference (“BAR”) and billing account cross reference (“BACR”) numbers or Operating Company Name (“OCN”), as appropriate, for the MPB arrangements described in this Agreement. Each Party will notify the other if the level of billing or other BAR/BACR elements change, resulting in a new BAR/BACR number, or if the OCN changes.

Attachment 6

2.11

Errors in MPB data exchanged by the Parties may be discovered by Sprint, BA or the billable IXC. Both Sprint and BA agree to provide the other Party with notification of any discovered errors within two (2) business days of the discovery. The other Party shall attempt to correct the error and resubmit the data within eight (8) business days of notification. In the event the errors cannot be corrected within the time period specified above, the erroneous data shall be considered lost. If MPB data is lost due to incorrectable errors or otherwise, both Parties shall cooperate to reconstruct the lost data and, if such reconstruction is not possible, shall accept a reasonable estimate of the lost data based upon prior usage data.

2.12

Except as expressly set forth in this Agreement, nothing contained in this Section 2 shall create any liability for damages, losses, claims, costs, injuries, expenses or other liabilities whatsoever on the part of either Party.

2.13

Neither Sprint nor BA will charge the other for the services rendered, or for information provided pursuant to this Section 2 of this Attachment, except those MPB and other charges set forth herein. Each Party shall provide the other Party with a contact person for the handling of any MPB questions or problems.

2.14	MPB will apply for all traffic bearing the 500, 900, 800/888 (to the extent provided by an IXC) or any other non-geographic NPA which may be likewise designated for such traffic in the future.

2.15

In the event Sprint determines to offer Telephone Exchange Services in a LATA in which BA operates an access tandem switch, BA shall permit and enable Sprint to subtend the BA access tandem switch(es) designated for the BA end offices in the area where the Sprint rating points(s) associated with the NPA-NXX(s) to/from which the switched exchange access services are homed. The MPB billing percentages for each new rating point/BA local serving wire center combination shall be calculated according to the following formula:

a / (a + b) = Sprint Billing Percentage
and
b / (a + b) = BA Billing Percentage

where:

a = the airline mileage between the rating point and the actual point of interconnection for the MPB arrangement; and

b = the airline mileage between the BA local serving wire center and the actual point of interconnection for the MPB arrangement.

Sprint shall inform BA of the LATA in which it intends to offer Telephone Exchange Services and its calculation of the billing percentages which should

Attachment 6

apply for such arrangement. Within ten (10) business days of Sprint’s delivery of notice to BA, BA and Sprint shall confirm the new rating point/BA local serving wire center combination and billing percentages. Nothing in this subsection shall be construed to limit Sprint’s ability to interconnect with BA in additional LATAs by means of Interconnection at an actual point of interconnection, to the extent that such Interconnection is permitted under this Agreement.

3.	Collocation

BA agrees to issue a separate bill to Sprint for any collocation capital expenditures (e.g., costs associated with building, or providing utilities to, the “cage”) incurred under this Agreement, and to assign such expenditures a unique Billing Account Number and invoice number. BA will send these separate bills for collocation capital expenses, labeled as such, to the location specified by Sprint. BA will bill all non-capital recurring collocation rates to Sprint in accordance with this Attachment and Appendix 1, as appropriate.

4.	Reciprocal Compensation

4.1

The Parties shall bill each other reciprocal compensation in accordance with Attachment 1 and Attachment 15 for termination of Local Traffic. The reciprocal compensation arrangements set forth in this Agreement are not applicable to switched exchange access service, which shall continue to be governed by the terms and conditions of the applicable federal and state Tariffs.

4.2

The Parties acknowledge that the FCC is reviewing the issue of whether the reciprocal compensation arrangements contained in this Agreement apply to traffic delivered from one Party to the other Party, within a BA local calling area, for delivery to an Internet Service Provider (“ISP”) for carriage over the Internet (“ISP Traffic”). The Parties disagree as to whether such ISP Traffic is Local Traffic and therefore subject to a reciprocal compensation arrangement. Until such time as the FCC has rendered a determination, however, each Party (“Originating Party”) agrees to pay compensation (at the call termination rates applicable to Local Traffic) to the other Party (the “Receiving Party”) for the Receiving Party’s delivery of such ISP Traffic, provided that the Receiving Party shall provide to the Originating Party, upon request, a geographically relevant End Office or functional/rating equivalent thereof (a “Virtual End Office”) as an Interconnection Point. The Receiving Party shall charge the Originating Party the End Office call terminating rate set forth herein for any ISP Traffic that the Originating Party delivers to the Receiving Party’s End Office or Virtual End Office. In the event either Party is unable to measure such ISP Traffic, the Parties agree to work cooperatively to estimate the volume thereof.

Upon the FCC’s determination:

Attachment 6

(a)

If the FCC determines that ISP Traffic is not subject to the reciprocal compensation arrangements set forth in this Agreement for Local Traffic, then each Party shall (i) refund to the other Party all payments made hereunder for the delivery of ISP Traffic from the Effective Date through the date of the FCC determination, and (ii) negotiate in good faith, upon either Party’s written request, to determine the appropriateness of applying retroactively the FCC’s methodology, if any, for rating ISP Traffic to ISP Traffic exchanged between the Parties from the Effective Date to the date of the FCC determination, which negotiation shall, among other things, take into account each Party’s costs in terminating said Traffic; or

(b)

If the FCC determines that ISP Traffic is subject to the reciprocal compensation arrangements for Local Traffic set forth in this Agreement, then the Parties agree to continue the payment for delivery thereof as provided in this Section 4.2, or, upon either Party’s written request, to engage immediately in good faith negotiations concerning the appropriate call termination rate(s) that should apply to such Traffic.

4.3

Nothing in this Agreement shall be construed to in any way constrain Sprint’s choices regarding the size of the local calling areas that Sprint may establish for its Customers, which local calling areas may be different from or identical to BA’s local calling areas.

5.	Local Number Portability

5.1.1	Sprint and BA agree to rely on the results of any lawful, competitively neutral INP funding mechanism and rates developed by the Board, as finally approved following any appeal.

5.1.2

Until a rate for Sprint’s usage of INP RCF provided by BA is finally approved by the Board (“the Board Rate”), BA will track Sprint’s usage of INP RCF provided by BA. After the Board Rate is finally approved, Sprint will pay BA for the usage that accrued before the Board’s final approval at the Board Rate plus interest at the prime rate, subject to the right to challenge the accuracy of the tracking.

5.1.3

The Parties will jointly develop estimates of Sprint’s usage of INP FLEX DID provided by BA that occurs prior to the time that a rate for Sprint’s usage of INP FLEX DID provided by BA is finally approved by the Board (“the Board Rate”). After the Board Rate is finally approved, Sprint will pay BA for the usage that accrued before the Board’s final approval at the Board Rate plus interest at the prime rate, subject to the right to challenge the accuracy of the estimates.

5.1.4

Until a rate for BA’s usage of INP RCF provided by Sprint is finally approved by the Board (“the Board Rate”), Sprint will track BA’s usage of INP RCF provided by Sprint. After the Board Rate is finally approved, BA will pay Sprint for the usage that accrued before the Board’s final approval at the Board Rate plus

Attachment 6

interest at the prime rate, subject to the right to challenge the accuracy of the tracking.

5.1.5

The Parties will jointly develop estimates of BA’s usage of INP FLEX DID provided by Sprint that occurs prior to the time that a rate for BA’s usage of INP FLEX DID provided by Sprint is finally approved by the Board (“the Board Rate”). After the Board Rate is finally approved, BA will pay Sprint for the usage that accrued before the Board’s final approval at the Board Rate plus interest at the prime rate, subject to the right to challenge the accuracy of the estimates.

6.	Electronic Transmissions

6.1

Each Party agrees to transmit bills and invoices in the appropriate national industry standard BOS format electronically via Connect:Direct (formerly known as Network Data Mover) to the other Party at an agreed upon location(s). Notice of any change to a Party’s node ID must be sent to the other Party at least ninety (90) days in advance of the change.

6.2	The dataset format shall be as mutually agreed by the Parties.

7.	Tape or Paper Transmissions

7.1

In the event that the Connect:Direct capabilities of either Party are not available, the Parties will transmit billing information to each other via magnetic tape or paper, as agreed to by Sprint and BA.

7.2

A Purchasing Party shall give the Providing Party reasonable notice if a Providing Party billing information transmission is not received by the Purchasing Party or does not meet the specifications stated in this Agreement. The Providing Party shall resubmit any such transmission, with any corrections necessary to meet the specifications stated in this Agreement. Payment for the resubmitted transmission will be in accordance with this Agreement.

8.	Testing Requirements

At least twenty (20) days prior to BA transmitting a bill or invoice to Sprint for the first time via electronic transmission, or tape, or at least twenty (20) days prior to changing mechanized formats (e.g., from SECAB to CABS), BA will transmit to Sprint a test bill or invoice in the appropriate mechanized format. BA will also provide to Sprint BA’s originating or state level company code so that it may be added to Sprint’s internal tables at least thirty (30) calendar days prior to testing or a change in BA’s originating or state level company code. Sprint will notify BA within the time period agreed to by the Parties if the test bill or invoice transmission fails to meet Sprint’s testing specifications. The Parties will work cooperatively to resolve any problems identified by the transmission of the test bill or invoice.

Attachment 6

9.	Bill Accuracy

The Parties agree to exercise commercially reasonable efforts to transmit to each other accurate and current bills and invoices. The Parties further agree to negotiate the implementation of controls and processes that ensure the transmission of accurate and current bills and invoices.

10.	Payment Of Charges

10.1

Subject to the terms of this Agreement, Sprint and BA will pay each other within thirty (30) calendar days from the Bill Date, or within twenty (20) calendar days from the receipt of the bill, whichever is later. If the payment due date is a Sunday or is a Monday that has been designated a bank holiday by the Chase Manhattan Bank of New York (or such other bank as the Parties agree), payment will be made by the next business day. If the payment due date is a Saturday or is a Tuesday, Wednesday, Thursday or Friday that has been designated a bank holiday by the Chase Manhattan Bank of New York (or such other bank as the Parties agree), payment will be made by the preceding business day.

10.2

Payments shall be made in U.S. Dollars via electronic funds transfer (“EFT”) to the other Party’s bank account. At least thirty (30) days prior to the first transmission of a bill or invoice under this Agreement, BA and Sprint shall each provide to the other the name and address of its respective bank, its account and routing numbers, and to whom payments should be made payable. If such banking information changes, each Party shall provide the other Party at least sixty (60) days written notice of the change and such notice shall include the new banking information. In the event either Party receives multiple bills or invoices from the other Party which are payable on the same date, the billed Party may remit one payment for the sum of all bills and invoices. Each Party shall provide the other Party with a contact person for the handling of payment questions or problems under this Agreement.

11.	Billing Disputes

11.1

Each Party agrees to notify the other Party upon the discovery of a billing dispute. In the event of a billing dispute, the Parties will endeavor to resolve the dispute within sixty (60) calendar days of the Bill Date of the bill on which such disputed charges appear. The billing dispute will initially be addressed for resolution at the first level of management for each of the respective Parties. If the dispute is not resolved within sixty (60) days of the Bill Date, the following resolution procedure will begin:

11.1.1	If the dispute is not resolved within sixty (60) days of the Bill Date, the dispute will be escalated to the second level of management for each of the respective Parties for resolution.

Attachment 6

11.1.2	If the dispute is not resolved within ninety (90) days of the Bill Date, the dispute will be escalated to the third level of management for each of the respective Parties for resolution.

11.1.3

If the dispute is not resolved within one hundred and twenty (120) days of the Bill Date, the dispute will be escalated to the fourth level of management for each of the respective Parties for resolution.

11.1.4

Notwithstanding the foregoing provisions of this Section 11.1, if the dispute is not resolved within sixty (60) days of the Bill Date, either Party may request resolution of the dispute through the complaint processes of the Board, the FCC, or a court of competent jurisdiction. Nothing contained in this Section 11.1 shall deprive the Board, a court or other governmental entity, of jurisdiction to address issues properly raised before such Board, court or governmental entity, or preclude a Party from raising such issues in such forum or any other available forum. BA agrees to join Sprint in encouraging the Board to develop expedited procedures for the resolution of any billing complaints.

11.1.5

The Parties agree that all negotiations pursuant to this Attachment 6, Section 11.1 shall remain confidential pursuant to Section 11 of the Agreement and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and other applicable rules of evidence.

12.	Additional Requirements

12.1

BA also agrees to comply with the following specifications when it transmits data to Sprint in a mechanized format to the extent these specifications are consistent with national industry standard specifications:

The Billing Account Number (BAN) shall not contain embedded spaces or low values.

The Bill Date shall not contain spaces or non-numeric values.

Each Bill must contain at least one detail record.

Any “From” Date should be earlier than the associated “Thru” Date and neither date can contain spaces.

The Invoice Number must not have embedded spaces or low values.

Appendix 1 to Attachment 6

APPENDIX 1 TO ATTACHMENT 6

INTERIM BILLING

1.	General

This Appendix describes how BA will initially bill Sprint for BA Network Elements under this Agreement.

2.	Billable Information and Charges

2.1

Except as otherwise provided in this Appendix 1, BA will use its existing billing systems to issue bills and invoices to Sprint for amounts due under this Agreement. These bills and invoices will contain a summary of account charges with component elements and/or records. The Parties acknowledge that BA’s existing billing system does not issue bills or invoices in accordance with national industry standard specifications for BOS format.

2.2	BA will provide Sprint with the capability to summarize by features and functions both monthly recurring and non-recurring charges.

3.	Summary Bill Processing Requirements

3.1	BA will initially identify Sprint’s Billing Account Numbers (BAN) and will not change them without ten (10) days advance written notice to Sprint.

3.2

BA will use at least one BAN per state for BA Network Elements. The Parties acknowledge that only 50,000 component accounts can be on one summary bill and that a new summary bill may be created when any Sprint master account exceeds 45,000 component accounts.

3.3	BA will use its best efforts to transmit paper bills to Sprint within ten (10) calendar days of the Bill Date.

3.4	Sprint will pay BA within thirty (30) calendar days from the Bill Date, or within twenty (20) calendar days from the receipt of the bill, whichever is later.

Appendix 2 to Attachment 6

RATE ELEMENTS UNDER MEET POINT BILLING

Interstate Access - Terminating to or originating from Sprint Customers

Rate Element	Billing Company

Carrier Common Line	Sprint
Local Switching	Sprint
Interconnection Charge	Sprint
Local Transport Facility/ Tandem Switched Transport Per Mile	Based on negotiated billing percentage
Tandem Switching	BA
Local Transport Termination/ Tandem Switched Transport Fixed	BA
Entrance Facility	BA
800 Database Query	Party that performs query

Intrastate Access - Terminating to or originating from Sprint Customers (Pre-LTR tariff)

Rate Element	Billing Company

Carrier Common Line	Sprint
Local Switching	Sprint
Transport	Based on negotiated billing percentage

Intrastate Access - Terminating to or originating from Sprint Customers (Post-LTR tariff)

Rate Element	Billing Company

Carrier Common Line	Sprint
Local Switching	Sprint
Interconnection Charge	Sprint
Local Transport Facility/ Tandem Switched Transport Per Mile	Based on negotiated billing percentage
Tandem Switching	BA
Local Transport Termination/ Tandem Switched Transport Fixed	BA
Entrance Facility	BA
800 Database Query	Party that performs query

PROVISION OF RECORDED USAGE DATA

1.	Introduction
2.	General Requirements for Recorded Usage Data
3.	Usage Data Specifications
4.	Recorded Usage Data Format
5.	Recorded Usage Data Reporting Requirements
6.	Recording Failures
7.	Charges
8.	Local Account Maintenance
9.	Clearinghouse Procedures

Appendix
Section I.	Scope
Section II.	Recorded Usage to be Transmitted to Sprint
Section III.	BA to Sprint Usage Feed
Section IV.	Sprint Processing Requirements
Section V.	Test Plans and Activities
Section VI.	Post Deployment Activities
Section VII.	Sub-Appendices

Attachment 7
Page- 1

PROVISION OF RECORDED USAGE DATA

1.	Introduction
2.	General Requirements for Recorded Usage Data
3.	Usage Data Specifications
4.	Recorded Usage Data Format
5.	Recorded Usage Data Reporting Requirements
6.	Recording Failures
7.	Charges
8.	Local Account Maintenance
9.	Clearinghouse Procedures

Appendix
Section I.	Scope
Section II.	Recorded Usage to be Transmitted to Sprint
Section III.	BA to Sprint Usage Feed
Section IV.	Sprint Processing Requirements
Section V.	Test Plans and Activities
Section VI.	Post Deployment Activities
Section VII.	Sub-Appendices

Attachment 7
Page- 2

PROVISION OF RECORDED USAGE DATA

1. Introduction

1.1 This Attachment sets forth terms and conditions for: (a) BA’s provision to Sprint of Recorded Usage Data; (b) billing and collection of charges for Sprint Customer calls to Audiotex Service numbers and to information service provider platforms connected to BA’s network; (c) “Local Account Maintenance”; and, (d) procedures for alternately billed intraLATA toll and local calls.

2. General Requirements for Recorded Usage Data

2.1 BA will retain Recorded Usage Data in accordance with Applicable Law.

3. Usage Data Specifications

3.1 BA will record and provide to Sprint such Recorded Usage Data originating from Sprint Customers who use BA Resale Services purchased by Sprint or BA Local Switching Network Elements purchased by Sprint as BA records in the normal course of BA’s business with respect to BA’s own Customers who use the services purchased by Sprint. “Recorded Usage Data” as used in this Attachment 7 means billing detail recorded in the normal course of business by BA, including, but not limited to, billing detail recorded in the normal course of business by BA for the following:

•	Completed calls

•	Use of CLASS/LASS/Custom Calling services

•	Calls to Audiotex Service numbers and to information service platforms connected to BA’s network

•	Calls to BA Directory Assistance where BA provides such service for use by a Sprint Customer

•	Calls to and completed via BA Operator Services where BA provides such service for use by a Sprint Customer

•	Usage for BA-provided Centrex service.

The Parties will mutually agree on the format and transport of station-level detail records for BA-provided Centrex service.

As used in this Attachment 7, Recorded Usage Data will not include billing detail for: (a) interLATA calls, where the interLATA carrier is a person other than BA; and, (b) intraLATA toll calls, where the toll carrier is a person other than BA.

3.2 Recording of additional categories of information that BA does not record in the normal course of its business (e.g., usage on flat-rated lines) may be implemented as mutually agreed by the Parties.

Attachment 7
Page- 3

3.3 For BA Resale Services, Recorded Usage Data for calls to Audiotex Service numbers and to information service platforms connected to BA’s network, recorded pursuant to Section 3.1, above, will be provided to Sprint in rated format for billing to the Customer.

For BA Local Switching Network Elements, Recorded Usage Data for calls to Audiotex Service numbers and to information service platforms connected to BA’s network, recorded pursuant to Section 3.1, above, will be provided to Sprint in unrated format. BA shall provide to Sprint via electronic file transfer or magnetic tape or other means as available all necessary information to rate such calls pursuant to BA’s agreements with each information services provider. Such information shall be provided in as timely a fashion as practical in order to facilitate record review and reflect actual prices set by the individual information services providers.

3.3.1 The Parties also agree to negotiate a separate agreement for billing and collection of charges for Sprint Customer calls to Audiotex Service numbers and to information service platforms connected to BA’s network that is similar to the agreements in effect between BA and independent telephone companies, if any. The procedures in such agreement for Sprint to recourse adjustments to BA shall be similar to those in effect between BA and independent telephone companies, if any.

3.4

If usage records being held in BA error files for more than five (5) days after the usage is recorded exceed 5% of the usage records being sent to Sprint, BA shall notify Sprint of such error file usage records.

4. Recorded Usage Data Format

4.1 BA will provide Recorded Usage Data in the EMI format and by category, group and record type, as specified in Appendix I, Subappendix G, “Sprint Call/Service Type and Associated EMI Matrix”.

4.2 BA will include the Working Telephone Number (WTN) of the call originator or the originating telephone number that it records in the normal course of its business on each EMI call record.

4.3 Recorded Usage Data records will be in packs in accordance with EMI standards.

5. Recorded Usage Data Reporting Requirements

5.1 BA will segregate and organize the Recorded Usage Data as mutually agreed by the Parties.

5.2 BA will transmit formatted Recorded Usage Data to one or more mutually agreed upon Sprint locations via CONNECT:Direct or other electronic transmission method as mutually agreed by the Parties.

5.3 The Parties will test the CONNECT:Direct interface to ensure the accurate receipt of Recorded Usage Data.

Attachment 7
Page- 4

5.4 BA will provide Recorded Usage Data to Sprint on a schedule in accordance with Appendix 1, Section III. For BA Resale Services and BA Local Switching Network Elements that have been equipped at Sprint’s request to collect Recorded Usage Data, BA will use commercially reasonable efforts to provide the Recorded Usage Data to Sprint not more than five (5) business days after termination of the call for which usage data are to be provided.

5.5 The Recorded Usage Data EMI format, content, and transmission process will be tested as provided in Appendix 1, Section V.

5.6 The Parties will each establish a single point of contact to address questions on call usage, data errors, and record transmissions.

5.7 When requested by Sprint for security purposes, and at mutually agreed upon rates, BA shall provide Sprint with Recorded Usage Data as soon as practicable after the call completion. If the requested Recorded Usage Data are not available in EMI format, they may be provided in AMA format. The Parties will work cooperatively to establish appropriate security procedures under this subsection.

6. Recording Failures

6.1 Loss of Recorded Usage Data - Upon Sprint’s request, and at no charge to Sprint, BA will use its best efforts to recover Recorded Usage Data determined to have been lost, damaged or destroyed as a result of an error or omission by BA in its performance of the recording function. In the event BA does not recover the data, BA will estimate the Recorded Usage Data, with assistance from Sprint, based upon billing data provided by BA to Sprint or the method described below. This method will be applied on a consistent basis, subject to modifications agreed to by BA and Sprint. This estimate will be used solely to adjust amounts Sprint owes BA for BA Resale Services and BA Network Elements provided in conjunction with Recorded Usage Data.

6.1.1 Partial Loss - When BA determines there has been a partial loss of Recorded Usage Data, BA will use its best efforts to report actual Recorded Usage Data. Where actual Recorded Usage Data are not available, BA will use its best efforts to estimate a full day of Recorded Usage Data for the recording entity, as outlined in Section 6.1.3, following. The amount of the partial loss will be determined by subtracting the data actually recorded for such day from the estimated total for such day.

6.1.2 Complete Loss - BA will use its best efforts to estimate Recorded Usage Data for each loss consisting of an entire AMA tape or entire data volume, as outlined in 6.1.3, following.

6.1.3 Estimated Volumes - BA will use its best efforts to calculate estimates of Recorded Usage Data from reports, including message and minute volume reports, for the four (4) corresponding days of the weeks preceding that in which the loss occurred and computing an average of these volumes.

Exceptions:

Attachment 7
Page- 5

6.1.3.1 If the day of loss is not a holiday, but one (1) (or more) of the preceding corresponding days is a holiday, BA will not use such holiday(s) to calculate estimates of Recorded Usage Data but will use corresponding days from additional preceding weeks so as to use Recorded Usage Data for the first four (4) non-holidays that correspond to the day of the week that is the day of the loss.

6.1.3.2 If the loss occurs on a weekday that is a holiday (except Christmas & Mother’s Day), BA will use Recorded Usage Data from the two (2) preceding Sundays.

6.1.3.3 If the loss occurs on Christmas or Mother’s Day, BA will use Recorded Usage Data from that day in the preceding year, if available.

6.2 Sprint may also request data be provided that has previously been successfully provided by BA to Sprint. BA shall re-provide such data, if available. Any charges to Sprint will be negotiated on a case by case basis.

7. Charges

7.1 BA will bill and Sprint will pay the charges set forth in this Agreement for Recorded Usage Data. Billing and payment will be in accordance with the applicable terms and conditions set forth in this Agreement.

8. Local Account Maintenance

8.1 When Sprint purchases BA Network Elements or BA Telecommunications Services, Sprint and BA will follow the procedures described in this paragraph to the extent they are consistent with Applicable Law.

8.2 When BA completes an order from a Telecommunications Carrier that involves the disconnection of BA Resale Service(s) or Network Element(s) provided to Sprint and used by Sprint to serve a Sprint Customer, BA will notify Sprint within forty-eight (48) hours that the Customer is now served by a different Telecommunications Carrier.

8.3 BA will process Sprint’s request to change the Presubscribed Interexchange Carrier (“PIC”) on BA Telecommunications Services and BA Network Elements provided to Sprint, as appropriate.

8.4 BA will develop and implement as soon as practicable the capability to reject an industry standard “01” PIC order record from a Telecommunications Carrier for a Telecommunications Service or Network Element provide by BA to Sprint and return an industry standard “3148” record with Sprint’s Operating Company Number to that Telecommunications Carrier. The Parties intend that the industry standard “3148” reject record will notify the Telecommunications Carrier that it should resubmit its “01” PIC order record to Sprint for processing. The Parties will implement a mutually agreeable interim arrangement for the handling and processing by BA of the industry standard “01” PIC order record until BA has implemented the capability to reject such records with an industry standard “3148” code.

9. Clearinghouse Procedures

Attachment 7
Page- 6

9.1 The Parties acknowledge that alternately billed intraLATA toll and local calls will be placed using the service of one Party that will be billable to Customers of the other Party. In order to ensure that these calls are properly accounted for and billed to the appropriate Customer, the Parties agree to work together and, when required, with other Telecommunications Carriers, to establish clearinghouse procedures to accomplish these objectives. It is the intention of the Parties that these negotiations will be completed within six (6) months of the execution of this Agreement. These procedures will establish the following:

9.1.1 The Parties will work together to obtain access for Sprint to the industry process for transmitting, receiving, and settling calling card, in-collect, and out-collect, inter-region messages for alternately billed intraLATA toll and local calls.

9.1.2 The Parties will work together to obtain access for Sprint to the industry process for receiving and settling calling card, in-collect, and out-collect, intra-region messages for alternately billed intraLATA toll and local calls.

9.1.3 In the event a clearinghouse procedure is not in place upon the Effective Date of this Agreement for alternately billed intraLATA toll and local calls, BA will implement a mutually agreeable interim arrangement including transport and settlement of in-collect and out-collect messages with Sprint.

Appendix I

APPENDIX I

TO

ATTACHMENT 7

RECORDED USAGE DATA

TRANSFER REQUIREMENTS

Appendix I

SECTION I: SCOPE

1.	General

This Appendix addresses the transmission by BA of Recorded Usage Data to Sprint.

1.1	Usage Summary

Messages will be transmitted, via a direct feed, to Sprint in standard EMI or other industry standard format. The following is a list of some of the EMI records that Sprint can expect to receive from BA:

Header Record	20-21-01
Trailer Record	20-21-02
Detail Records*	01-01-01, 06, 07, 08, 09, 16, 18, 25, 31, 32, 33, 35, 37, 80,
81, 82, 83
10-01-01, 06, 07, 08, 09, 31, 32, 35, 37; 42-50-01
Credit Records	03-01-XX
Rated Credits	41-01-XX
Cancel Records	51-01-XX, 58-01-XX
Correction Records	71-01-XX, 78-01-XX

*Category 01 is utilized for Rated Messages; Category 10 is utilized for Unrated Messages

In addition, BA will provide a 42-50-01 Miscellaneous Charge record to support certain CLASS/LASS/Custom Calling services (see Subappendix F for specific details) if these services are part of BA’s offering.

For detailed information regarding EMI, refer to the current version of ATIS Special Report 320 (SR-320), “Exchange Message Interface”.

2.	Appendix Content

This Appendix describes baseline requirements for the transfer of BA recorded, unrated usage to Sprint. Testing requirements and the reports needed to ensure data integrity are also included. Additional requirements and implementation details may be identified for conditions unique to BA. Modifications and/or exceptions to this Appendix will be negotiated and mutually agreed upon by BA and Sprint.

Appendix I

SECTION II: RECORDED USAGE TO BE TRANSMITTED TO SPRINT

1.	General

This section addresses the types of Recorded Usage Data to be transmitted by BA to Sprint.

9.2 Usage To Be Transferred To Sprint

9.2.1 Sprint Usage To Be Transferred

BA will provide to Sprint, as required by Section 3.1, “Usage Data Specifications”, Recorded Usage Data.

NOTE: Rated incollect messages can be intermingled with the unrated messages. No special packing is needed.

Sprint may return to BA any Recorded Usage Data that Sprint believes it cannot rate or bill. Returned messages will be sent to BA in EMI or other industry standard format. Standard EMI or other industry standard return codes will be utilized.

File transfer specifications are included within Section III of this Appendix.

9.3 Sprint Usage

BA will provide Sprint with unrated EMI records associated with intraLATA toll and local usage which BA records on Sprint’s behalf.

NOTE:

Recorded Usage Data will be packed using the packing criteria outlined in Section III of this Appendix. It is important to note that all messages will be packed together (intermingled) based on the appropriate Sprint Send To/Bill To RAO combination. Specific categories, groups, and record types will not be packed separately.

Appendix I

SECTION III: BA TO SPRINT USAGE FEED

1.	General

This section addresses the dataset and processing requirements for Recorded Usage Data transmitted to Sprint.

9.4 Detailed EMI Record Edits

Sprint may perform detailed record edits on the unrated and rated Recorded Usage Data upon receipt from BA. Records that fail these edits may be returned to BA.

9.5 Duplicate Record Checks

Sprint may perform record checks on unrated and rated Recorded Usage Data to identify any duplicate records.

9.6 BA to Sprint Usage Feed

9.6.1 Usage Data Transport Requirements

The Parties shall jointly provide the transport facility for transmitting Recorded Usage Data between the BA location and the Sprint location. Sprint shall be responsible for the circuit between the locations. It is Sprint’s intent that usage data be transmitted via CONNECT:Direct whenever possible. In the event usage transfer cannot be accommodated by CONNECT:Direct because of extended (one (1) business day or longer) facility outages, or if facilities do not exist, BA will use a courier service to transport the data via tape. The Party responsible for the outage shall incur the cost of the courier service.

BA will provide Sprint with contacts, Remote Identifiers (IDs), and expected usage data volumes for each sending location.

Sprint will provide contacts responsible for:
Receiving usage transmitted by BA.
Receiving usage tapes from a courier service in the event of a facility outage.

9.6.2 Physical Characteristics

Data transported to Sprint on tape or cartridge via a courier will have the physical characteristics indicated in Subappendix A. Sprint’s intent is for variable block format (2,476 bytes) with an LRECL of 2472.

9.6.3 Data Delivery Schedules

BA will deliver Recorded Usage Data to Sprint daily (Monday through Friday), excluding holidays, unless otherwise negotiated. Any holidays recognized by either Sprint or BA Data Centers are excluded. BA and Sprint will exchange schedules of designated Data Center holidays.

Appendix I

9.6.4 Resending Data

Sprint may ask BA to resend Recorded Usage Data if a pack or entire dataset is rejected, damaged in transit, or has a dataset name failure.

9.6.5 Pack Rejection

Critical edit failure on the Pack Header or Pack Trailer records will result in pack rejection (e.g., detail record count not equal to grand total included in the pack trailer). Notification of pack rejection will be made by Sprint within one (1) business day of processing. BA will correct rejected packs, as appropriate, and return them to Sprint.

9.6.6 Held Packs And Messages

Sprint and BA will track pack number to control input based upon invoice sequencing criteria. Sprint may notify BA of sequence failures and invoke resend procedures.

9.6.7 Data Content Requirements

EMI is the format to be used for usage data provided to Sprint.

9.6.8 RAO Packing Requirements

A pack will contain a minimum of one message record or a maximum of 9,999 message records plus a pack header record and a pack trailer record. A file transmission contains a maximum of 99 packs. A dataset will contain a minimum of one pack. BA will provide Sprint one dataset per sending RAO, with the agreed upon OCN populated in the Header and Trailer records.

Within the Header and Trailer records, the OCN identifies the location that will be sending usage to Sprint. BA will populate the OCN field with the unique numeric value identifying the location that is sending the data to Sprint. BA will populate the Send To/Bill To RAO fields of the message detail records with the appropriate Sprint RAO values.

The OCN and Node Identifiers will be used by Sprint to control invoice sequencing and each will have its own invoice controls. The FROM RAO or OCN will also be used to determine where the message returns file, containing any misdirected and unguidable usage, will be sent.

The file’s Record Format (RECFM) will be Variable Block (VB) Size 2,476 and the Logical Record Length (LRECL) will be 2,472 bytes.

Sprint has no special sort requirements for the packs sent by BA.

9.6.9 Dataset Naming Convention

Appendix I

BA will transmit the usage to Sprint using mutually agreed upon dataset naming conventions.

9.6.10 Control Reports

Sprint will accept input data provided by BA in EMI format in accordance with the requirements and specifications detailed in this section of the Appendix.

9.6.11 Message Validation Reports

Sprint will provide a daily (or otherwise negotiated) confirmation report to the designated BA System Control Coordinator. This report will be provided for all Recorded Usage Data received by Sprint from BA.

9.6.11.1 Control Reports - Distribution

Since BA is not receiving control reports, dataset names will be negotiated.

Appendix I

SECTION IV: SPRINT PROCESSING REQUIREMENTS

1.	General

This section contains requirements for Sprint processing of Recorded Usage Data that has been transmitted to Sprint for billing.

9.7 Sprint Rating Process

9.7.1 Message Rating

Sprint will rate any individual messages that have not already been rated (calls to Audiotex Services and information services platforms connected to BA’s network and alternately billed intraLATA toll and local messages will be rated) prior to transmitting the usage to a billing environment within Sprint.

9.7.2 Application Of Taxes/Fees/Surcharges

Sprint will apply taxes, fees and surcharges as appropriate for the individual messages and/or customer accounts. The application of all taxes, fees and surcharges will be applied on all intraLATA local and toll usage received from BA.

9.7.3 Duplicate Messages

Sprint may check for duplicate records in the rated and unrated Recorded Usage Data transmitted by BA.

9.7.4 Record Edits

9.7.4.1 Sprint Record Edits

Sprint will perform detailed record edits on the rated and unrated Recorded Usage Data prior to transmitting them to the billing environment. Records that do not pass Sprint edits may be returned to BA. BA will attempt to perform error correction on all returned records as mutually agreed.

9.7.4.2 BA Record Edits

BA will perform detailed record edits for rated and unrated Recorded Usage Data.

9.7.5 Sprint To BA Message Returns

If Sprint cannot guide a Recorded Usage Data record to a Sprint billed account, Sprint will return it to BA with the appropriate negotiated return codes within thirty (30) days of receiving the record. BA will conduct message investigation and error correction based on mutually agreed upon procedures.

Appendix I

9.7.6 Cancel/Correction Records

Sprint may match cancel/correction records with the original record to be canceled/corrected.

Appendix I

SECTION V: TEST PLANS AND ACTIVITIES

1.	General

This section describes the test plans and activities the Parties will perform prior to implementation.

9.8 Interface Testing

The purpose of this test is to ensure that the Recorded Usage Data described in Section II, above, can be sent by BA to Sprint and can be accepted and processed by Sprint. BA will provide a test file to Sprint in the format that will be used for live day-to-day processing. The file will contain one (1) full day’s production usage. The format of the file will conform to the requirements shown in Section III. Sprint will review the file and verify that it conforms to the requirements shown in Section III. Sprint will notify BA in writing whether the file conforms to the requirements shown in Section III.

9.9 Operational Test

The purpose of this test is to ensure that volumes of usage in consecutive sequence can be extracted, distributed, and processed by BA and Sprint.

Based on usage generated by Sprint, BA will provide Sprint with BA unrated Recorded Usage Data for a mutually agreed time frame. Sprint will provide BA with the message validation reports associated with test usage.

Sprint will rate and process the unrated intraLATA toll and local usage records. Sprint will process this data to test bills. Sprint may request that the test usage contain specific usage volumes and characteristics to ensure a complete test.

Sprint will also provide BA with the agreed upon control reports as part of this test.

9.10 Test File

Test data should be transported via CONNECT:Direct whenever possible. In the event that courier service must be used to transport test media, the physical tape characteristics to be used are described in Subappendix A hereto.

Appendix I

SECTION VI: POST DEPLOYMENT ACTIVITIES

1.	General

This section describes ongoing maintenance for Recorded Usage Data transmitted between Sprint and BA.

9.11 Control Maintenance And Review

9.11.1 Periodic Review

The Parties will periodically review the control procedures used for Recorded Usage Data transmitted between BA and Sprint. This review may be included as part of an annual audit of BA by Sprint or as part of the normal production interface management function. BA will notify Sprint of any changes made to its control procedures and will reasonably negotiate any changes to its control procedures which impact the flow of usage between BA and Sprint or which are requested by Sprint.

9.11.2 Retention of Records

BA will maintain a machine readable back-up copy of the Recorded Usage Data provided to Sprint for a minimum of forty-five (45) calendar days. Sprint will maintain the Recorded Usage Data received from BA for a minimum period of forty-five (45) calendar days. Sprint and BA agree to make these backup copies available to the other upon written request at agreed upon rates.

9.12 BA Software Changes

Unless otherwise agreed, BA will notify Sprint no less than ninety (90) calendar days before introducing any software changes which impact the format or content structure of the Recorded Usage Data transmitted to Sprint.

BA will communicate the projected changes to Sprint so that potential impacts on Sprint processing can be determined.

Sprint personnel will review the impact of the change on the entire control structure as described in Section 1.5, Post Conversion Test Plan, herein. Sprint will negotiate any perceived problems with BA and will arrange to have the data tested utilizing the modified software.

If it is necessary for BA to request changes in the schedule, content or format of Recorded Usage Data transmitted to Sprint, BA will notify Sprint.

Appendix I

9.13 Sprint Requested Changes

If it is necessary for Sprint to request changes in the schedule, content, or format of the Recorded Usage Data transmitted from BA, Sprint will notify BA. Sprint will reimburse BA for the cost of Sprint’s requested changes.

When the negotiated changes are to be implemented, Sprint and/or BA will arrange for testing of the modified Recorded Usage Data as described in Section 1.5, Post Conversion Test Plan.

9.14 Sprint Software Changes

Unless otherwise agreed, Sprint will notify BA no less than ninety (90) calendar days before introducing any software changes which may impact the format or content structure of the usage data transmitted from BA.

The Sprint contact will communicate the projected changes to the appropriate groups in BA so that potential impacts on BA processing can be determined.

Sprint will negotiate any perceived problems with BA and will arrange to have the data tested utilizing the modified software.

Appendix I

9.15 Post-Conversion Test Plan

The test plan described below is designed to encompass all types of changes to the usage data transferred by BA to Sprint and the methods of transmission for that data.

9.15.1 BA System Change Description

For a BA system change, BA will provide Sprint with an overall description of the change, stating the objective and a brief explanation of the reasons for the change.

During the initial negotiations regarding the change, BA will provide a list of the specific records and/or systems impacted by the change to designated Sprint personnel.

BA will also provide Sprint a detailed description of the changes to be implemented. It will include sufficient detail for designated Sprint personnel to analyze and estimate the effects of the changes and to design tests to verify the accuracy of the implementation.

9.15.2 Change Negotiations

BA will notify Sprint in writing of all proposed change negotiations initiated by BA. In turn, Sprint will notify BA in writing of all proposed change negotiations initiated by Sprint.

After formal notification of planned changes, whether originated by BA or Sprint, designated Sprint personnel will schedule negotiation meetings as required with designated BA personnel. The first meeting should produce the overall change description (if not previously furnished) and the list of records and/or systems affected.

In subsequent meetings, BA will provide the detailed description of changes to be implemented. After reviewing the described changes, designated Sprint personnel will negotiate a detailed test procedure with BA.

9.15.3 Control Change Analysis

Based on the detailed description of the changes provided by BA, and the review of the projected changes by Sprint, designated Sprint personnel will:

9.15.3.1 Determine the impact of the changes on the overall structure.

9.15.3.2 Determine whether any single change has a potential control impact (i.e., high error rate on individual records that might result in pack rejection).

9.15.3.3 Determine whether any controls might be adversely affected.

9.15.3.4 Arrange for appropriate control structure changes to meet any of the above conditions.

9.15.4 Verification Of Changes

Based on the detailed description of changes furnished by BA, designated Sprint personnel will:

Appendix I

9.15.4.1 Determine the type of change(s) to be implemented.

9.15.4.2 Develop a comprehensive test plan.

9.15.4.3 Negotiate scheduling and transfer of modified data with BA.

9.15.4.4 Negotiate testing of modified data with the appropriate Sprint personnel and departments.

9.15.4.5 Negotiate processing of verified data through the Sprint billing system.

9.15.4.6 Arrange for review and verification of testing with appropriate Sprint personnel and departments.

9.15.4.7 Arrange for review of modified controls, if applicable.

9.15.5 Introduction of Changes

When all the testing requirements have been met and the results reviewed and accepted, designated Sprint personnel will:

9.15.5.1 Negotiate an implementation schedule.

9.15.5.2 Verify the existence of a contingency plan with the appropriate Sprint personnel.

9.15.5.3 Arrange for the follow-up review of changes with appropriate Sprint personnel.

9.15.5.4 Arrange for appropriate changes in control program, if applicable.

9.15.5.5 Arrange for long-term functional review of impact of changes on the Sprint billing system, i.e., accuracy, timeliness, and completeness.

Appendix I

SECTION VII:  APPENDICES

SUMMARY OF APPENDICES

Subappendix A

Physical Characteristics Of Data Tapes/Cartridges

Subappendix B

[DELETED]

Subappendix C

Confirmation Record Layout

Subappendix D

[DELETED]

Subappendix E

[DELETED]

Subappendix F

CLASS/LASS/Custom Calling Services

Appendix I

Subappendix G

Call/Service Type and Associated EMI Matrix

SUBAPPENDIX A

PHYSICAL CHARACTERISTICS OF DATA TAPES/CARTRIDGES

Data provided to Sprint by BA, or to BA by Sprint, on tape or cartridge via a courier will have the following physical characteristics:

Tape:	9-track, 6250 (or 1600) BPI (Bytes per inch)

Cartridge:	38,000 BPI (Bytes per inch)

LRECL:	2,472 Bytes

Parity:	Odd

Character Set:	Extended Binary Coded Decimal Interchange Code (EBCDIC)

External labels:	Exchange Carrier Name, Dataset Name (DSN) and volume serial number

Internal labels:	IBM Industry OS labels will be used. They consist of a single volume label and two sets of header and trailer labels.

One file per sending RAO with variable length records	210 bytes EMI format plus modules as applicable.

SUBAPPENDIX B

[DELETED]

SUBAPPENDIX C

CONFIRMATION RECORD LAYOUT

The following is a layout of the Confirmation Record that SPRINT will create for each pack.

The Confirmation Record may be modified as needed by agreement of the Parties.

Field Name	Field Position	Field Length	Notes

Category	01-02	x(2)	Value: “RI”
Group	03-04	x(2)	Value: “PC”
Record Type	05-06	x(2)	Value: “03” (i.e., zero-three)
Date Created - Year	07-08	9(2)
Date Created - Month	09-10	9(2)
Date Created - Day	11-12	9(2)
Invoice Number	13-14	9(2)
Filler	15-16	9(2)	Zeroes
From RAO	17-19	9(3)
Send To RAO	20-22	9(3)
Billing RAO	23-25	9(3)
Operating Company Number	26-29	9(4)
Filler	30-65	9(36)
Total Sent Messages	66-72	9(7)
Total Sent Revenue	73-82	9(8).99
Number of Accepted Messages	83-89	9(7)
Amount of Accepted Revenue	90-99	9(8).99
Filler	100	9(1)

Number of Rejected Messages	101-107	9(7)
Amount of Rejected Revenue	108-117	9(8).99
Filler	118-137	9(20)	Zeroes
Pack Status Code	138-139	9(2)
Return Code 1	140-141	x(2)
Return Code 2	142-143	x(2)
Return Code 3	144-145	x(2)
Return Code 4	146-147	x(2)
Return Code 5	148-149	x(2)
Return Code 6	150-151	x(2)
Return Code 7	152-153	x(2)
Return Code 8	154-155	x(2)
Return Code 9	156-157	x(2)
Return Code 10	158-159	x(2)
Filler	160-175	x(16)	Zeroes

SUBAPPENDIX D

[DELETED]

SUBAPPENDIX E

[DELETED]

SUBAPPENDIX F

SPECIAL FEATURES STAR SERVICES

The following are CLASS/LASS/Custom Calling services supported by these requirements to date. When identified, additional services can be negotiated to be included in this list.

1) Busy Redial/Last Number Redial	This feature allows a customer to redial a number when a Busy signal is encountered.

2) Call Return/Missed Call Dialing	This feature allows a customer to automatically return the most recent incoming call, even if it is not answered.

3) Call Trace	This feature allows the tracing of nuisance calls.

4) 3-Way Calling	This feature allows for three (3) parties to communicate on one line.

5) Automatic Redial	This feature allows a customer to automatically redial the last number dialed.

To provide for the transfer and billing of these features the following requirements apply:

For all “per use” CLASS/LASS/Custom Calling services the ‘Miscellaneous Charge Line Summary Non-Detail Charge’ 425001 record should be used and be populated as follows:

CONNECT TIME	POSITIONS 55 - 60	MUST BE POPULATED
MISCELLANEOUS TEXT CODE	POSITIONS 168 - 172	1) BUSY REDIAL/LAST NUMBER REDIAL POPULATE WITH ‘00001’

MISCELLANEOUS *TEXT CODE	POSITIONS 168 - 172	2) CALL RETURN/LAST NUMBER REDIAL POPULATE WITH ‘00002’
MISCELLANEOUS TEXT CODE	POSITIONS 168 - 172	3) CALL TRACE POPULATE WITH ‘00003’
MISCELLANEOUS TEXT CODE	POSITIONS 168-172	4) 3-WAY CALLING POPULATE WITH ‘00004’
MISCELLANEOUS TEXT CODE	POSITIONS 168-172	5) AUTOMATIC REDIAL POPULATE WITH ‘00005’

NOTE: For fields not specifically defined, the standard EMI format for a 425001 record should be used.

SUBAPPENDIX G

This Subappendix G applies to BA’s provision of Recorded Usage Data to Sprint when Sprint purchases BA Resale Services. This Subappendix G does not apply to BA’s provision of Recorded Usage Data to Sprint when Sprint purchases BA Network Elements.

This Subappendix G is intended to reflect ATIS EMI standards as of the Effective Date. However, if at any time there are ATIS EMI standards that differ from, conflict with, or are in addition to, this Subappendix G, the ATIS EMI standards, and not this Subappendix G, shall apply.

The inclusion of Recorded Usage Data standards in this Subappendix G for a particular call type or service is not intended to be (a) a representation that BA provides that call type or service, or (b) a commitment by BA to provide that call type or service.

	Call/Service Type	EMI Number	Notes/Sprint Expectations	Bell Atlantic (BA) Position

A	Call Types Sprint does not expect to get

A1	Busies	N/A		OK

A2	Incomplete calls	N/A		OK

A3	911	N/A	Emergency 9-1-1	OK

A4	Calling Card - BA assigned	N/A	To be taken down when customer converts to Sprint.	OK

B	Unrated (10-XX-XX & 42-50-01)

B1	For All Category 10 Records	10-XX-XX	Indicator 6 - Tariff Applied/Rounding of Billable Time (Position 87) - This indicator shall NOT be populated.	OK.

B2	For All Category 10 Records	10-XX-XX	Indicator 13 -Tax/Other Line Charge/Unrated - This field will be populated with a value of 5 (which means unrated local or MTS)	OK

B5	PER MINUTE CHARGES

B5a	Local Call - Sent Paid Toll Call - IntraLATA - Sent Paid.	10-01-01 or 10-01-31

Sent Paid calls will have a Message Type = 1 and Rate Class = 4 (Dial Station) or 5 (Operator completed but dial rate applies)

For Operator Assisted Sent Paid calls, a surcharge typically applies. These sent paid calls are identified by a Rate Class = 1 (Person to Person) or 3 (Station to Station).

OK

	Call/Service Type	EMI Number	Notes/Sprint Expectations	Bell Atlantic (BA) Position

B5b	Local Call – Collect Toll Call - IntraLATA - Collect (From a Sprint Customer to another Customer - - possibly a non-Sprint Customer)	10-01-01 or 10-01-31

Collect calls will have a Message Type = 4 and Rate Class = 1, 3, or 6

If the surcharge depends on the type of Operator Handling,
Rate Class = 1 = Operator Handled - Person to Person
Rate Class = 3 = Operator Handled -Station to Station
Rate Class = 6 = Automated Collect

OK

B5c	Local Call - Third Party Toll Call - IntraLATA - Third Party (From a Sprint Customer to another Customer - - possibly a non-Sprint Customer)	10-01-01 or 10-01-31

Third Party calls will have a Message Type = 2 and Rate Class = 1, 3, 6

If the surcharge depends on the type of Operator Handling,
Rate Class = 1 = Operator Handled - Person to Person
Rate Class = 3 = Operator Handled -Station to Station
Rate Class = 6 = Automated Third Party

OK

B6	PER USE CHARGES

B6a	Busy Redial - Activation Charge Redial when busy	42-50-01

Position 168-172 = 00001
To and From Number are not populated.
Billing Number contains the Sprint Customer information.
Call Duration (Billable or Reported Time field) is zero-filled.

BA will also send corresponding 10-01-01 or 31 record, as applicable.

Note: per EMI, “To city” is the charge phrase in 42-50-01.

OK

B6b	Auto Call Back/Call Return - Activation Charge	42-50-01	Position 168-172 = 00002 Rest is same is B6a.	OK

B6c	Call Trace - Activation Charge	42-50-01	Position 168-172 = 00003 The Traced number should NOT be displayed on the invoice. Only the description of the charge (i.e., “Call Trace”) and the charge amount should appear. Rest is the same as B6a.	OK

B6d	Three Way Calling	42-50-01

The 42-50-01 Record is the Activation Charge portion.
Position 168-172 = 00004

The 10-01-01/31 Records are the local or toll call portion of the call.
Indicator 24 = 2 in the 10-01-01 or 31 record.

Rest is same as B6a.

OK (As of Effective Date, this service is offered on a usage basis only in NJ.)

B6e	Call Forward, Per Use	42-50-01	Position 168 – 172 = 00063 Rest is same as B6a.

OK

(As of Effective Date, this service is offered on a usage basis only in PA, from a limited number of switches; service is offered in PA on a “per day list-is-active” basis; service name is “Select Forward”.)

B6f	Call Block, List Storage	42-50-01	Position 168-172 = 00060 Rest is same as B6a.	OK (As of Effective Date, this services is offered on a usage basis only in PA, from a limited number of switches; service is offered in PA on a “per day list-is-active” basis.)

B6g	Priority Call, List Storage	42-50-01	Positions 168 – 172 = 00061 Rest is same as B6a.

OK

(As of Effective Date, this service is offered on a usage basis only in PA, from a limited number of switches; service is offered in PA on a “per day list-is-active” basis; service name is “Priority Call”.)

B7	DIRECTORY ASSISTANCE

B7a	Directory Assistance	10-01-32	Type of DA Service (position 81) = 0 If completed through an operator, RC = 3 or 5. (Surcharges may apply in this case.)	OK

B7b	DA - Second Listing	N/A

One EMI record is created for all listings requested on one phone call to DA. When more than one listing is requested, there is no indicator set to show that a second or subsequent listing was requested. (Sprint may be unable to charge for each listing, because the EMI record Sprint receives from BA will not reflect the number of listings provided to the Customer.)

OK

B7c	Directory Assistance Call Completion	10-01-01 or 31	The 10-01-01 or 31 call is the recording of the call that was automatically dialed and completed by the “Operator.” Indicator 24 = 3 on either record. In addition, B7a applies.	OK BA does not send a 01-01-18 record.

B7d	Customer Name And Address Look-up	10-01-32	To Place = CAN Indicator 26 = 1	OK (As of Effective Date, this service is offered only in New Jersey and portions of West Virginia; service name is “Call54 Service”.)

B8	OTHER “PER USE”

B8a	Time and Charge	10-01-01	Indicator 12 =1.	Not recorded.

B8b	Busy Line Verification	10-01-35	Conversation Time (pos. 61-67) will contain zeroes per EMI specifications. There will be no rate populated on these records. (i.e., pos. 40-46, Amount Collected, = 000000).	OK

B8c	Busy Line Interrupt	10-01-37	Conversation Time (pos. 61-67) will contain zeroes. There will be no rate populated on these records.. (i.e., pos. 40-46, Amount Collected, = 000000).	OK

C	Could be Rated or Unrated

C1	Telecommunications Relay Service	Could be any local - type EMI	Indicator 24 = 1. (Typically, when this indicator is set, Operator Surcharges do not apply.)	OK (Note: RC = 5)

D	Rated (01-XX-XX)

D1	Local or IntraLATA Toll - - Collect or Third Party Billable to a Sprint Customer Settled on BA Resale Services bill.	01-01-01 or 01-01-31

Message Type and Rate Class are used to indicate type of call (Sent Paid, Collect, etc.) and whether the call was person, station, etc.

For example:
Collect, Automated - MT = 4, RC = 6
Collect, Non Automated - MT = 4, RC = 3
Collect, Non Automated, Person to Person - MT = 4, RC=1
Third Number, Automated - MT = 2, RC = 6
Third Number, Non Automated - MT = 2, RC = 3
Third Number, Non Automated, Person to Person - MT = 4, RC=1

BA will send RATED local or intraLATA toll collect or third party calls billable to a Sprint customer which were originated by a non-Sprint customer and rated by BA or another LEC.

OK

D2	Operator Service – Conference Call - Non-dial	01-01-06	Used to bill all charges associated with an operator serviced conference call.	OK

D3	Non-dial Conference Leg Optional record used for bill display only.	01-01-07	When used this record is ALWAYS associated with the 01-01-06 record - - provides the terminating detail of each leg associated with a conference call.	OK

D4	Dialed Conference Bridge Charge	01-01-08	Used to bill all charges associated with the set up and connection of a non-operator serviced conference call. Conferees must dial in for connection to the bridge.	OK

D5	Billable Conference Leg Charge	01-01-09	Used to bill individual conference leg charges associated with a non-dial conference call.	OK

D6	Information Provider (976)	01-01-16		OK

D7	Orig/Term to Ship, plane, train	01-01-80		Only CMDS

D8	Airtime Charge for connection of radio link between exchange network and ship, plane, train	01-01-81		Only CMDS

D9	Marine Non-dial conference charge	01-01-82		Only CMDS

D10	Marine Non-dial conference leg	01-01-83		Only CMDS.

D11	Other/Notes	01-XX-XX	Could get any call type rated if it’s billed third party or collect to a Sprint customer (i.e., DA, Busy Verify, Busy Interrupt, etc.)	OK

E	Credit/Cancel/Etc.

E1	Credit Records	03-01-01 or 31	These records would be sent when a customer was cut-off or had a poor connection and requested an immediate credit from the operator.	OK

E2	Rated Credits	41-01-XX	Where XX = 01, 06, 08, 09, 14, 17, 18, 31, 32, 35, 37 These credits are received already rated.	OK

E3	Cancel Records	51-01-XX, 58-01-XX	Where XX = 01, 06, 08, 09, 14, 17, 18, 31, 32, 35, 37	OK

E4	Correction Records - - Billable adj. (i.e., debits vs. credits)	71-01-XX	Where XX = 01, 06, 08, 09, 14, 17, 18, 31, 32, 35, 37	OK

F	Header & Trailer

F1	Header			20-24-01

F2	Trailer			20-24-02

OTHER USAGE RELATED INFORMATION

Call/Service Type	Bell Atlantic (BA)

OTHER INFORMATION

Pack Sequencing - Fields Used to control Invoice Sequence Number in the Pack Header.	OCN and Dataset.

Packing - Specifics about the packing on each file/dataset.	11 Datasets. RAOs do not cross state lines, but one dataset (Eastern PA) contains two RAOs/States (DE and PA) info.

Fixed or Variable Block	Variable

210 or 175 byte	175

Null Files Supported	No

976, etc. Handling	Will send rated 01-01-16 if not blocked

Confirmation Record - Can BA accept from Sprint?	No

PRODUCT INFORMATION

Flat Rated - - Receive only Billable call detail (does not include local call detail that is part of the flat rate).	OK

Measured or Allowance Based - BA will send all local usage calls (incl., those needed to calculate allowances).	Yes but records may contain minimal call detail.

Note: Sprint should expect to receive any call type from the Bellcore Centralized Message Distribution System (“CMDS”) passed through by BA. These call types may not match the standards stated in this Subappendix G. For example, BA may use Service Text Code in 01-01-18 but for call records received from CMDS through BA, Sprint may see Service Name used instead.

ATTACHMENT 8

NUMBER PORTABILITY

Section 1.	Provision of Number Portability

Section 2.	Interim Number Portability (“INP”)

Section 3.	Number Portability (“NP”)

Section 4.	Requirement for INP and NP

NUMBER PORTABILITY

Section 1. Provision of Number Portability

1.1 Each Party shall provide, to the extent technically feasible, number portability in accordance with Applicable Law. Currently available Interim Number Portability (“INP”) shall also be provided, to the extent technically feasible, by each Party to the other in accordance with Applicable Law. Each Party shall use commercially reasonable efforts to provide INP with a minimum impairment of functionality, quality, reliability and convenience to subscribers of each other’s services.

1.2 The donor Party will, to the extent technically feasible, provide the porting Party INP and Number Portability (“NP”) for subscribers moving to a different location, or staying at the same location, within the same Rate Center. INP and NP are not available for the creation of new vanity numbers or similar purposes.

Section 2. Interim Number Portability (“INP”)

Each Party shall make available INP by Remote Call Forwarding (“RCF”), Flex Direct Inward Dialing (“FLEX-DID”), LERG reassignment (in full NXX codes only), or other mutually agreed upon methods. The porting Party must order the appropriate services and facilities (e.g., trunk groups) from the donor Party.

ATTACHMENT 8

2.1 Remote Call Forwarding: RCF is an INP method to provide subscribers with service-provider portability by redirecting calls within the telephone network. When RCF is used to provide INP, calls to the ported number will first route to the Party’s switch to which the ported number was previously assigned. Such switch will then forward the call to a number associated with the porting Party’s designated switch to which the number is ported. Each Party may order up to 99 additional paths to handle multiple simultaneous calls to the same ported telephone number. The Parties agree that RCF technology is currently incompatible with data services.

2.1.1 The porting Party shall determine the appropriate number to be outpulsed to the 911 tandem office and shall ensure that this number, as well as the appropriate address information of the Customer, is provided to the 911 database.

2.2 FLEX-DID is an INP method that makes use of Direct Inward Dialing (“DID”) trunks. Each FLEX-DID trunk group used for INP is dedicated to carrying traffic between the donor Party’s switch and the porting Party’s switch. Traffic on these trunks cannot overflow to other trunks, so the porting Party must order a trunk group size it believes results in conservative engineering. Also, inter-switch signaling is usually limited to multi-frequency (“MF”). This precludes passing calling line identification to the porting Party’s switch.

2.3 LERG Reassignment: Portability for an entire NXX code of numbers shall be provided, when mutually agreed, by utilizing reassignment of the entire NXX code to the porting Party through a reassignment in the Local Exchange Routing Guide (“LERG”). Updates to translations in the donor Party’s switching offices from which the NNX code is reassigned will be made by the donor Party by the date on which national LERG changes become effective.

2.4 Other Currently Available Number Portability Provisions:

2.4.1 Each Party shall exchange with the other Party SS7 TCAP messages as required for the implementation of Custom Local Area Signaling Services (“CLASS”) or other features available in their respective networks, as are technically feasible to exchange.

2.4.2 Promptly following receipt of an INP order for a number served by a particular end office switch, each Party shall disclose to the other any technical or capacity limitations that would prevent use of a requested INP method in a particular switching office. In all

ATTACHMENT 8

cases in which installation or removal of INP is to be coordinated with the installation, modification, or removal of another service (e.g., an unbundled local loop), the Parties shall follow the coordination procedures set forth in Attachment 4.

2.4.3 When any INP method available hereunder is used to port a subscriber number, the donor Party must maintain the LIDB record for that number to reflect appropriate conditions as reported to it by the porting Party and to provide such LIDB information in accordance with any LIDB agreement subsequently entered between the Parties.

2.4.4 The donor Party shall send a CARE transaction 2231 to notify the appropriate IXC that access is now provided by the porting Party for that number.

2.4.5 The INP service offered herein shall not initially apply to NXX codes 555, 915, 950, or 976, or for Feature Group A or coin telephone service, because of the special billing characteristics of such services. Upon a Bona Fide Request of either Party, the provisions of INP for these services will be mutually negotiated between the Parties and provided to the extent feasible under negotiated rates, terms, and conditions. INP shall only apply for any arrangement that would forward calls to telephone numbers resident in the same Rate Center. INP shall not apply for any arrangement that would render the forwarded call toll traffic.

2.4.6 The donor Party shall be permitted to cancel INP arrangements and reassign the telephone number(s) upon receipt of notification from the porting Party, the Customer or a third party that is authorized to act on behalf of the Customer. The Parties agree to work cooperatively to develop procedures or adopt industry standards or practices concerning the initiation and termination of INP service in a multi-carrier environment.

Section 3. Number Portability (“NP”)

3.1 The Parties acknowledge that, notwithstanding the FCC’s First Memorandum Opinion and Order on Reconsideration in CC Docket 95-116, they disagree on the form of NP that should be adopted and prescribed by the FCC, and accordingly hereby reserve their rights to advocate their respective positions before legislative, judicial, and regulatory bodies, notwithstanding any other provisions of this Agreement. To the extent that this Agreement includes provisions regarding the implementation of the Location Routing Number (“LRN”) method of NP,

ATTACHMENT 8

such provisions shall apply only if it is ordered that LRN shall be deployed in New Jersey, and only to the extent required by Applicable Law, and the presence of such provisions in this Agreement shall not be deemed a waiver of BA’s position that LRN should not be deployed in New Jersey. If another NP methodology is adopted for New Jersey, the Parties shall promptly modify any provisions of this Agreement that refer to or assume the implementation of LRN to replace it with such other methodology.

3.2 The requirements for NP, when available, shall include the following:

3.2.1 Notwithstanding any other provision of this Agreement, each Party shall provide NP service in accordance with Applicable Law. A subscriber must be able to change local service providers and retain the same telephone number(s) and have availability of all vertical and advanced local service features, subject to the technical capabilities of the porting Party’s switch.

3.2.2 To the extent required by Applicable Law and to the extent technically feasible, the donor Party’s NP network architecture shall not subject the porting Party to any degradation of service compared to the donor Party in any material measure, including switching and transmission quality, call set-up time and post-dial delay.

3.2.3 After an office is equipped with NP, and after an NXX code is defined as portable, translations will be changed in the donor’s LNP-capable switches which trunk directly to such office to open the NXX code(s) for database queries. Any NXX code with at least one ported number in the NXX code shall be defined as portable.

3.2.4 Upon introduction of LRN in a metropolitan statistical area/county, the associated tandems (local and access) shall be among the first switches converted, with no unreasonable delay. All portable NXX codes shall be recognized in these tandems as portable, with queries launched from these switches.

3.2.5 During the process of porting a subscriber, the donor Party shall implement the 10-digit trigger feature when technically feasible. When the donor Party receives the porting request, it shall use reasonable efforts to apply the 10-digit trigger to the subscriber’s line at least twenty-four (24) hours prior to the order due date in order to facilitate the smooth transitioning of the subscriber to the new provider.

ATTACHMENT 8

3.3 Joint Cooperation

3.3.1 At such time that NP is available, both Sprint and BA shall:

3.3.1.1 Support emergency and operator services in a manner to be mutually agreed.

3.3.1.2 Use commercially reasonable efforts to use scarce numbering resources efficiently and administer such resources in a competitively neutral manner.

3.3.1.3 Cooperate with each other so that each carrier shall be able to rate and bill different types of calls.

3.3.1.4 Cooperate with each other to apply NP consistently.

3.3.1.5 Upon the agreement of the Parties or issuance of applicable FCC and/or Board order(s) or regulations mandating the adoption of a NP arrangement, the Parties will commence migration from INP to the agreed upon or mandated NP arrangement as quickly as practically possible (and in any event no later than the migration dates set forth in the applicable FCC and/or Board order(s) or regulations) while minimizing interruption or degradation of service to their respective subscribers. Once NP is implemented, either Party may withdraw, at any time and at its sole discretion, its INP offerings, subject to advance notice to the other Party and coordination to allow the seamless and transparent conversion of INP subscribers’ numbers to NP. Upon implementation of NP pursuant to FCC or Board regulation, both Parties agree to conform and provide such NP. To the extent NP rates or cost recovery mechanisms are not established by the applicable FCC or Board order or regulation mandating the adoption of NP, the Parties will negotiate in good faith the charges or cost recovery mechanism for NP service at such time as a NP arrangement is adopted by the Parties.

3.4 Location Routing Number (“LRN”)

If and to the extent that Applicable Law requires implementation of LRN as the NP methodology applicable in New Jersey, BA and Sprint shall work cooperatively to implement an LRN-NP solution when technically feasible.

ATTACHMENT 8

3.4.1 A ten-digit code, consistent with the North American Numbering Plan, called the location routing number (“LRN”) shall be used as a network address for each switch that terminates subscriber lines, (i.e., an end office). LRN shall support existing six-digit routing and may be implemented without changes to existing switch routing algorithms. In existing end offices, the LRN shall be selected from one of its existing NPA-NXX codes. New end offices shall be assigned LRNs through normal administrative processes.

3.4.2 LRN employs an “N-1” Query Strategy for interLATA or intraLATA toll calls, by which the originating carrier will pass the call to the appropriate toll carrier who will perform a query to an external routing database and route the call to the appropriate terminating local carrier either directly or through an access tandem office. For a local call to a ported number, the originating carrier is the “N-1” carrier. It will perform an external database query and pass the call to the appropriate terminating carrier. The “N-1” methodology will be used to extend portability on a phased, region-by-region basis and it does not place BA, Sprint or other carriers needlessly in the call path.

3.4.3 The Parties shall furnish each other with the first six (6) digits of the originating LRN when they supply each other with the Jurisdiction Information Parameter (“JIP”) in the Initial Address Message (“IAM”), assuming the necessary LRN software is available from the switch manufacturer and is loaded in the specific switch that will populate the JIP parameter per the timetable set by the FCC and Board.

3.4.4 Each Party agrees to use commercially reasonable efforts to begin the introduction of LRN to end user subscribers who may begin changing local service providers and retaining their existing telephone number based on the time line set out by the FCC in its Telephone Number Portability Order (CC Docket No. 95-116), or as per a State order if such time for introduction of LRN set by the State is earlier than would result under the FCC Order.

3.5 Additional NP Requirements (when available)

In the absence of Query On Release, for local calls to a portable NXX code each Party shall query an external database as soon as the call reaches the first NP-capable switch in the call path. An LRN-capable originating switch shall query on a local call to a portable NXX code native to another central office as soon as the

ATTACHMENT 8

LNP trigger is encountered and it is determined that it (the originating switch) does not serve the dialed number.

3.6 SMS Administration

Each Party will work cooperatively with other local service providers to establish the NP service management system (“SMS”). The SMS shall be administered by a neutral third party, to provide for the efficient porting of numbers between carriers. Subject to Applicable Law, there must be one exclusive Number Portability Administration Center (“NPAC”) per portability State or region, and each Party shall provide all information uploads and downloads regarding ported numbers to/from, respectively, the exclusive NPAC. BA and Sprint shall cooperate to facilitate the expeditious deployment of LRN-based NP through the process prescribed by the FCC and the Board, including, but not limited to, participation in the selection of a neutral third party and development of SMS, as well as SMS testing for effective procedures, electronic system interfaces, and overall readiness for use consistent with that specified for provisioning in this Agreement.

Section 4. Requirements for INP and NP

4.1 INP Cut-Over Process

The following cutover coordination procedures shall apply for INP-ported numbers. NP cutover procedures shall be reasonably agreed by the Parties at such time as the capability has been developed.

4.1.1 Upon request by the porting Party, the donor Party will apply the following coordination procedures to cutovers of ported numbers.

4.1.2 The porting Party shall request the porting of a number from the donor Party by delivering to the donor Party a valid electronic transmittal service order (when available) or another mutually agreed-upon type of service order. Such service order shall be provided in accordance with industry format and specifications or such format and specifications as may be agreed to by the Parties. Within twenty-four (24) hours of the donor Party’s receipt of such valid service order, the donor Party shall provide the porting Party the Firm Order Confirmation (“FOC”) date and time according to the installation time frames set forth in Section 4.2 below.

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4.1.3 On each porting order, the Parties will agree on a cutover time at least forty-eight (48) hours before that cutover. RCF cutover time will be defined as a fifteen (15) to thirty (30) minutes per line window within which both Parties will make telephone contact to complete the cutover. The cutover window for other methodologies will be agreed to by the Parties.

4.1.4 Within the appointed fifteen (15) to thirty (30) minute cutover time, the porting Party will call the donor Party to coordinate cutover work and when the donor Party is reached in that interval, such work will be promptly performed.

4.1.5 If the porting Party requires a change in scheduling, it must contact the donor Party to issue a supplement to the original order. The negotiations process to determine the date and time of cutover will then be reinitiated pursuant to Section 4.1.3.

4.1.6 If the porting Party is not ready within the appointed interval and if it had not called to reschedule the work at least two (2) hours prior to the start of the interval, the porting Party shall be liable for the non-recurring charge for such work for the missed appointment. In addition, non-recurring charges, if applicable, for the rescheduled appointment will apply.

4.1.7 If the donor Party is not available or not ready at any time during the appointed fifteen (15) to (30) minute interval, the Parties will reschedule and the donor Party will waive the non-recurring charge, if applicable, for such work whenever it is performed pursuant to an agreed-upon rescheduling.

4.1.8 Beginning nine (9) months from the Effective Date, if unusual or unexpected circumstances prolong or extend the time required to accomplish the coordinated cutover, the Party responsible for such circumstances is responsible for the reasonable labor charges of the other Party. Delays caused by the subscriber are the responsibility of the porting Party.

4.2 Installation Time Frames

4.2.1 Installation time frames for RCF INP will be as follows:

4.2.1.1 Lines and Trunks:

4.2.1.1.1 For installations of RCF INP that are not installed and/or coordinated with any other services

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ordered from BA, installation time frames will be as follows: orders of 1-20 lines in four (4) business days; orders of 21-30 lines in seven (7) business days; orders over 30 lines will have an installment time frame as mutually agreed upon by the Parties; and

4.2.1.1.2. Notwithstanding Section 4.2.1.1.1, installation time frames for RCF INP when installed and/or coordinated with another service ordered from BA will be as follows: orders of 1-10 lines in six (6) business days; orders of 11-20 lines in ten (10) business days; orders of 21 or more lines will have an installment time frame as mutually agreed upon by the Parties.

4.2.1.2 The installation time frames set forth in Section 4.2.1.1 shall be applied as follows:

4.2.1.2.1 The time frames set forth in Section 4.2.1.1 shall apply on average to the order types and sizes specified therein; and

4.2.1.2.2 No individual order shall be installed in a time frame more than twice the length of the time frame specified in Section 4.2.1.1 for the order type and size, except in unusual circumstances. Unusual circumstances shall qualify to modify any time frame only to the extent that the unusual circumstances have comparable effects on BA’s Customer services and INP services for other Local Exchange Carriers.

4.2.2 The Parties will implement mutually agreeable time frames for the installation of FLEX-DID trunks (when available).

4.3 Call Referral Announcements

When an end user customer changes its service provider from one Party to the other Party and does not retain its original telephone number, the Party formerly providing service to such end user shall provide a referral announcement on the end user’s former telephone number that provides the end user’s new number or other appropriate information to the extent known. Referral announcements shall be provided reciprocally, free of charge to either Party or the end user to the extent the Providing Party does not charge its own end user customers for such service, for the

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same period of time the Providing Party provides its own end user customers when they change their telephone numbers.

4.4 Engineering and Maintenance

BA and Sprint will cooperate with the objective that the performance of trunking and signaling capacity shall be engineered and managed at Parity. Additional specific engineering and maintenance requirements shall apply as specified in this Agreement.

4.5 Operator Services and Directory Assistance

4.5.1 Where BA has control of directory listing for NXX codes containing ported numbers, BA shall maintain entries for ported numbers as mutually agreed by the Parties.

4.5.2 When NP is in place, if Integrated Services Digital Network User Part (“ISUP”) signaling is used, BA shall provide the JIP in the SS7 IAM, assuming the necessary LRN software is available from the switch manufacturer and is loaded in the specific switch that will populate the JIP parameter per the timetable set by the FCC and Board. (See Generic Switching and Signaling Requirements for Number Portability, Issue 1.0, February 12, 1996 [Editor - Lucent Technologies, Inc.]). BA shall provide a 10-digit Global Title Translation (“GTT”) Node for routing queries for TCAP-based operator services (e.g., LIDB). BA shall meet all requirements specified in “Generic Operator Services Switching Requirements for Number Portability,” Issue 1.00, Final Draft, April 12, 1996 [Editor - Nortel], assuming the necessary LRN software is available from the switch manufacturer and is loaded in the specific switch that will provide operator services per the timetable set by the FCC and Board.

ATTACHMENT 8

SECURITY REQUIREMENTS

Section 1	Physical Security	2

Section 2	System Security	4

Section 3	Fraud Prevention	4

Section 4	Law Enforcement Interface	5

ATTACHMENT 8

SECURITY REQUIREMENTS

Section 1.	Physical Security

This Section 1 sets forth security requirements for Physical Collocation at BA’s premises. In the event of a conflict between these requirements and any Applicable Law, the Applicable Law shall govern. Any conflicts between a Tariff and the provisions of this Attachment 9 shall be resolved as set forth in Section 2.3 of the Agreement. Each Party shall take reasonable steps to protect the other Party’s personnel and property at a Collocation premises, including the following:

1.1 Except as otherwise expressly authorized by BA, AT&T shall access only equipment owned by AT&T and shall enter only those areas of BA’s premises where such equipment is located, or which are designated for use by AT&T. BA shall sign a log that is maintained by AT&T when any of its authorized employees and agents enter those portions of BA’s premises that are designated for AT&T’s sole use. While in such areas, BA employees and agents shall carry identifying credentials to be produced at AT&T’s reasonable request. BA shall allow AT&T, after reasonable advance notice, to inspect areas that house or contain AT&T equipment or equipment enclosures in accordance with mutually acceptable procedures.

1.2 AT&T shall deliver to BA within thirty (30) days of the Effective Date of this Agreement and every six months thereafter a current list of AT&T’s employees and agents authorized to enter BA’s premises. While on BA’s premises, such employees or agents shall prominently display BA non-employee identification badges provided by BA. If requested by BA, AT&T shall provide this information in an electronic format.

1.3 Each Party shall, while on the other’s premises or in areas on its premises designated for the other Party’s sole use, comply with the other Party’s generally applicable security and safety procedures and requirements as may be provided from time-to-time by the other Party (including but not limited to sign-in, identification, and escort requirements); provided, however, that AT&T’s procedures and requirements for access to its equipment areas shall be consistent with those established by BA for the relevant premises.

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1.4 Neither Party shall tamper with or perform any activities upon the other Party’s equipment at the Collocation premises, except as necessary to perform this agreement (e.g., equipment maintenance, installation, etc.) or in case of emergency. In an emergency, the affected Party shall notify the other Party of the emergency as soon as practicable, take steps the affected Party deems appropriate to manage the emergency (using reasonable care under the circumstances to protect the other Party’s equipment), and allow the other Party to access the affected Party’s premises/space (subject to the requirements of this Section 1) to protect the other Party’s equipment.

1.5 AT&T shall ensure that areas that house AT&T’s equipment are adequately secured to prevent unauthorized entry. BA shall have no liability for any damage or loss resulting from AT&T’s failure to ensure that areas that house AT&T’s equipment are adequately secured to prevent unauthorized entry. AT&T shall furnish BA with all keys, entry codes, lock combinations, and other materials and information necessary for BA to gain entry to any secured AT&T area subject to the provisions stated in this Attachment. BA shall take reasonable action to limit access to AT&T secured areas to BA’s employees and agents who are authorized to have to have such access.

1.6 Each Party shall promptly notify the other Party of any material breach by the other Party of the foregoing provisions.

1.7 AT&T shall ensure that AT&T equipment at BA’s premises is suitable for use in the operational environment at such premises. BA shall have no liability in this regard, other than to maintain the general environmental conditions in the premises at normal operational levels suitable for its own equipment.

Section 2.	System Security

2.1 Each party shall provide the other a plan to be used in the event of a system failure or emergency to facilitate prompt systems restoration and recovery.

2.2 Each party shall maintain a reasonable standard of security between operation system interfaces consistent with its own information security practices.

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Section 3.	Fraud Prevention

3.1 BA shall make available to AT&T fraud prevention features (including any prevention, detection, or control functionality) that may be embedded within any of the Network Elements in accordance with applicable Tariffs or as otherwise mutually agreed (such as 900 NPA and international blocking offered to business customers and aggregators). AT&T shall make available to BA fraud prevention features (including prevention, detection, or control functionality) in accordance with applicable Tariffs or as otherwise mutually agreed.

3.2 Until such time as partitioned access to fraud prevention, detection and control functionality within pertinent Operations Support Systems, such as the LIDB fraud alert and monitoring system, is made available to AT&T, BA shall, whenever fraud alert indicators are activated on AT&T accounts, promptly inform AT&T of any indications of fraud. The Parties agree to work together to establish processes and mechanisms regarding the provision of such information and to develop fraud detection and prevention systems that will benefit both Parties.

Section 4.	Law Enforcement Interface

Each Party (“Assisting Party”) shall provide reasonable assistance to the other Party in accordance with Applicable Law and the Assisting Party’s internal procedures in connection with: installation of and information retrieval from traps in the Assisting Party’s network, emergency traces on and information retrieval from subscriber invoked CLASS services (e.g., call traces requested by the other party), and execution of wiretap or dialed number recorder orders from law enforcement authorities.

Attachment 10

Acronym	DEFINITION

AAA	American Arbitration Association
AIN	Advanced Intelligent Network
ALEC	Alternate Local Exchange Carrier
ALI/DMS	Automatic Location Identification/Data Management Systems
AMA	Automated Message Accounting
ANSI	American National Standards Institute
ARPM	Average Revenue Per Message
ATIS	Alliance for Telecom Industry Solutions
ATM	Asynchronous Transfer Mode
BICI	Broadband Inter-Carrier Interface
BITS	Building Integrated Timing Supply
BLV	Busy Line Verification
CABS	Carrier Access Billing Systems
CAMA ANI	Centralized Automatic Message Accounting - Automatic Number Identification
CAP	Competitive Access Provider
CCITT	Consultative Committee on International Telegraph & Telephone
CCS	Communications Channel Signaling
CCSNIS	Common Channel Signaling Network Interface Specification
CIC	Carrier Identification Code
CLASS	Custom Local Area Signaling Service
CLC	Carrier Liaison Committee
CLEC	Certified Local Exchange Carrier
CLLI	Common Language Location Identifier
CMIP	Coded Mark Inversion Protocol
CO	Central Office
CPE	Customer Premises Equipment
DA	Directory Assistance
DACS	Digital Access Crossconnect Systems
DCS	Digital Cross-Connect System
DID	Direct Inward Dialing
DLC	Digital Loop Carrier
DLCI	Data Link Connection Identifier
DN	Directory Numbers
DN-RI	Directory Number - Route Index
DS-1	Digital Signal Level One
DS-3	Digital Signal Level Three
DS0	Digital Signal Level Zero
DSN	Data Set Name
DSX	Digital Cross Connect
DTMF	Dual-Tone Multi Frequency

Attachment 10

EFT	Electronic Fund Transfer
EMI	Exchange Message Interface
EMR	Exchange Message Record
EO	End Office
ESF	Extended Super Frame
ETTR	Estimated Time to Repair
FDI	Feeder Distribution Interface
FN	Fiber Node
FOC	Firm Order Confirmation
GTT	Global Title Translation
HDT	Host Digital Terminal
ID	Remote Identifiers
IEC	Interexchange Carrier
IECs	Interexchange Carriers
IEEE	Institute of Electrical and Electronic Engineers
ILEC	Incumbent Local Exchange Carrier
INP	Interim Number Portability
ISDN	Integrated Services Digital Network
ISDNUP	Integrated Services Digital Network User Part
ISNI	Intermediate Signal Network Identifier
ISO	International Standardization Organization
ISUP	Integrated Services User Part
ITU	International Telecommunications Union
LATA	Local Access Transport Area
LEC	Local Exchange Carrier
LIDB	Line Information Data Base
LNP	Local Number Portability
LRN	Local Routing Number
LS	Local Switching
LSO	Local Serving Office
MF	Multi-Frequency
MLT	Mechanized Loop Tests
NID	Network Interface Device
NNI	Network to Network Interface
OBF	Ordering & Billing Forum
OLI	Originating Line Indicator
OSS	Operations Support Systems
PBX	Private Branch Exchange
PIC	Primary Interexchange Carrier
POTS	Plain Old Telephone Service
PRI	Primary Rate Interface
PSAP	Public Safety Answering Point
RAO	Regional Accounting Office
RCF	Remote Call Forwarding
RI	Route Index

Attachment 10

ROW	Right of Way
RSM	Remote Switch Module
SAG	Street Address Guide
SCCP	Signaling Connection Control Point
SCP	Service Control Points
SECAB	Small Exchange Carrier Access Billing
SMS	Service Management System
SONET	Synchronous Optical Network
SPOC	Single Point of Contact
SPOI	Signaling Point of Interconnection
SS7	Signaling System 7
SSP	Switching Services Port
STP	Signaling Transfer Point
TCAP	Transaction Capabilities Application Port
TIA/EIA	Telecommunications Industries Association/Electronic Industries Association
TR	Technical Requirements

ATTACHMENT 11

DEFINITIONS

“Accessing Party”, as used in Section 13 of the Agreement, means a Party which accesses, uses or discloses Customer Information made available by the other Party pursuant to this Agreement.

“Act” means the Communications Act of 1934, 47 U.S.C. § 151, et seq., as amended from time-to-time.

“Advanced Intelligent Network” (“AIN”) means a network functionality that permits specific conditions to be programmed into a switch which, when met, directs the switch to suspend call processing and to receive special instructions or further call handling instructions, in order to enable a carrier to offer advanced features and services.

“Affiliate” means “Affiliate” as defined in the Act.

“Agent” means agent or servant.

“AMA” means the Automated Message Accounting structure inherent in switch technology that initially records telecommunication message information. AMA format is contained in the Automated Message Accounting document published by Bellcore as GR-1100-CORE, which defines the industry standard for message recording.

“Ancillary Traffic” means all traffic that is destined for ancillary services, or that may have special billing requirements, including, but not limited to, the following: LSV/VCI, Directory Assistance, 911/E911, Operator Services (IntraLATA call completion), IntraLATA third party, collect and calling card, 800/888 database query, LIDB, and information services requiring special billing.

“Applicable Law” means all applicable laws and government regulations and orders, including, but not limited to, the regulations and orders of the Federal Communications Commission and the Commission. Applicable Law includes, but is not limited to, the FCC’s Memorandum Opinion and Order in “In the Applications of NYNEX Corporation, Transferor, and Bell Atlantic Corporation, Transferee, For Consent to Transfer Control of NYNEX Corporation and Its Subsidiaries”, File No. NSD-L-96-10, Released

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August 14, 1997 (the “FCC Merger Order”), as such Memorandum Opinion and Order may be amended, stayed, voided, repealed, or supplemented, from time to time.

“Automatic Number Identification” (“ANI”) means a signaling parameter which refers to the number transmitted through a network identifying the billing number of the calling party.

“BA” has the meaning stated in the Preface.

“BA Customer” means a Customer of BA.

“BA Offered Services” means and includes:

(a)	BA Resale Services;

(b)	Network Elements, as set forth in Section 46 and Attachment 2;

(c)	Support Functions, as set forth in Section 47;

(d)	Directory Listings, as set forth in Section 48;

(e)	Subscriber List Information, as set forth in Section 49.1;

(f)	Collocation, as set forth in Attachment 3;

(g)	Provision of Recorded Usage Data, as set forth in Attachment 7;

(h)	Number Portability (including both Interim Number Portability and Number Portability), as set forth in Attachment 8;

(i)	Interconnection, as set forth in Attachment 15; and

(j)	Any other services, products, facilities, arrangements, or information, that BA has agreed in the Principal Document to provide to Sprint.

“BA Resale Service” means any Telecommunications Service that BA provides at retail to subscribers who are not Telecommunications Carriers. Notwithstanding the foregoing, a “New BA Service”

ATTACHMENT 11

shall be deemed to be a “BA Resale Service” only to the extent BA is required by Applicable Law to provide such “New BA Service” to Sprint. For the purposes of this section “BA Resale Service”, a “New BA Service” is a Telecommunications Service that, on or after the Effective Date, BA provides at retail to subscribers who are not Telecommunications Carriers, but that, prior to the Effective Date, BA did not provide at retail to subscribers who are not Telecommunications Carriers. The term “BA Resale Service” does not include any Exchange Access Service provided by BA.

“CABS” means the Carrier Access Billing System which is defined in a document prepared under the direction of the Billing Committee of the OBF. The Carrier Access Billing System document is published by Bellcore in Volumes 1, 1A, 2, 3, 3A, 4 and 5, Special Reports SR-OPT-001868, SR-OPT-001869, SR-OPT-001871, SR-OPT-001872, SR-OPT-001873, SR-OPT-001874, and SR-OPT-001875, respectively, and contains the recommended guidelines for the billing of Exchange Access Services.

“Calendar Quarter” means any of the following periods: (a) January 1 through March 31; (b) April 1 through June 30; (c) July 1 through September 31; or, (d) October 1 through December 31.

“Calendar Year” means the period of January 1 through December 31.

“Centrex” and “Centrex Service” mean “Centrex Service” as defined in the Tariffs of the Party providing the Centrex Service.

“Charge Number” is a CCS parameter which refers to the number transmitted through the network identifying the billing number of the calling party.

“Claim”, as used in Section 10, “Compliance with Applicable Law”, Section 20, “Indemnity and Defense”, and Section 33, “Selection of a Telephone Exchange Service Provider”, means and includes:

(a)	any claim or demand made or brought by a person who is not a Party or an Affiliate of a Party;

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(b)

any suit, action or other proceeding, before a court, the Federal Communications Commission, the Commission, or other governmental entity, instituted or brought by a person who is not a Party or an Affiliate of a Party;

(c)	any judgment obtained by a person who is not a Party or an Affiliate of a Party;

(d)	any liability to a person who is not a Party or an Affiliate of a Party;

(e)	any fine or penalty imposed by a governmental entity; and

(f)	any reasonable cost, expense or attorneys fees incurred in connection with any such claim, demand, suit, action, proceeding, judgment, liability, fine or penalty.

“Claim” as used in Section 23, “Liability”, and Section 48.11, means and includes:

(a)	any claim or demand made or brought by any person (including a Party or an Affiliate of a Party, or a person who is not a Party or an Affiliate of a Party);

(b)

any suit, action or other proceeding, before a court, the Federal Communications Commission, the Commission, or other governmental entity, instituted or brought by any person (including a Party or an Affiliate of a Party, or a person who is not a Party or an Affiliate of a Party);

(c)	any judgment obtained by any person (including a Party or an Affiliate of a Party, or a person who is not a Party or an Affiliate of a Party);

(d)	any liability to any person (including a Party or an Affiliate of a Party, or a person who is not a Party or an Affiliate of a Party); and

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(e)	any cost, expense or attorneys fees incurred in connection with any such claim, demand, suit, action, proceeding, judgment, or liability.

“Collocation” means and includes “Physical Collocation” and “Virtual Collocation”, as defined by Applicable Law, including, but not limited to, 47 U.S.C. § 251(c)(6) and 47 CFR §§ 51.5 and 51.323.

“Combinations” means, with regard to Network Elements, two or more connected Network Elements purchased by a Party to provide its Telecommunication Services in a geographic area or to a specific Customer.

“Commission” or “Board” means the New Jersey Board of Public Utilities.

“Common Channel Signaling” (“CCS”) means a method of digitally transmitting call set-up and network control data over a digital signaling network separate from the public switched telephone network that carries the actual call.

“Common Transport” has the meaning stated in Attachment 2, Section 9.

“Contract Period”, as used in the definition of “Termination Date Offered Service” and Section 6.3 of the Agreement, means a stated period or minimum period of time for which a Purchasing Party is required by this Agreement to subscribe to, use and/or pay for a Providing Party Offered Service.

“Control Office” is an exchange carrier center or office designated as the carrier’s single point of contact for the provisioning and maintenance of its portion of local interconnection arrangements.

“Custom Calling Services” means a set of call-management services available to residential and single-line business subscribers, including call-waiting, call-forwarding and three-party calling.

“Custom Local Area Signaling Service” (“CLASS”) (Bellcore Service Mark) means a set of call-management services that utilize the capability to forward a calling party’s number

ATTACHMENT 11

between end offices as part of call setup. CLASS features include automatic callback, automatic recall, caller ID, call trace, and distinctive ringing.

“Customer” means a person who is (a) a customer, subscriber, or patron, or (b) a purchaser or user of Telecommunications Services or other services or products. As used in this Agreement, unless the context clearly indicates otherwise, a reference to a Customer of a Party does not include the other Party.

“Customer Information” means Customer Proprietary Network Information (as defined by Applicable Law, including, but not limited to, Section 222 of the Act, 47 U.S.C. § 222) related to a Customer of a Party, and any other non-public, individually identifiable information related to a Customer of a Party or the purchase or use by a Customer of a Party of the Party’s services or products.

“Dedicated Transport” has the meaning stated in Attachment 2, Section 10.

“Effective Date” has the meaning stated in the Preface.

“EMI” means the Exchange Message Interface (formerly the Exchange Message Record [“EMR”]) used between Telecommunications Carriers for exchanging Telecommunications message information for (a) billing and (b) tracking analysis. EMI format is contained in Special Report (“SR”) 320, “Exchange Message Interface”, which is published by the Alliance for Telecommunications Industry Solutions (“ATIS”) and defines the industry standard for interexchange of Telecommunications message information for (a) billing and (b) tracking analysis.

“Environmental Hazard” means any substance the presence, use, transport, abandonment or disposal of which (a) requires investigation, remediation, compensation, fine or penalty under any Applicable Law (including, but not limited to, as amended from time-to-time, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970), or (b) poses risks to human health or safety, or the environment (including, but not limited

ATTACHMENT 11

to, indoor, outdoor or orbital space environments) and is regulated under any Applicable Law.

“E911” means Enhanced 911 Service and E911 Service, as described in the Tariffs of the Party providing this service.

“E911/911” means Enhanced 911 Service, E911 Service and 911 Service, as described in the Tariffs of the Party providing these services.

“Exchange Access” means “Exchange Access” as defined in the Act.

“Exchange Area” means Rate Center Area.

“INP” and “Interim Number Portability” have the meaning stated in Attachment 8, Section 2.

“Interconnection” has the meaning stated in Attachment 15.

“Interconnection Point” (“IP”) has the meaning stated in Attachment 15.

“Line Status Verification and Verification with Call Interruption (“LSV/VCI”) Services” means an operator call in which the end user inquires as to the busy status of, or requests an interruption of, a call on a Telecommunications Service.

“Local Exchange Carrier” means “Local Exchange Carrier” as defined in the Act.

“Local Traffic” means traffic that is originated by a Customer of one Party on that Party’s network and terminates to a Customer of the other Party on that other Party’s network within a given local calling area, or expanded area service (“EAS”) area, as defined in Bell Atlantic’s Tariffs, or, if the Commission has defined local calling areas applicable to all Local Exchange Carriers, then as so defined by the Commission.

“MECAB” means the Multiple Exchange Carrier Access Billing document prepared by the Billing Committee of the OBF. The MECAB document, published by Bellcore as Special Report SR-BDS-000983, contains the recommended guidelines for the billing of an Exchange Access Service provided by two or more Local

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Exchange Carriers, or by one Local Exchange Carrier in two or more states, within a single LATA.

“MECOD” means the Multiple Exchange Carriers Ordering and Design (MECOD) Guidelines for Access Services - Industry Support Interface, a document developed by the Ordering/Provisioning Committee of the OBF. The MECOD document, published by Bellcore as Special Report SR STS-002643 (and SRBDS 00983), establishes recommended guidelines for processing orders for Exchange Access Service which is to be provided by two or more Local Exchange Carriers.

“Network Interconnection” means “Interconnection”.

“Network Element” means “Network Element” as defined in the Act.

“NANP” means the “North American Numbering Plan”, the system or method of telephone numbering employed in the United States, Canada, and certain Caribbean countries. It denotes the three digit Numbering Plan Area code and a seven digit telephone number made up of a three digit NXX code plus a four digit line number.

“911” means 911 Service, as described in the Tariffs of the Party providing this service.

“NPA” (“Numbering Plan Area”) (sometimes referred to as an “Area Code”) is the three digit indicator which is designated by the first three digits of each 10-digit telephone number within the NANP. There are two general categories of NPA, “Geographic NPAs” and “Non-Geographic NPAs”. A “Geographic NPA” is associated with a defined geographic area, and all telephone numbers bearing such NPA are associated with services provided within that geographic area. A “Non-Geographic NPA,” also known as a “Service Access Code (SAC Code)” is typically associated with a specialized telecommunications service which may be provided across multiple geographic NPA areas. 500, 700, 800, 888, and 900, are examples of Non-Geographic NPAs.

“NXX” or “NXX Code” is the fourth, fifth and sixth digits of a 10 digit telephone number within the NANP.

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“OBF” means the Ordering and Billing Forum which functions under the auspices of the Carrier Liaison Committee of the Alliance for Telecommunications Industry Solutions.

“Offered Service” means and includes: (a) any BA Offered Service; and (b) any Sprint Offered Service.

“Order” means an order or application to install, provide, change, terminate, or take other action with regard to, an Offered Service.

“Parity” means the following:

(a) With regard to Interconnection, to the extent technically feasible, the Providing Party will provide Interconnection that is at a level of quality that is Equal to that which the Providing Party provides to itself, a subsidiary, an Affiliate, or any other person.

(b) With regard to a Network Element, to the extent technically feasible, the Providing Party will provide the Network Element such that:

(i) the quality of the Network Element, as well as the quality of the access to the Network Element, will be the Same as that which the Providing Party provides to other Telecommunications Carriers requesting access to that Network Element; and

(ii) the quality of the Network Element, as well as the quality of the access to the Network Element, will be Equal in quality to that which the Providing Party provides to itself.

(c) With regard to a Resale Service, to the extent technically feasible, the Providing Party will provide the Resale Service such that the Resale Service is Equal in quality, and provided within the Same provisioning time intervals, that the Providing Party provides the Resale Service to others, including end users.

As used in this definition of “Parity”, “Network Elements” includes access to Operations Support Systems functions

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(including access to pre-ordering, ordering, provisioning, maintenance and repair, and billing, functions).

As used in Paragraphs (a) and (b) of this definition of “Parity”, “Equal” and “Same” mean that there is no statistically significant difference in quality. As used in Paragraph (c) of this definition of “Parity”, “Equal” means that there is no statistically significant difference in quality and “Same” means that there is no statistically significant difference in timeliness of provision.

It is the intent of the Parties, through the definition of “Parity” stated above, that where a Party has undertaken to provide Interconnection, a Network Element or Resale Service, at “Parity”, the Party shall: (a) with regard to Interconnection, meet the obligations imposed upon Incumbent LECs by 47 CFR §§ 51.305(a)(3); (b) with regard to a Network Element, meet the obligations imposed upon Incumbent LECs by 51.311(a) and (b); and, (c) with regard to a Resale Service, meet the obligations imposed upon LECs by 47 CFR § 51.603(b). The definition of “Parity” stated above shall be construed in a manner consistent with, for Interconnection, 47 CFR §§ 51.305(a)(3), for Network Elements, 47 CFR § 51.311(a) and (b), and, for Resale Services, 47 CFR § 51.603(b). If 47 CFR §§ 51.305(a)(3), 51.311(a) or (b), or 51.603(b), are at any time, in whole or in part, amended, replaced by other FCC Rules or orders, withdrawn, or declared to be void, the Parties shall revise the language of this definition to conform to the changed requirements of Applicable Law, provided that any revised definition of “Parity” shall apply equally to both BA and Sprint.

“Parties” means Sprint and BA.

“Party” means Sprint or BA.

“Principal Document” means this document, including, the title page, the Table of Contents, the Preface, the Recitals, Sections 1 through 57, the signature page, and Attachments 1 through 18.

“Providing Party” means a Party providing an Offered Service.

“Public Safety Answering Point” (“PSAP”) means, with regard to E911/911 Service provided by a Party, “Public Safety Answering

ATTACHMENT 11

Point” (“PSAP”) as described in the Tariffs of that Party related to E911/911 Service.

“Purchasing Party” means a Party purchasing an Offered Service.

“Rate Center” means the geographic point and corresponding geographic area which has been identified by a given Local Exchange Carrier as being associated with a particular NPA-NXX code which has been assigned to the Local Exchange Carrier for its provision of Telephone Exchange Service. The “Rate Center Area” is the exclusive geographic area which the Local Exchange Carrier has identified as the area within which the Local Exchange Carrier will provide Telephone Exchange Services bearing the particular NPA-NXX designation associated with the specific Rate Center. A “Rate Center Point” is a specific geographic point, identified by a specific V&H coordinate, located within the Rate Center Area, which is used to measure distance for the purpose of billing Customers for distance-sensitive Telephone Exchange Services and Telephone Toll Services.

“Resale Service” means: (a) a BA Resale Service; or (b) a Sprint Resale Service.

“SECAB” means the Small Exchange Carrier Access Billing document prepared by the Billing Committee of the OBF. The Small Exchange Carrier Access Billing document, published by Bellcore as Special Report SR OPT-001856, contains recommended guidelines for the billing of Exchange Access and other connectivity services.

“Sprint” has the meaning stated in the “Preface”.

“Sprint Customer” means a Customer of Sprint.

“Sprint Offered Services” means and includes:

(a)	Sprint Resale Services;

(b)	Support Functions, as set forth in Section 57;

(c)	Number Portability (including both Interim Number Portability and Number Portability), as set forth in Attachment 8;

ATTACHMENT 11

(d)	Interconnection, as set forth in Attachment 15; and

(e)	Any other services, products, facilities, arrangements, or information, that Sprint has agreed in the Principal Document to provide to BA.

“Sprint Resale Service” means any Telecommunications Service that Sprint provides at retail to subscribers who are not Telecommunications Carriers. Notwithstanding the foregoing, a “New Sprint Service” shall be deemed to be a “Sprint Resale Service” only to the extent Sprint is required by Applicable Law to provide such “New Sprint Service” to BA. For the purposes of this section “Sprint Resale Service”, a “New Sprint Service” is a Telecommunications Service that, on or after the Effective Date, Sprint provides at retail to subscribers who are not Telecommunications Carriers, but that, prior to the Effective Date, Sprint did not provide at retail to subscribers who are not Telecommunications Carriers. The term “Sprint Resale Service” does not include any Exchange Access Service provided by Sprint.

“State” means the State of New Jersey.

“Tariffs” means and includes:

          (a) a Party’s effective Federal and state tariffs, as amended by the Party from time-to-time; and

          (b) to the extent a Party’s Offered Services are not subject to the Party’s tariffs, any standard agreements and other documents, as amended by the Party from time-to-time, that set forth the generally available terms, conditions and prices, under which the Party offers such Offered Services.

“Technical Document” means any technical reference, technical publication, Sprint Practice, BA Practice, Bellcore Practice, publication of telecommunications industry administrative or technical standards, or other similar document, which is specifically incorporated into this Agreement.

“Telecommunications” means “Telecommunications” as defined in the Act.

ATTACHMENT 11

“Telecommunications Carrier” means “Telecommunications Carrier” as defined in the Act.

“Telecommunications Relay Service” means a service intended to permit communication by or with speech or hearing-impaired persons whereby: (a) (i) a speech or hearing-impaired person is able to type a message into a telephone instrument equipped with a keypad and message screen and have the message transmitted to a live operator, (ii) to have the operator read the message to a recipient, and (iii) to have the operator type the message recipient’s response into a telephone instrument equipped with a keypad and message screen and have the message transmitted to the speech or hearing-impaired person, or (b) (i) a caller is able to speak a message to a live operator and have the operator type the message into a telephone instrument equipped with a keypad and message screen and have the message transmitted to a similar instrument of a speech or hearing-impaired person, and (ii) have the operator read the speech or hearing-impaired person’s response to the caller.

“Telecommunications Service” means “Telecommunications Service” as defined in the Act.

“Telephone Exchange Service” means “Telephone Exchange Service” as defined in the Act.

“Termination Date Offered Service” means and includes: (a) any Offered Service being provided under this Agreement at the time of termination of this Agreement, that at the time of termination of this Agreement is subject to a Contract Period which is greater than one (1) month; and, (b) any Offered Service requested by a Purchasing Party under this Agreement in an Order accepted by the Providing Party prior to termination of this Agreement but not yet being provided at the time of termination of this Agreement, that is subject to an initial Contract Period which is greater than one (1) month.

“Transaction Capability Application Part” (“TCAP”) has the meaning stated in Bellcore GR-905-CORE, Issue 1, March 1995.

“Voluntary Federal Customer Financial Assistance Programs” mean Telecommunications Services provided to low-income subscribers, pursuant to requirements established by the Federal Communications Commission or the Commission.

ATTACHMENT 11

“Wire Center” means a building or portion of a building occupied by a Party which serves as a routing point for switched Exchange Access Service provided by the Party.

“Work Locations” means any real estate that either Party owns, leases, licenses or in which it holds easements or rights to use, or does use, in connection with this Agreement.

Attachment 12

PERFORMANCE REPORTS

1. Performance Reporting

1.1 BA shall supply to Sprint the Performance Monitoring Reports applicable to Sprint set forth in the Memorandum Opinion and Order in “In the Applications of NYNEX Corporation, Transferor, and Bell Atlantic Corporation, Transferee, For Consent to Transfer Control of NYNEX Corporation and Its Subsidiaries”, File No. NSD-L-96-10, Released August 14, 1997 (the “FCC Merger Order”) (as such FCC Merger Order may be amended, stayed, voided, repealed, or supplemented, from time to time), in accordance with the requirements of said FCC Merger Order.

1.2 Sprint agrees that the performance information included in these reports is confidential and proprietary to BA under Section 11 of this Agreement, and shall be used by Sprint solely for internal performance assessment purposes, for purposes of joint Sprint and BA assessments of service performance, and for reporting to the Board, the FCC, or courts of competent jurisdiction, under cover of an agreed-upon protective order. Sprint shall not otherwise disclose this information to third parties.

1.3 The question of what remedies or other action might be appropriate in any situation where Sprint believes, based on a statistically significant number of reports described above, that BA is not complying with any of the performance standards in the Agreement shall be resolved, in the first instance, through negotiations between the Parties and, failing successful negotiations, through the complaint processes of the Board, the FCC, or a court of competent jurisdiction. BA agrees to join Sprint in encouraging the Board to develop expedited procedures for the resolution of any performance-related complaints.

ATTACHMENT 13

BONA FIDE REQUEST

          1. BA shall promptly consider and analyze the submission of a Bona Fide Request that BA provide: (a) a method of Interconnection or access to a Network Element not otherwise provided hereunder at the time of such Bona Fide Request; (b) a method of Interconnection or access to a Network Element that is different in quality to that which BA provides to itself at the time of such Bona Fide Request, or (c) such other arrangement, service, or Network Element for which a BFR is required under this Agreement. Items (a), (b) and (c), above, may be referred to individually as a “BFR Item.” The Bona Fide Request process set forth herein does not apply to those services requested pursuant to Report & Order and Notice of Proposed Rulemaking 91-141 (rel. October 19, 1992), Paragraph 259 and Footnote 603 or subsequent orders.

          2. A Bona Fide Request shall be submitted in writing and shall include a technical description of each BFR Item. To the extent feasible, it shall also include a forecast of the desired number or volume of the BFR Item that is the subject of the Bona Fide Request, the locations where such BFR Items are desired, and the dates when they are desired.

          3. Sprint may cancel a Bona Fide Request at any time, but shall pay BA’s reasonable and demonstrable costs of processing, developing and implementing the Bona Fide Request up to the date of cancellation, and any wind-up costs resulting from the cancellation.

          4. Within fifteen (15) business days of its receipt of a Bona Fide Request, BA shall provide to Sprint a preliminary analysis of the BFR Item. The preliminary analysis shall respond in one of the following ways:

(a)

confirm that BA will offer the BFR Item and identify the date (no more than 90 days after date of this Step 4(a) preliminary analysis) when BA will deliver a firm price proposal, including service description, pricing and an estimated schedule for availability (“Bona Fide Request Price Proposal”);

(b)	provide a detailed explanation that such BFR Item is not technically feasible and/or that the BFR Item does not qualify as one that is required to be provided under the Act;

(c)	inform Sprint that BA must do laboratory testing to determine whether the BFR Item is technically feasible;

(d)	inform Sprint that BA must do field testing to determine whether the BFR Item is technically feasible;

ATTACHMENT 13

(e)

inform Sprint that it is necessary for the Parties to undertake a joint technical/operational field test in order to determine both technical feasibility and operational cost impacts of the BFR Item; or

(f)

request face-to-face meetings between technical representatives of both Parties to further explain the BFR Item. No later than five (5) business days following such meetings, BA will provide a preliminary analysis in one of the ways identified in Steps 4(a) through 4(e).

          5. Within ten (10) business days of receiving BA’s preliminary analysis from Step 4(c), 4(d) or 4(e), Sprint shall:

(a)

negotiate a mutually agreeable schedule for BA’s testing, a mutually agreeable date (no more than 90 days after the testing has shown the BFR Item is technically feasible) when BA will deliver a Bona Fide Request Price Proposal, and a mutually agreeable arrangement for sharing the testing costs, in the case of Step 4(c) or 4(d);

(b)

negotiate a mutually agreeable schedule for joint technical/operational field testing, a mutually agreeable date (no more than 90 days after the testing has shown the BFR Item is technically feasible) when BA will deliver a Bona Fide Request Price Proposal, and a mutually agreeable arrangement for sharing the testing costs, in the case of Step 4 (e); or

(c)	cancel the Bona Fide Request.

          6. Within ten (10) business days of receiving BA’s preliminary analysis from Step 4 (a), Sprint shall:

(a)	accept BA’s date to deliver a Bona Fide Request Price Proposal;

(b)	negotiate a different date for BA to deliver a Bona Fide Request Price Proposal; or

(c)	cancel the Bona Fide Request.

          7. Unless the Parties otherwise agree, a BFR Item must be priced in accordance with the pricing principles of the Act and any applicable FCC or Board rules, regulations, or orders.

          8. Within thirty (30) days of its receipt of the Bona Fide Request Price Proposal, Sprint must either confirm an order for such BFR Item pursuant to the Bona Fide Request Price Proposal or, if it believes such Bona Fide Request Price Proposal is inconsistent with the requirements of the Act, seek arbitration by the Board, including the use of any available expedited procedures, pursuant to Section 252 of the Act. If Sprint fails to confirm an order for such BFR Item within

ATTACHMENT 13

thirty days (30) days of its receipt of the Bona Fide Request Price Proposal or a Board Order finding that such Bona Fide Request Price Proposal is consistent with the requirements of the Act, BA may treat the Bona Fide Request as canceled by Sprint.

          9. If a Party to a Bona Fide Request believes that the other Party is not requesting, or negotiating, or processing the Bona Fide Request in good faith, or disputes a determination, or price or cost quote, or is failing to act in accordance with Section 251 of the Act, such Party may seek mediation or arbitration by the Board, including the use of any available expedited procedures, pursuant to Section 252 of the Act, after giving the other Party written notice at least ten (10) days in advance.

Attachment 14

TECHNICAL REFERENCES

Section 1. Technical References

1.1 The Parties agree that the BA technical references set forth in the Exhibit to this Attachment 14 (Technical Reference Schedule) provide the current technical specifications for the services offered by BA under this Agreement. BA reserves the right with reasonable notification to revise its technical references for any reason including, but not limited to, laws or regulations, conformity with updates and changes in standards promulgated by various agencies, utilization of advances in the state of technical arts, or the reflection of changes in the design of any facilities, equipment, techniques, or procedures described or referred to in the technical references. Notification of changes that are made to the underlying BA services will be made in conformance with the requirements of Section 251(c)(5) of the Act, and the FCC’s Rules and Regulations. The Parties acknowledge that the general technical references set forth below contain certain generally accepted industry guidelines for particular interface and performance parameters for telecommunications equipment used by LECs in the United States. Such accepted technical references may be used by LECs to specify suitable equipment and facilities components for use in their respective networks, to assure interoperability between components that collectively comprise such networks, and to specify the interface characteristics and typical end-to-end performance of certain services.

1.2 The Parties acknowledge that they and their vendors and suppliers derive guidance from such technical references, and make reasonable efforts to conform to them. Requests for specific performance, functionality, or capabilities not applied in a Party’s network shall be handled using the BFR process set forth in Attachment 13.

1.3 If one or more of the technical requirements set forth in this Attachment 14 are in conflict, the Parties shall reasonably agree on which requirement shall apply.

1.4 Technical references are listed in the Exhibit to this Attachment 14 (Technical Reference Schedule).

Attachment 14

EXHIBIT

TECHNICAL REFERENCE SCHEDULE

Bell Atlantic Technical References

TR72565, Issue 1, 1996, Bell Atlantic Technical Reference - Basic Unbundled Loop Services - Technical Specifications.

TR72570, Issue 1, 1996, Bell Atlantic Technical Reference - Analog Unbundled Loop Services with Customer Specified Signaling - Technical Specifications.

TR72575, Issue 1, 1996, Bell Atlantic Technical Reference - Digital Unbundled Loop Services - Technical Specifications.

TR72580, Issue 1, 1997, Bell Atlantic Technical Reference - Analog Unbundled Port Services - Technical Specifications.

TR72585, Issue 1, 1997, Bell Atlantic Technical Reference - Digital Unbundled Port Services - Technical Specifications.

BA905, Bell Atlantic Supplement Common Channel Signaling Network Interface Specification.

Local Loop

ANSI/IEEE 743-1995, Standard Methods and Equipment for Measuring the Transmission Characteristics of Analog Voice Frequency Circuits. ANSI T1.102-1993, American National Standard for Telecommunication - Digital Hierarchy - Electrical Interfaces.

ANSI T1.401-1993, American National Standard for Telecommunications - Interface Between Carriers and Customer Installations - Analog Voicegrade Switched Access Lines Using Loop-Start and Ground-Start Signaling.

ANSI T1.403-1995, Network to Customer Installation - DS1 Metallic Interface.

ANSI T1.405-1996, Network-to-Customer Installation Interfaces - Direct-Inward-Dialing Analog Voice Grade Switched Access Using Loop Reverse-Battery Signaling.

ANSI T1.601-1992, American National Standard for Telecommunications - ISDN - Basic Access Interface for Use on Metallic Loops for Application at the Network Side of NT, Layer 1 Specification.

Bellcore TR-NWT-000057, Functional Criteria for Digital Loop Carrier Systems, Issue 2, January 1993.

Attachment 14

Local Switching

Bellcore FR-64-LATA, LATA Switching Systems Generic Requirements (LSSGR), 1996 Edition, Issue 1, January 1996.

Bellcore TR-NWT-000008, Digital Interface Between the SLC®96 Digital Loop Carrier System and a Local Digital Switch, Issue 2, August 1987; and Revision 1, September 1993; and Bulletin 1, October 1994.

Bellcore GR-303-CORE, Integrated Digital Loop Carrier System Generic Requirements, Objectives, and Interface, Issue 1, September 1995; and Revision 2, December 1996.

Bellcore TR-NWT-000393, Generic Requirements for ISDN Basic Access Digital Subscriber Lines, Issue 2, January 1991.

Tandem Switching and Operator Services

Bellcore TR-TSY-000540, LSSGR: Tandem Supplement, Section 20, Issue 2, July 1987; and Revision 1, December 1988; and Revision 2, June 1990.

Bellcore GR-1149-CORE, OSSGR Section 10: System Interfaces, Issue 1, October 1995.

Bellcore GR-1158-CORE, OSSGR Section 22.3: Line Information Database, Issue 2, October 1995.

SS7

ANSI T1.110-1992, American National Standard Telecommunications - Signaling System Number 7 (SS7) - General Information.

ANSI T1.111-1992, American National Standard for Telecommunications - Signaling System Number 7 (SS7) - Message Transfer Part (MTP).

ANSI T1.111A-1994, American National Standard for Telecommunications - Signaling System Number 7 (SS7) - Message Transfer Part (MTP) Supplement.

ANSI T1.112-1992, American National Standard for Telecommunications - Signaling System Number 7 (SS7) - Signaling Connection Control Part (SCCP).

ANSI T1.113-1995, American National Standard for Telecommunications - Signaling System Number 7 (SS7) - Integrated Services Digital Network (ISDN) User Part.

ANSI T1.114-1992, American National Standard for Telecommunications - Signaling System Number 7 (SS7) - Transaction Capabilities Application Part (TCAP).

Attachment 14

ANSI T1.115-1990, American National Standard for Telecommunications - Signaling System Number 7 (SS7) - Monitoring and Measurements for Networks.

ANSI T1.116-1990, American National Standard for Telecommunications - Signaling System Number 7 (SS7) - Operations, Maintenance and Administration Part (OMAP).

ANSI T1.118-1992, American National Standard for Telecommunications - Signaling System Number 7 (SS7) - Intermediate Signaling Network Identification (ISNI).

Bellcore GR-246-CORE, Bell Communications Research Specification of Signaling System Number 7, Issue 1, December 1994; and Revision 1, December 1995; and Revision 2, December 1996.

Bellcore GR-317-CORE, Switching System generic requirements for Call Control Using the Integrated Services Digital Network User Part (ISDNUP), Bellcore, February, 1994

Bellcore GR-394-CORE, Switching System generic requirements for Interexchange Carrier Interconnection Using the Integrated Services Digital Network User Part (ISDNUP), Bellcore, February, 1994

Bellcore GR-905-CORE, Common Channel Signaling Network Interface Specification (CCSNIS) Supporting Network Interconnection, Message Transfer Part (MTP), and Integrated Services Digital Network User Part (ISDNUP), Issue 2, December 1996.

Bellcore GR-954-CORE, Common Channel Signaling Network Interface Specification (CCSNIS) Supporting Line Information Database (LIDB) Services, Issue 1, June 1994; and Revision 1, October 1995.

Bellcore GR-1428-CORE, Common Channel Signaling Network Interface Specification (CCSNIS) Supporting Toll-Free Service, Issue 2, May 1995.

Bellcore GR-1429-CORE, Common Channel Signaling Network Interface Specification (CCSNIS) Supporting Call Management Services, Issue 1, August 1994.

Bellcore GR-1432-CORE, CCS Network Interface Specification (CCSNIS) Supporting Signaling Connection Control Part (SCCP) and Transaction Capabilities Application Part (TCAP), March 1994.

Bellcore SR-TSV-002275, BOC Notes on the LEC Networks, Issue 2, April 1994.

AIN

Bellcore GR-1280-CORE, Advanced Intelligent Network (AIN) Service Control Point (SCP) Generic Requirements, Issue 1, August 1993.

Attachment 14

Bellcore TR-NWT-001284, Advanced Intelligent Network (AIN) 0.1 Switching System Generic Requirements, Issue 1, August 1992, and Bulletin 1, March 1993.

Bellcore GR-1298-CORE, AINGR: Switching System, Issue 3, July 1996, and Revision 1, November 1996.

Bellcore GR-1299-CORE, AINGR: Switch Service Control Point (SCP) Adjunct Interface, Issue 3, July 1996, and revision 1, November 1996.

Bellcore GR-2863-CORE, CCS Network Interface Specification Supporting Advanced Intelligent Network (AIN), Issue 2, December 1995.

Bellcore GR-2902-CORE, CCS Network Interface Specification (CCSNIS) Supporting Toll-Free Service Using AIN, Issue 1, May 1995.

Dedicated and Shared Transport

ANSI T1.101-1994, American National Standard for Telecommunications - Synchronization Interface Standard Performance and Availability.

ANSI T1.102-1993, American National Standard for Telecommunications - Digital Hierarchy - Electrical Interfaces.

ANSI T1.105-1995, American National Standard for Telecommunications - Synchronous Optical Network (SONET) - Basic Description including Multiplex Structure, Rates and Formats.

ANSI T1.105.01-1995, American National Standard for Telecommunications -Synchronous Optical Network (SONET) - Automatic Protection Switching.

ANSI T1.105.02-1995, American National Standard for Telecommunications -Synchronous Optical Network (SONET) - Payload Mappings.

ANSI T1.105.03-1994, American National Standard for Telecommunications -Synchronous Optical Network (SONET) - Jitter at Network Interfaces.

ANSI T1.105.03a-1995, American National Standard for Telecommunications -Synchronous Optical Network (SONET): Jitter at Network Interfaces - DS1 Supplement.

ANSI T1.105.04-1995, American National Standard for Telecommunications -Synchronous Optical Network (SONET) - Data Communication Channel Protocols and Architectures.

ANSI T1.105.05-1994, American National Standard for Telecommunications -Synchronous Optical Network (SONET) - Tandem Connection.

ANSI T1.105.06-1996, American National Standard for Telecommunications - Synchronous Optical Network (SONET) - Physical Layer Specifications.

Attachment 14

ANSI T1.106-1988, American National Standard for Telecommunications - Digital Hierarchy - Optical Interface Specifications (Single Mode).

ANSI T1.107-1988, American National Standard for Telecommunications - Digital Hierarchy - Formats Specifications.

ANSI T1.107a-1990, American National Standard for Telecommunications - Digital Hierarchy - Supplement to Formats Specifications (DS3 Format Applications).

ANSI T1.107b-1991, American National Standard for Telecommunications - Digital Hierarchy - Supplement to Formats Specifications.

ANSI T1.117-1991, American National Standard for Telecommunications - Digital Hierarchy - Optical Interface Specifications (SONET) (Single Mode - Short Reach).

ANSI T1.119-1994, American National Standard for Telecommunications - Synchronous Optical Network (SONET) - Operations, Administration, Maintenance, and Provisioning (OAM&P) Communications.

ANSI T1.119.01-1995, American National Standard for Telecommunications -Synchronous Optical Network (SONET) - Operations, Administration, Maintenance, and Provisioning (OAM&P) Communications Protection Switching Fragment.

ANSI T1.231-1993, American National Standard for Telecommunications - Digital Hierarchy - Layer 1 In-Service Digital Transmission performance monitoring.

ANSI T1.404-1994, Network-to-Customer Installation - DS3 Metallic Interface Specification.

Bellcore GR-253-CORE, Synchronous Optical Network (SONET): Common Generic Criteria, Issue 2, December 1995.

Bellcore GR-334-CORE, Switched Access Service: Transmission Parameter Limits and Interface Combinations, Issue 1, June 1994.

Bellcore GR-342-CORE, High-Capacity Digital Special Access Service-Transmission Parameter Limits and Interface Combinations, Issue 1, December 1995.

Bellcore GR-499-CORE, Transport Systems Generic Requirements (TSGR): Common Requirements, Issue 1, December 1995.

Bellcore TR-NWT-000776, Network Interface Description for ISDN-1 Customer Access, Issue 2, February 1993.

Bellcore GR-820-CORE, OTGR Section 5.1: Generic Transmission Surveillance, Issue 1, November 1994.

Network Interface Device

Bellcore GR-49-CORE, Generic Requirements for Outdoor Telephone Network Interface Devices, Issue 1, December 1994.

Bellcore TA-TSY-000120, Customer Premises or Network Ground Wire, Issue 1, March 1986.

Attachment 14

Bellcore TR-NWT-000239, Generic Requirements for Indoor Telephone Network Interfaces, Issue 2, December 1993.

Bellcore TR-NWT-000937, Generic Requirements for Building Entrance Terminals, Issue 1, January 1993.

Collocation

ANSI/NFPA-1996, National Electrical Code (NEC).

ANSI C2-1997, National Electrical Safety Code.

Bellcore GR-63-CORE, Network Equipment-Building System (NEBS) Requirements: Physical Protection, Issue 1, October 1995.

Bellcore TR-EOP-000151, Generic Requirements for 24-, 48-, 130- and 140- Volt Central Office Power Plant Rectifiers, Issue 1, May 1985.

Bellcore TR-NWT-000154, General Requirements for 24-, 48-, 130-, and 140- Volt Central Office Power Plant Control and Distribution Equipment, Issue 2, January 1992.

Bellcore TR-NWT-000295, Isolated Ground Planes: Definition and Application to Telephone Central Offices, Issue 2, July 1992.

Bellcore TR-NWT-000840, Supplier Support Generic Requirements (SSGR), (A Module of LSSGR, FR-NWT-000064), Issue 1, December 1991.

Bellcore GR-1089-CORE, Electromagnetic Compatibility and Electrical Safety - Generic Criteria for Network Telecommunications Equipment, Issue 1, November 1996.

Bellcore TR-NWT-001275 Central Office Environment Installations/Removal Generic Requirements, Issue 1, January 1993.

ATTACHMENT 15

NETWORK INTERCONNECTION

Section 1.	Local Interconnection Trunk Arrangement

Section 2.	Compensation Mechanisms

Section 3.	Signaling

Section 4.	Network Servicing

Section 5.	Network Management

Section 6.	Line Status Verification and Verification with Call Interruption

Section 7.	Usage Measurement

Section 8.	Responsibilities of the Parties

ATTACHMENT 15

NETWORK INTERCONNECTION

Section 1. Local Interconnection Trunk Arrangement

1.1 The Parties shall terminate Local Traffic and IntraLATA/InterLATA toll calls originating on each other’s networks as follows:

1.1.1 Initially, the Parties shall make available to each other two-way trunks, to be used one-way, for the reciprocal exchange of combined Local Traffic, non-equal access IntraLATA toll traffic, and local transit traffic to other ILECs. In future joint planning meetings, where mutually agreed, the Parties may combine these trunk groups on a single shared two-way trunk group.

1.1.2 At Sprint’s request, BA shall also provide a single trunk group provisioned to carry local, IntraLATA toll and InterLATA traffic, or separate trunk groups for IntraLATA (including local) and InterLATA traffic. At BA’s request, Sprint shall also provide a single trunk group provisioned to carry local, IntraLATA toll and InterLATA traffic, or separate trunk groups for IntraLATA (including local) and InterLATA traffic.

1.1.3 Where single trunk groups are used for mixed or combined switched traffic, the Parties will comply with Section 7 of this Attachment to determine appropriate levels of compensation under this Agreement.

1.1.4 The Parties shall make available to each other trunks to connect the originating Party’s switch to the appropriate E911 tandem of the other Party or to connect the originating Party’s switch to the appropriate 911 PSAP.

1.1.5 The Parties shall make available to each other trunks to connect the originating Party’s switch to the other Party’s operator service center for operator-assisted busy line verification/emergency line interrupt.

1.1.6 BA shall make available to Sprint trunks to connect Sprint’s switch to BA’s directory assistance center in instances where Sprint is purchasing BA’s directory assistance service.

ATTACHMENT 15

1.1.7 It is recognized by the Parties that there is no technical requirement to segregate local and toll traffic, provided that the classification of the traffic can reliably be identified by the Parties in accordance with the terms of Section 7 of this Attachment.

1.2 Interconnection Point

1.2.1 “Interconnection Point” or “IP” means the switching, wire center, or other similar network node at which each of BA and Sprint accept local interconnection traffic from the other Party. Depending on which carrier provisions the transport between their networks, or whether transport is jointly provisioned to a meet-point, the IP may also be the physical point that establishes the technical interface, the test point, and the operational responsibility hand-off between Sprint and BA for the local interconnection of their networks.

1.2.2 Sprint and BA shall each designate at least one reasonably located IP in each access tandem serving area in each of the LATAs in which Sprint originates Local Traffic and interconnects with BA. The BA IPs include any end office, for the delivery of traffic terminated to numbers served out of that end office, and any access tandem, for the delivery of traffic to numbers served out of any BA end office that subtends that access tandem. Unless otherwise mutually agreed, such as when the Parties support two-way traffic, Sprint will be responsible for engineering and maintaining its network on its side of the IPs and BA will be responsible for engineering and maintaining its network on its side of the IPs.

The Party delivering traffic to the other Party’s IP may do so, at the delivering Party’s option, by purchasing an entrance facility and transport (if applicable) to the IP, or (for delivery of traffic to BA IPs) by employing physical or virtual collocation, as applicable at the IP in question, or by combinations of the two, including combinations that employ the transport or collocation facilities of third parties. In addition, if and when the Parties choose to interconnect at a fiber optic mid-span meet, Sprint and BA will mutually agree on the technical, operational and compensation issues associated with each specific mid-span meet implemented, and jointly provision the fiber optic facilities that connect the two networks in accordance with such agreement.

1.2.2.1 Sprint may request specific additional, or different, points (and types) of interconnection, not included in this

ATTACHMENT 15

Agreement, through the Bona Fide Request process set forth in Attachment 13.

1.2.2.2 In response to a Party’s request, for any IP route, the other Party shall provide any information in its possession or control regarding the environmental conditions of those IPs whose location is within its possession or control. The Party controlling the IP route shall notify the requesting Party of any hazardous environmental conditions of the IP route, including the existence and condition of asbestos, lead paint, hazardous substance contamination, and the like. The Party controlling the IP route shall respond to any such request within ten (10) business days for manned sites and within no more than thirty (30) calendar days for unmanned sites.

1.2.2.3 The Party controlling an IP route shall allow the requesting Party to perform at reasonable hours, reasonable environmental site investigations, including, but not limited to, asbestos surveys, that the requesting Party deems to be necessary in support of its interconnection needs.

1.2.2.4 If interconnection is complicated by the presence of environmental contamination or hazardous materials, and an alternative route is available within the space controlled by the Party controlling an IP, then such Party shall make such alternative route available for the requesting Party’s consideration.

Section 2. Compensation Mechanisms

2.1 Interconnection Point (IP)

2.1.1 Each (originating) Party is responsible for bringing its traffic to the IP(s) on the terminating Party’s network that the originating Party has selected for the termination of the originating Party’s traffic.

2.2 Compensation for Local Traffic Transport and Termination

2.2.1 The IP determines the point at which the originating carrier shall pay the terminating carrier for the completion of Local Traffic. The following compensation elements shall apply:

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2.2.1.1 “Transport”, which includes the transmission and any necessary tandem switching of Local Traffic from the IP between the two carriers to the terminating carrier’s end-office switch that directly serves the called end-user.

2.2.1.2 “Termination”, which includes the switching of Local Traffic at the terminating carrier’s end office switch.

2.3 When a Sprint customer places a call to a BA customer, Sprint will hand off that call to BA at the IP on BA’s network. Conversely, when BA hands over Local Traffic to Sprint for Sprint to transport and terminate, BA must use an IP on Sprint’s network.

2.4 Either Party may designate as its means of delivering traffic to the other Party’s IPs any technically feasible methods, including, but not limited to, electronic or manual cross-connect points, collocations, entrance facilities or mutually agreed upon mid-span meets. The transport and termination charges for Local Traffic delivered to an IP shall be as follows:

2.4.1 When Local Traffic from Sprint is terminating on BA’s network through the BA access tandem IP, Sprint will pay BA transport charges from the Sprint network to the tandem for dedicated transport. Alternatively, Sprint may choose to collocate at the BA access tandem and pay applicable collocation and cross-connect charges. Sprint may also choose to purchase BA dedicated transport from Sprint’s network to a collocation site established by Sprint or a third party at the BA access tandem IP. Sprint shall also pay a charge for the tandem termination rate. The tandem termination rate includes tandem switching, common transport to the end office, and end office termination, and will be charged at the rate set forth in Attachment 1.

2.4.2 When Local Traffic from BA is terminating on Sprint’s network through the Sprint switch IP, BA shall pay Sprint transport charges from the BA network to the Sprint switch for dedicated transport. This transport charge shall not exceed BA’s equivalent charge for an entrance facility. Alternatively, at such time as Sprint allows or is required to allow any person to collocate at its switching facility, BA may choose to collocate at the Sprint switch and pay applicable collocation and cross-connect charges. BA may also choose to purchase Sprint dedicated transport from BA’s network to any such collocation site established by BA or a third Party at the Sprint switch IP. For BA Local Traffic terminating on Sprint’s

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network through the Sprint switch IP, compensation payable by BA shall be as provided in Attachment 1.

2.4.3 Either Party may choose to establish direct trunking to any given end office of the other Party to terminate calls to end users served by that particular end office switch. If Sprint leases trunks from BA, it shall pay charges for dedicated transport. For calls terminating from Sprint to subscribers served by these directly-trunked end offices, Sprint shall also pay for Local Traffic termination at the end office termination rate. For BA Local Traffic terminating to Sprint over the direct end office trunking, compensation payable by BA shall be as provided in Attachment 1.

Section 3. Signaling

3.1 Signaling protocol. The Parties will interconnect their networks using SS7 signaling as defined in Bellcore documents GR-905-CORE, Issue 1, March 1995, Bellcore Special Report SR-TSV-002275, BOC Notes on the LEC Networks-Signaling, Bellcore Generic Requirements GR-317, Issue 1, February 1994 and GR-394, Issue 1, February 1994, including ISDN User Part (“ISUP”) for trunk signaling and Transaction Capabilities Application Part (“TCAP”) for CCS-based features in the interconnection of their networks.

3.2 The Parties will provide CCS to each other in conjunction with all trunk groups supporting IntraLATA, local, transit, and toll traffic. CCS will not be provided in conjunction with trunk groups supporting Operator Services (Call Completion and Directory Assistance), 911, or where CCS has not been deployed by the originating carrier. The Parties will cooperate on the exchange of Transactional Capabilities Application Part (TCAP) messages to facilitate full inter-operability of CCS-based features between their respective networks, including all CLASS features and functions. All CCS signaling parameters will be provided, including automatic number identification (ANI), originating line information (OLI), calling party category, charge number, etc. For terminating FGD, BA will pass CPN if it receives CPN from FGD carriers. All privacy indicators will be honored. Where available, network signaling information such as Transit Network Selection (“TNS”) parameter (CCS platform) and CIC/OZZ information (non-CCS environment) will be provided by either Party wherever such information is needed for call routing or billing. Subject to Attachment 14 of this Agreement, the Parties will support OBF adopted guidelines pertaining to TNS and CIC/OZZ codes.

3.3 Refer to Section 12 of Attachment 2 of this Agreement for detailed terms of SS7 Network Interconnection.

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3.4 Standard interconnection facilities shall be Extended Super Frame (“ESF”) with B8ZS line code. Where ESF/B8ZS is not available, both Parties will agree to use other interconnection protocols on an interim basis until the standard ESF/B8ZS is available. For specific arrangements not deployed as ESF/B8ZS, BA will provide anticipated dates of ESF/B8ZS availability for these facilities.

3.4.1 Where Sprint is unwilling to utilize an alternate interconnection protocol, Sprint will provide BA with a request for 64 Kbps Clear Channel Capability (“64K CCC”) trunk quantities. Upon receipt of this request, the Parties will begin joint planning for the engineering, procurement, and installation of the segregated 64K CCC local interconnection trunk groups, and the associated B8ZS ESF facilities, for the sole purpose of transmitting 64K CCC data calls between Sprint and BA. If Sprint accepts BA’s proposal in response to the request, where additional equipment or network rearrangements are required, such equipment and rearrangements will be obtained, engineered, installed, and performed on the same basis and with the same intervals as any similar customer specific special construction jobs for IXCs, CLECs, or BA internal subscriber demand for 64K CCC trunks. Such equipment and rearrangements will be charged at mutually acceptable and negotiated rates, which may include applicable special construction charges. Should the foregoing process be inadequate, Sprint may invoke the Bona Fide Request process set forth in Attachment 13 of this Agreement. Where technically feasible and mutually agreed, these trunks will be established as two-way.

Section 4. Network Servicing

4.1 Trunk Forecasting

4.1.1 The Parties shall work toward the development of their forecasting responsibilities for traffic utilization over trunk groups. Orders for trunks that exceed forecasted quantities for forecasted locations will be accommodated as facilities and or equipment are available. The Parties shall make all reasonable efforts and cooperate in good faith to develop alternative solutions to accommodate orders when facilities are not available. Intercompany forecast information must be provided by Sprint to BA on a quarterly basis. The forecasts shall be treated as Confidential Information, pursuant to Section 11 of this Agreement, and shall include:

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4.1.1.1 Yearly forecasted trunk quantities to each of BA’s end offices and access tandem(s) affected by the exchange of traffic (which include measurements that reflect actual tandem and end office local interconnection and meet point trunks and tandem-subtending local interconnection end office equivalent trunk requirements for no more than two years (current plus one year)) by traffic type (local/toll, operator services, 911, etc.), Access Carrier Terminal Location (ACTL), interface type (e.g., DS1), and trunks in service each year (cumulative);

4.1.1.2 The use of A location/Z location Common Language Location Identifier (CLLI-MSG), which are described in Bellcore documents BR 795-100-100 and BR 795-400-100; and

4.1.1.3 Description of major network projects that affect the other Party. Major network projects include but are not limited to trunking or network rearrangements, shifts in anticipated traffic patterns, or other activities by either Party that are reflected by a significant increase or decrease in trunking demand for the following forecasting period.

4.1.2 The Parties shall meet to review and reconcile their forecasts if forecasts vary significantly.

4.1.2.1 Because each Party’s trunking requirements will, at least during an initial period, be dependent on the subscriber segments to whom Sprint decides to market its services, BA will be largely dependent on Sprint to provide accurate trunk forecasts for both inbound (from BA) and outbound (from Sprint) traffic. BA will, as an initial matter, and upon receipt of a forecast from Sprint, order a sufficient number of trunks from Sprint for Local Traffic and IntraLATA toll, to Sprint from BA, to handle the traffic forecast. Upon the establishment of any new set of trunks for traffic, each Party will monitor traffic for up to ninety (90) days, and will, as necessary, either augment trunks or disconnect trunks, based on the application of reasonable engineering criteria to the actual traffic volume experienced. If, after such 90-day period, either Party has determined that the trunks are not warranted by actual traffic volumes, then, it shall inform the other in writing. Thereafter, within ten (10) business days of receipt of the written notice, the Party receiving notice shall inform the other Party of whether it desires to keep in

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operation any unused trunk. Each Party may hold the other financially responsible for such trunks, installed at the insistence/request of the other Party, retroactive to the start of the 90-day period until such time as they are justified by actual traffic volumes, based on the application of reasonable engineering criteria.

4.1.3 Each Party shall provide a specified point of contact for planning, forecasting, and trunk servicing purposes.

4.1.4 Trunking can be established to tandems or end offices or a combination of both in accordance with the standards set forth in Section 1 of this Attachment 15. Trunking will be at the DS-0 level, DS-1 level, or higher, as mutually agreed in accordance with the standards set forth in Section 1 of this Attachment 15. Initial trunking will be established between the Sprint switching centers and BA’s access tandem(s). The Parties may use direct end office trunking for their traffic when deemed appropriate. Requests for direct end office trunking will not be unreasonably denied.

4.2 Grade Of Service

A blocking standard of one percent (.01) during the average busy hour, as defined by mutually agreed to reasonable engineering standards, for final trunk groups between Sprint and BA shall be maintained.

4.3 Trunk Servicing

4.3.1 Orders between the Parties to establish, add, change or disconnect trunks shall be processed by use of an Access Service Request (ASR), or another industry standard form eventually adopted to replace the ASR for local service ordering.

4.3.2 As discussed in this Agreement, both Parties will manage the capacity of their local interconnection trunk groups. BA will issue an ASR to Sprint to trigger changes BA desires to the BA Local interconnection trunk groups based on BA’s capacity assessment. Sprint will issue an ASR to BA to trigger changes Sprint desires to the Sprint local interconnection trunk groups based on Sprint’s capacity assessment.

4.3.3 The standard interval used for the provisioning of additions to local interconnection trunk groups shall be ten (10) business days, for orders of fewer than ninety-six (96) DS-0 trunks. Other orders

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shall be determined on an individual case basis. Where feasible, BA will expedite installation, upon Sprint’s request.

4.3.4 Orders that comprise a major project that directly impacts the other Party may be submitted at the same time, and their implementation shall be jointly planned and coordinated. Major projects are those that require the coordination and execution of multiple orders or related activities between and among BA and Sprint work groups, including, but not limited to, the initial establishment of local interconnection or meet point trunk groups and service in an area, facility grooming, or network rearrangements.

4.3.5 Sprint and BA agree to exchange escalation lists which reflect contact personnel including vice president-level officers. These lists shall include name, department, title, phone number, and fax number for each person. Sprint and BA agree to exchange an up-to-date list promptly following changes in personnel or information.

Section 5. Network Management

5.1 Protective Protocols

Either Party may use protective network traffic management controls such as 7-digit and 10-digit code gaps on traffic toward the other Party’s network, when required to protect the public switched network from congestion due to facility failures, switch congestion or failure, or focused overload. Sprint and BA will immediately notify each other of any protective control action planned or executed.

5.2 Expansive Protocols

Where the capability exists, originating or terminating traffic reroutes may be implemented by either Party to temporarily relieve network congestion due to facility failures or abnormal calling patterns. Reroutes will not be used to circumvent normal trunk servicing. Expansive controls will only be used when mutually agreed to by the Parties.

5.3 Mass Calling

Sprint and BA shall cooperate and share pre-planning information, where available, regarding cross-network call-ins expected to

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generate large or focused temporary increases in call volumes, to prevent or mitigate the impact of these events on the public switched network.

Section 6. Line Status Verification And Verification With Call Interruption

6.1 Each Party shall offer LSV and VCI services to enable its Customers to verify and/or interrupt calls of the receiving Party’s Customers. The receiving Party shall accept and respond to LSV and VCI requests from the operator bureau of the originating Party, provided that the originating Party has ordered the requisite underlying LSV/VCI service from the receiving Party.

6.2 The receiving Party operator shall only verify the status of the line (LSV) or interrupt the line (VCI) to inform the called party that there is a call waiting. The receiving Party operator will not complete the telephone call of the Customer initiating the LSV/VCI request. The receiving Party operator will only make one LSV/VCI attempt per Customer operator bureau telephone call, and the applicable charges apply whether or not the called party releases the line.

6.3 Each Party’s operator bureau shall accept LSV and VCI inquiries from the operator bureau of the other Party in order to allow transparent provision of LSV/VCI traffic between the Parties’ networks.

6.4 Each Party shall route LSV/VCI traffic inquiries over separate direct trunks (and not the local/IntraLATA/InterLATA trunks) established between the Parties’ respective operator bureaus. Each Party shall offer interconnection for LSV/VCI traffic at its operator services tandem office or other mutually agreed point in the LATA. Separate LSV/VCI trunks will be directed to the operator services tandem office designated by the receiving Party. The originating Party shall outpulse the appropriate NPA, ATC Code, and Routing Code (operator code) to the receiving Party.

6.5 Compensation: Each Party shall charge the other Party for LSV and VCI at rates specified in Attachment 1.

Section 7. Usage Measurement

7.1 Each Party shall calculate terminating interconnection minutes of use based on standard Automatic Message Accounting (“AMA”) recordings

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made within each Party’s network, these recordings being necessary for each Party to generate bills to the other Party.

7.2 Measurement of minutes of use over local interconnection trunk groups shall be in actual conversation seconds. The total conversation seconds over each individual local interconnection trunk group will be totaled for the entire monthly bill period and then rounded to the next whole minute.

7.3 For billing purposes and to the extent technically feasible, each Party shall pass calling party number (“CPN”) information on each call carried over the traffic exchange trunks at such time as the originating switch is equipped for SS7 and from all switches no later than December 31, 1998. If it is not technically feasible for a Party to pass CPN on each call carried over the traffic exchange trunks, such Party shall pass other number information that is associated with the same Rate Center as the CPN for the call. At such time as either Party has the ability, as the Party receiving the traffic, to use such CPN information to classify on an automated basis traffic delivered by the other Party as either Local Traffic or toll traffic, such receiving Party shall bill the originating Party the Local Traffic termination rates, intrastate exchange access rates, intrastate/interstate transit traffic rates, or interstate exchange access rates applicable to each minute of traffic for which CPN is passed, as provided in Attachment 1 and applicable Tariffs.

7.4 If, under the circumstances set forth in Section 7.3, the originating Party does not pass CPN on up to ten percent (10%) of calls, the receiving Party shall bill the originating Party the Local Traffic termination rates, intrastate exchange access rates, intrastate/interstate transit traffic rates, or interstate exchange access rates applicable to each minute of traffic, as provided in Attachment 1 and applicable tariffs, for which CPN is passed. For the remaining up to ten percent (10%) of calls without CPN information, the receiving Party shall bill the originating Party for such traffic at Local Traffic termination rates, intrastate exchange access rates, intrastate/interstate transit traffic rates, or interstate exchange access rates applicable to each minute of traffic, as provided in Attachment 1 and applicable Tariffs, in direct proportion to the minutes of use of calls passed with CPN.

7.5 If the originating Party fails to pass CPN on more than ten percent (10%) of calls, or if the receiving Party lacks the ability to use CPN information to classify on an automated basis traffic delivered by the other Party as either Local Traffic or toll traffic, and the originating Party desires to combine local and toll traffic on the same trunk group, it will supply an auditable Percent Local Usage (“PLU”) report quarterly, based on the

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previous three months’ traffic, and applicable to the following three months. If the originating Party also chooses to combine interstate and intrastate toll traffic on the same trunk group, it will supply an auditable Percent Interstate Use (“PIU”) report quarterly, based on the previous three months’ terminating traffic, and applicable to the following three months. In lieu of the foregoing PLU and/or PIU reports, the Parties may agree to provide and accept reasonable surrogate measures for an agreed-upon interim period.

Section 8. Responsibilities Of The Parties

8.1 BA and Sprint agree to treat each other nondiscriminatorily for all items included in this Attachment, or related to the support of items included in this Attachment.

8.2 Sprint and BA agree to exchange such reports and/or data as provided in Section 7 of this Attachment to facilitate the proper billing of traffic. Either Party may request an audit of such usage reports on no fewer than ten (10) business days’ written notice and any audit shall be accomplished during normal business hours at the office of the Party being audited. Such audit must be performed by a mutually agreed-to independent auditor paid for by the Party requesting the audit and may include review of the data described in Section 7 of this Attachment 15. Such audits may be requested within six months of having received the PLU factor and usage reports from the other Party.

8.3 Sprint and BA will review engineering requirements on a quarterly basis and establish forecasts for trunk and facilities utilization provided under this Agreement. BA and Sprint will work together to begin providing these forecasts within 30 days from the Effective Date of this Agreement. New trunk groups will be implemented as dictated by engineering requirements for either BA or Sprint.

8.4 Unless otherwise mutually agreed for specific facility arrangements, BA shall be solely responsible for control office functions for local interconnection trunks and trunk groups that BA orders from Sprint. In addition, BA shall be solely responsible for the overall coordination, installation, and maintenance responsibilities for the trunks and trunk groups that Sprint orders from BA. The Parties shall agree upon the assignment of control office, coordination, installation, and maintenance responsibilities for shared interconnection trunks and for mid-span meet trunks at such time as the Parties agree to install each such facility.

8.5 Sprint and BA shall:

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8.5.1 Provide trained personnel with adequate and compatible test equipment to work with each other’s technicians.

8.5.2 Notify each other when there is any change affecting the service requested, including the due date.

8.5.3 Coordinate and schedule testing activities of their own personnel, and others as applicable, to ensure its interconnection trunks/trunk groups are installed per the interconnection order, meet agreed-upon acceptance test requirements, and are placed in service by the due date.

8.5.4 Perform sectionalization to determine if a trouble is located in its facility or its portion of the interconnection trunks prior to referring the trouble to each other.

8.5.5 Advise each other’s control office if there is an equipment failure which may affect the interconnection trunks.

8.5.6 Provide each other with a trouble reporting/repair contact number that is readily accessible and available 24 hours/7 days a week. Any changes to this contact arrangement must be immediately provided to the other Party.

8.5.7 Provide to each other test-line numbers to enable testing of interconnection trunks.

8.5.8 Cooperatively plan and implement coordinated repair procedures for the meet point and local interconnection trunks and facilities to ensure trouble reports are resolved in a timely and appropriate manner.

Attachment 16

Bell Atlantic’s technician,

______________________________, was here on behalf of your local service provider:

❑	AT&T Communications of NJ
Contact No. (800) XXX-XXXX

❑	MCI Metro of NJ
Contact No. (800) XXX-XXXX

❑	Sprint Telecommunications of NJ
Contact No. (800) XXX-XXXX

❑	US Network of NJ
Contact No. (800) XXX-XXXX

❑	Other:

Contact No.

Date:

Time:

❑ All work was completed and your service is now working.

❑ All work is not yet complete:

❑	We need access to your property to complete repair/ installation work. Please call your local service provider and reschedule an appointment.

❑

We have checked your service to the entry of your home/business and cannot find any fault or trouble. Please check your phones, wire and equipment for proper operation. (see reverse side of card for instructions)

❑

We were able to determine that the trouble is the wire or equipment which belongs to you. We apologize we cannot make these repairs. Please check your wiring and equipment (see reverse side) or call your local service provider for additional instructions.

❑	To provide you with service we needed to place a temporary line on the ground.

Who is Responsible for Repairs?

You are responsible for the telephones and wiring inside your home/business. You may make repairs yourself or have someone else make the repairs.

Your local service provider is responsible for arranging repair of the outside wiring and has contracted with Bell Atlantic to make some or all of these repairs.

Diagnosing a Problem

Check all of your telephones and equipment to see if they work. If any telephone works, the trouble is more than likely the inside wire, jack, or in your other telephone/s.

If no telephone works, then you need to plug a working telephone into the Network Interface Device (NID). Some businesses and residence customers have a box installed just inside or outside the place where the telephone wires come into their homes or offices. Inside that box is the NID, which looks like a telephone jack.

The NID separates the telephone company’s wiring from yours. By plugging a working telephone into the NID, you can find out where the trouble is.

If the telephone works properly, the problem is in the inside wire,

Attachment 16

Permanent repairs will be completed in the near future and access to the home/business will not be necessary.

❑

We were unable to complete your repair/order today due to lack of facilities or equipment. Every effort will be made to resolve this problem as soon as possible. In the event you have questions or need assistance, please call your local service provider.

❑

Remarks:

________________________________________ __________

the jacks or in your other telephones or equipment. If the telephone doesn’t work, your local service provider is responsible for the problem. In this case, your local service provider should be contacted.

This test could save you the cost of a service call by preventing unnecessary dispatches of service technicians.

After checking your telephone and wire, if you still have questions, call your local service provider for additional assistance.

ATTACHMENT 17

Attachment 17 is Intentionally Omitted.

ATTACHMENT 18

SPRINT ACCESS TO BA POLES, DUCTS, CONDUITS AND RIGHTS-OF-WAY

1. Upon request by Sprint, to the extent required by Applicable Law, BA will afford Sprint access to the poles, ducts, conduits, and rights-of-way, of BA. Such access will be provided by BA to Sprint in accordance with Applicable Law and the terms, conditions and prices of a written agreement to be negotiated by BA and Sprint.